UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 16, 2007

DYNEGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29311	94-3248415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana, Suite 5800, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 507-6400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On August 1, 2007, Dynegy Holdings Inc. (“DHI”), a wholly-owned subsidiary of Dynegy Inc. (“Dynegy”), completed the sale of Altura Cogen, LLC (formerly CoGen Lyondell, Inc.) (“CoGen Lyondell”) to EnergyCo, LLC (“EnergyCo”), a joint venture between PNM Resources and a subsidiary of Cascade Investment, L.L.C., for approximately $470 million in cash. DHI reported CoGen Lyondell as a discontinued operation in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007.

In April 2007, Dynegy’s wholly-owned subsidiary, Dynegy Illinois Inc., contributed to DHI its interest in Dynegy New York Holdings Inc. (“New York Holdings”). This contribution was accounted for as a transaction between entities under common control in a manner similar to a pooling of interests whereby the assets and liabilities were transferred at historical cost. New York Holdings together with its wholly-owned subsidiaries, ExRes SHC, Inc. (“ExRes”), Sithe Energies, Inc. (“Sithe Energies”) and Sithe/Independence Power Partners, L.P. (“Independence”) holds the Sithe Assets, as further described in Note 3—Business Combinations and Acquisitions—Sithe Energies. As such, the assets and liabilities of New York Holdings were recorded by DHI as if the transaction occurred on January 31, 2005, the date ExRes was purchased by Dynegy Illinois from an unrelated third party.

This Current Report on Form 8-K was prepared to provide updated financial information and business discussion of DHI, which presents CoGen Lyondell as a discontinued operation and includes results from New York Holdings for all periods presented in its Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 19, 2007.

Except with respect to the presentation of the results of Calcasieu and CoGen Lyondell as discontinued operations and the contribution of New York Holdings, DHI has not otherwise updated its financial information or business discussion for activities or events occurring after the date this information was presented in its 2006 Form 10-K. You should read DHI’s Quarterly Report on Form 10-Q for the period ended June 30, 2007, filed on August 9, 2007, as well as the events described in the Company’s Current Reports on Form 8-K filed subsequent to March 19, 2007 for updated information.

Certain statements included in this Form 8-K are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, including any that relate to: operating performance and positioning for the future; market fundamentals; the development portfolio; participation in the consolidation of the electricity sector; and estimated or anticipated financial results. DHI cautions that actual future financial and operational results may vary materially from those expressed or implied in any forward-looking statements based on the significant number of variables involved including, but not limited to: the strength of regional markets; legal and regulatory changes and the costs of compliance; unscheduled outages; credit markets; ability to transport and maintain fuel inventories and many other factors.

More information about the risks and uncertainties relating to these forward-looking statements are found in DHI’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Report on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 and its Current Reports, which are available free of charge on the SEC’s web site at http://www.sec.gov. DHI expressly disclaims any obligation to update any forward-looking statements contained in this Current Report on Form 8-K to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

Only the following sections of our 2006 Form 10-K are being revised herein:

Item 6.	Selected Financial Data

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Item 8.	Financial Statements and Supplementary Data

Unaffected items have not been repeated in this Form 8-K. Unless the context indicates otherwise, throughout this Form 8-K, the terms “the Company”, “DHI”, “we”, “us”, “our”, and “ours” are used to refer to Dynegy Holdings Inc. The term “Dynegy” refers to DHI’s parent company Dynegy Inc. and its subsidiaries unless the context clearly indicates otherwise.

Cross-references that are included in the above items and that refer to information included on page numbers that are preceded by an “F” refer to the corresponding page included in this filing. Other cross-references are to pages in our 2006 Form 10-K.

i

Item 6.	Selected Financial Data

The selected financial information presented below was derived from, and is qualified by reference to, our Consolidated Financial Statements, including the notes thereto, contained elsewhere herein. The selected financial information should be read in conjunction with the Consolidated Financial Statements and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Dynegy Holdings’ Selected Financial Data

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(in millions)
Statement of Operations Data (1):
Revenues	$1,770	$2,017	$1,447	$1,303	$986
Depreciation and amortization expense	(217)	(208)	(210)	(235)	(172)
Goodwill impairment	—	—	—	—	(640)
Impairment and other charges	(119)	(40)	(24)	(4)	(170)
General and administrative expenses	(193)	(375)	(285)	(262)	(227)
Operating income (loss)	108	(733)	(202)	(412)	(1,184)
Interest expense and debt conversion expense	(579)	(383)	(332)	(332)	(131)
Income tax benefit	125	374	166	230	377
Net loss from continuing operations	(296)	(727)	(247)	(353)	(1,042)
Income (loss) from discontinued operations (3)	(12)	813	143	77	(50)
Cumulative effect of change in accounting principles	—	(5)	—	42	—
Net income (loss)	$(308)	$81	$(104)	$(234)	$(1,092)
Cash Flow Data:
Net cash provided by (used in) operating activities	$(205)	$(24)	$(160)	$760	$26
Net cash provided by (used in) investing activities	357	1,839	(211)	(423)	804
Net cash used in financing activities	(1,235)	$(734)	289	(652)	(282)
Capital expenditures, acquisitions and investments	(155)	(169)	(219)	(209)	(766)

	December 31,
	2006	2005	2004	2003	2002
	(in millions)
Balance Sheet Data (2):
Current assets	$1,921	$3,457	$2192	$2,460	$7,017
Current liabilities	1,258	2,212	1,773	1,982	6,469
Property and equipment, net	4,951	5,323	6,130	6,302	6,415
Total assets	8,229	10,580	10,129	10,264	16,492
Long-term debt (excluding current portion)	3,190	4,003	4,107	3,664	3,276
Notes payable and current portion of long-term debt	68	191	34	150	484
Subordinated debentures	—	—	—	—	200
Minority interest	—	—	106	121	146
Capital leases not already in long-term debt	6	—	—	—	—
Total equity	3,036	3,331	3,085	3,241	3,445

(1)	The Sithe Energies (January 31, 2005) and Northern Natural (February 1, 2002) acquisitions were accounted for in accordance with the purchase method of accounting and the results of operations attributable to the acquired businesses are included in our financial statements and operating statistics beginning on the acquisition’s effective date for accounting purposes.
(2)	The Sithe Energies and Northern Natural acquisitions were each accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the effective dates of each transaction. See note (1) above for respective effective dates.
(3)	Discontinued operations include the results of operations from the following businesses:

•	Northern Natural (sold third quarter 2002);

•	U.K. Storage—Hornsea facility (sold fourth quarter 2002) and Rough facility (sold fourth quarter 2002);

•	Global Liquids (sold fourth quarter 2002);

•	U.K. CRM (substantially liquidated in first quarter 2003);

•	DMSLP (sold fourth quarter 2005);

•	Calcasieu generating facility (entered into an agreement to sell first quarter 2007); and

•	CoGen Lyondell generating facility (sold third quarter 2007).

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read together with the audited consolidated financial statements and the notes thereto included in this report.

In April 2007, Dynegy contributed to us its interest in New York Holdings. This contribution was accounted for as a transaction between entities under common control in a manner similar to a pooling of interests whereby the assets and liabilities were transferred at historical cost. As such, the assets and liabilities of New York Holdings were recorded by us as if the transaction occurred on January 31, 2005. This Management’s Discussion and Analysis of Financial Condition and Results of Operations included herein reflects the contribution as though we had owned New York Holdings since January 31, 2005, the date ExRes was purchased from an unrelated third party.

OVERVIEW

We are a holding company and conduct substantially all of our business operations through our subsidiaries. Our current business operations are focused primarily on the power generation sector of the energy industry. We report the results of our power generation business as three separate segments in our consolidated financial statements: (1) the Midwest segment (GEN-MW); (2) the Northeast segment (GEN-NE); and (3) the South segment (GEN-SO). We also separately report the results of our CRM business, which primarily consists of the Kendall power tolling arrangement (excluding the Sithe toll, which is now in our GEN-NE segment and is an intercompany agreement) as well as our legacy natural gas, power and emission trading positions. Because of the diversity among their respective operations, we report the results of each business as a separate segment in our consolidated financial statements. Our consolidated financial results also reflect corporate-level expenses such as general and administrative and interest. As described below, our NGL business, which was conducted through DMSLP and its subsidiaries, was sold to Targa on October 31, 2005.

The following is a brief discussion of each of our power generation segments, including a list of key factors that have affected, and are expected to continue to affect, their respective earnings and cash flows. We also present a brief discussion of our CRM business, our corporate-level expenses and our discontinued businesses. This “Overview” section concludes with a discussion of our 2006 company highlights, our key objectives and our ongoing strategic outlook. Please note that this “Overview” section is merely a summary and should be read together with the remainder of this Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as our audited consolidated financial statements, including the notes thereto, and the other information included in this report.

Business Discussion

Power Generation Business

We generate earnings and cash flows in the three segments within our power generation business through sales of electric energy, capacity and ancillary services. Primary factors affecting our earnings and cash flows in the power generation business are the prices for power, natural gas and coal, which in turn are largely driven by supply and demand. As further discussed below, demand for power can vary regionally due to weather and general economic conditions, among other things. Power supplies similarly vary by region and are impacted significantly by available generating capacity, transmission capacity and federal and state regulation. We are also impacted by the relationship between prices for power and natural gas and prices for power and fuel oil, commonly referred to as the “spark spread”, which impacts the margin we earn on the electricity we generate. We believe that our significant coal-fired generating facilities partially mitigate our sensitivity to changes in the spark spread, in that our delivered cost of coal, particularly in the Midwest region, is relatively stable and positions us for potential increases in earnings and cash flows in an environment where both power and natural gas prices increase.

Other factors that have affected, and are expected to continue to impact, earnings and cash flows for this business include:

•	our ability to control capital expenditures, which primarily are limited to maintenance, safety, environmental and reliability projects, and to control other costs through disciplined management;

•	our ability to optimize our assets by maintaining a high in-market availability, reliable run-time and safe, efficient operations;

•	the cost of compliance with existing and future environmental requirements that are likely to be more stringent and more comprehensive; and

•	the evaluation of our generation portfolio for rationalization of non-strategic assets.

Please read Item 1A. Risk Factors beginning on page 18 of our 2006 Form 10-K for additional factors that could affect our future operating results, financial condition and cash flows.

In addition to these overarching factors, other factors have influenced, and are expected to continue to influence, earnings and cash flows for our three reportable segments within the power generation business.

Power Generation—Midwest Segment. Our assets in the Midwest include a coal-fired fleet and a natural gas-fired fleet. Although the primary factor affecting earnings and cash flows in GEN-MW, especially for the coal-fired fleet, is the market price of power, the following specific factors also affect or could affect the performance of this reportable segment:

•

Our ability to maintain sufficient coal inventories, which is dependant upon the continued performance of the railroads for deliveries of coal in a consistent and timely manner, impacts our ability to serve the critical winter and summer on-peak loads;

•	Any pursuit of the state of Illinois of legislation for a limitation of CO2 emissions that is more stringent than federal guidelines could impose additional costs on our facilities;

•	Political, legislative, judicial and/or regulatory actions over the next several months that could alter the Illinois auction results substantially;

•	A significant amount of cash will be utilized for capital expenditures required to comply with the Midwest consent decree for the next few years; and

•

Earnings and cash flows are primarily weather driven for our natural gas-fired fleet. A warm summer or cold winter increases demand for electricity, which in turn can increase run time of our peaking units and the demand for capacity and energy from these units.

Power Generation—Northeast Segment. Our assets in the Northeast include natural gas, fuel oil and coal-fired facilities. The following specific factors also impact or could impact the performance of this reportable segment:

•

Our ability to maintain sufficient coal and fuel oil inventories, including the continued deliveries of coal in a consistent and timely manner, impacts our ability to serve the critical winter and summer on-peak load;

•	State-driven programs aimed at capping mercury and CO2 emissions that are more stringent than federal guidelines could impose additional costs on our facilities; and

•	The outcome of administrative proceedings and litigation specific to water intake issues could materially impact operating costs at our New York facilities.

Power Generation—South Segment. Assets in our South segment are all natural gas-fired facilities. Our ERCOT facility is a baseload facility, and our other wholly-owned assets in the segment are peaking units. The following specific factors also impact or could impact the performance of this reportable segment:

•

For the peaking units, earnings and cash flows are primarily weather driven. A warm summer or cold winter increases the demand for electricity, which in turn can increase the run time of our peaking plants;

•	Our ability to enter into capacity agreements for our peaking units could impact future results;

•

Wholesale market design changes in ERCOT could impact our ability to sell the remainder of the energy and ancillary products of the CoGen Lyondell facility into the bilateral ERCOT markets or the daily ERCOT market. On August 1, 2007, we completed the sale of the CoGen Lyondell Power Generation Facility in Channelview, Texas, to EnergyCo, a joint venture between PNM Resources and a subsidiary of Cascade Investment, L.L.C., for approximately $470 million in cash; and

•	Our agreement dated January 31, 2007, to sell our interest in the Calcasieu power generation facility to Entergy. Subject to regulatory approval, the transaction is expected to close in early 2008.

Customer Risk Management

Our CRM segment is comprised largely of the Kendall power tolling arrangement (excluding the Sithe toll which is now in our GEN-NE segment and is an intercompany agreement, Dynegy has agreed to acquire the Kendall facility from the LS Entities, and upon the closing of that acquisition, the Kendall tolling arrangement will become an intercompany obligation under our GEN-MW segment. As a result, the accounting impact of the toll would be eliminated in our consolidated results. In addition, our CRM segment includes remaining natural gas, power and emission trading positions. We are actively pursuing opportunities to terminate, assign or renegotiate the terms of our remaining obligations under these agreements when circumstances are economically advantageous to us.

Regarding our legacy natural gas, power and emission trading positions, we have substantially reduced the size of our mark-to-market portfolio since October 2002, when we initiated our efforts to exit the CRM business. Our remaining natural gas transactions still require us to purchase natural gas for our customers; however, those cash requirements are partially offset by the proceeds received from financial contracts hedging a significant portion of the supply. Therefore, the profit and loss impacts of price movements are mitigated by these offsetting financial positions. All that remains of our power trading business, exclusive of our power tolling arrangement, is a minimal number of positions that will remain until 2010. Finally, we have a forward obligation to deliver SO2 emissions allowances through 2008. Our financial statements reflect the gain or loss on this obligation resulting from the price fluctuation in SO2 emissions allowances. This obligation will be satisfied by our current inventory of physical SO2 emissions allowances, and such inventory is valued at the lower of cost or market, in accordance with GAAP. Upon settlement of the forward obligation, we will recognize a gain to the extent that the delivery price is higher than the book value of our inventory. Upon delivery of the emissions allowances, we expect a positive cash flow as the third party makes payment for the emissions allowances. The inventory of emissions allowances that we use to fulfill our forward obligation is separate from the inventory and needs of our power generation business.

Other

Other and Eliminations includes corporate-level expenses such as general and administrative and interest. Significant items impacting future earnings and cash flows include:

•	interest expense, which reflects debt with a weighted-average rate of approximately 8%, and will continue to reflect our non-investment grade credit ratings;

•

general and administrative costs (G&A), with respect to which we have implemented a number of initiatives that have yielded savings, and which will be impacted by, among other things, (i) any future corporate-level litigation reserves or settlements; (ii) potential funding requirements under our pension plans; and (iii) increased G&A associated with additional resources required for the management and administration of assets acquired through the planned merger with the LS Entities; and

•	income taxes, which will be impacted by our ability to realize our significant deferred tax assets, including loss carryforwards.

Discontinued Business

Natural Gas Liquids. Our NGL business, which we sold to Targa in October 2005, was comprised of our natural gas gathering and processing assets and integrated downstream assets used to fractionate, store, terminal, transport, distribute and market natural gas liquids. NGL’s results are reflected in Discontinued Operations in our consolidated statements of operations.

Important Events

Pending LS Power Combination. On September 14, 2006, Dynegy entered into the Merger Agreement with the LS Entities, part of the LS Power Group, a privately held power plant investor, developer and manager, to combine a portion of the LS Entities’ operating generation portfolio with Dynegy’s generation assets, and for Dynegy to acquire a 50 percent ownership interest in a development company that is currently controlled by the LS Entities. The combined company (“New Dynegy”) will have nearly 20,000 MW of generating capacity. Upon completion of the Merger Agreement, which is subject to the affirmative vote of the holders of at least two-thirds of Dynegy’s Class A common stock and the satisfaction of other conditions, the combined company will own 28 operating power plants in 11 states (excludes the 351 MW Calcasieu generating facility, which we have agreed to sell to Entergy, and excludes the 614 MW CoGen Lyondell generating facility, which we sold on August 2, 2007) employing a balanced mix of fuel sources with baseload, intermediate, and peaking dispatch capabilities, enhanced cash flow-generating opportunities, and significant scale and scope in three key geographic regions. The expanded portfolio will also include a controlling interest in the Plum Point facility, a 665 MW coal-fired plant currently under construction in Arkansas. Additionally, the development joint venture (referred to herein as the development company) will provide Dynegy with a 50 percent ownership interest in an established growth vehicle. The LS Entities’ current development activities include nine projects totaling more than 7,600 MW in various stages of development and approximately 2,300 MW of repowering and/or expansion opportunities.

Under the terms of the Merger Agreement, at closing the LS Entities will receive 340 million shares of New Dynegy’s Class B common stock, $100 million in cash and $275 million aggregate principal amount of notes to be issued by New Dynegy. New Dynegy will also assume approximately $1.9 billion in net debt (debt less restricted cash and investments) from the LS Entities. Please read Note 3—Business Combinations and Acquisitions—LS Power on page F-16 for further discussion of the terms of the Merger Agreement as well as the proxy statement/prospectus of Dynegy Acquisition, Inc. filed with the SEC on February 13, 2007.

Illinois Resource Procurement Auction. As a result of the Illinois resource procurement auction, in September 2006, Dynegy Power Marketing Inc. (DPM) entered into two SFCs with subsidiaries of Ameren Corporation (the “Ameren Illinois Utilities”) to provide the Ameren Illinois Utilities with capacity, energy and related services.

Both of the SFCs are for services required by the Ameren Illinois Utilities to serve their residential and commercial electric customers starting January 1, 2007. The products to be provided by DPM under both SFCs include electric energy and certain ancillary and other services necessary to serve a full-requirements load. The first SFC extends through May 31, 2008 and is for 24 tranches of up to 50 MW per tranche. This amount translates to approximately 22.43% of the total Ameren Illinois Utilities’ relevant customers’ load during each hour of the contract period. The pricing for the first SFC is $64.77 per MW. The second SFC extends through May 31, 2009 and is for four tranches of up to 50 MW per tranche. This amount translates to approximately 3.74% of the total Ameren Illinois Utilities’ relevant customers’ load during each hour of the contract period. The pricing for the second SFC is $64.75 per MW. There is a possibility of political, legislative, judicial and/or regulatory actions over the next several months that could substantially affect the ability of the Ameren Illinois Utilities to honor their contractual commitments under the SFCs. We cannot predict the outcome of the ongoing actions, but an adverse result could negatively impact our financial position, results of operations and cash flows.

Liability Management. We initiated several transactions to reduce debt and other obligations as well as enhance our capital structure during 2006 and accomplished the following:

•	March 2006—we entered into a third amended and restated credit agreement.

•

April 2006—we completed a tender offer and consent solicitation in which we purchased $151 million of our $225 million outstanding Second Priority Senior Secured Floating Rate Notes due 2008 (the “2008 Notes”), substantially all of our $625 million 9.875% Second Priority Senior Secured Notes due 2010 and all $900 million of our 10.125% Second Priority Senior Secured Notes due 2013.

•	April 2006—we issued $750 million aggregate principal amount of our 8.375% Senior Unsecured Notes due 2016 in a private offering.

•	April 2006—we entered into a fourth amended and restated credit agreement.

•	May 2006—we entered into a $150 million Term Loan structured as a new tranche under the Fourth Amended and Restated Credit Facility.

•	July 2006—we redeemed all $74 million of our remaining 2008 Notes.

•	July 2006—we issued $297 million additional principal amount of our 8.375% Senior Unsecured Notes due 2016 in exchange for all of Dynegy’s $419 million of outstanding Independence subordinated debt.

•	November 2006—we repaid the $150 million Term Loan with proceeds from the sale of the Rockingham facility.

Please read Note 12—Debt beginning on page F-31 for further discussion.

Other. In addition to these events, we also accomplished the following:

•	March 2006—we completed the termination of the Sterlington long-term wholesale power-tolling contract with Ouachita Power LLC with a cash payment of approximately $370 million.

•

March 2006—we completed our acquisition of NRG’s 50% ownership interest in the entity that owns the Rocky Road power plant, a 330-megawatt natural gas-fired peaking facility near Chicago (of which Dynegy already owned 50%). In addition, we completed the sale to NRG of our 50% ownership interest in a joint venture between us and NRG that has ownership in power plants in southern California. As a result of these two transactions, we received net cash proceeds of approximately $165 million from NRG.

•	November 2006—we completed the sale of our Rockingham peaking facility to Duke Power for $194 million.

Key Objectives

First and foremost, we are focused on closing the Merger Agreement and related transactions with the LS Entities and integrating the two portfolios. If the transaction is consummated, we intend to use the combined company’s power generation facility base and development portfolio as a platform for future growth and to take advantage of market opportunities, including commodity price volatility and expected regional market recoveries, to enhance our financial performance. We believe the combined company will be positioned to participate in further industry consolidation opportunities and to capitalize on expected regional power market recoveries designed to improve the predictability and quality of our cash flows.

Our commercial objectives are focused on three elements:

•	Employing a business model and capital structure appropriate for a commodity cyclical business;

•

Maintaining a diverse portfolio of assets consisting of both low-cost plants and those that can provide reliability and other services to the markets both during peak-demand periods and as overall regional electric demand increases over time; and

•	Ensuring that all of our power generation facilities are ready to produce electricity when market demand and, therefore, market price, is highest.

More specifically, our business strategy includes the following:

Employ a Commodity Cyclical Business Model. We intend to optimize our assets by selling electricity and capacity into the spot and term markets when pricing is most attractive. This objective is best achieved through a diverse portfolio of assets commercialized through a combination of spot market sales and term contracts. While we do not have a prescribed allocation of volumes between spot and term market sales, we generally intend to rely on our low-cost coal facilities and term contractual sales arrangements to provide a base level of cash flow, while preserving financial exposure to market prices. We believe this strategy will allow us to benefit from both short-term and long-term market price increases. Consequently, our financial results will be sensitive to, and generally correlated with, commodity prices (especially natural gas prices, regional power prices and the “spread” between them).

We intend to maintain certain longer-term sales arrangements while retaining an ability to participate in near-term markets through both physical transactions and financial hedges, thereby creating a more stable portfolio that, while dependent on cyclical commodity markets, is also positioned to capture higher energy margins and improved capacity pricing.

Establish an Appropriate Capital Structure. We believe that the power industry is a commodity cyclical business with significant commodity price volatility and a considerable capital investment requirement. Thus, maximizing economic returns in this market environment requires a capital structure that can withstand power price volatility as well as a commercial strategy that captures the value associated with both short-term and long-term price trends. We intend to maintain a capital structure that is suitable for our commercial strategy and the commodity cyclical market in which we operate. Maintaining appropriate debt levels, maturities, and overall liquidity are key elements of this capital structure.

Consistent with these objectives, we and Dynegy are exploring a number of options to ensure an appropriate capital structure. Considerations include modifying our existing bank debt arrangements, including increasing our revolving credit facility, and increasing the capacity of existing letter of credit facilities to support future liquidity and collateral needs. As a result of our review and discussions with potential lenders, we may elect to pursue alternative capital structures, to be implemented in connection with the Merger Agreement with the LS Entities. Such alternative capital structures, if they are implemented, could affect our earnings and cash flows in 2007 and beyond.

Focus on Operational Excellence. We focus on improving our historically strong operating track record to achieve increased plant availability, higher dispatch and capacity factors, and improved cost controls. By managing fuel costs, minimizing plant outages and reducing corporate overhead, we aim to improve our ability to effectively capture revenue opportunities in the market place. Moreover, we are committed to operating our facilities in a safe, reliable and environmentally compliant manner.

Tightly Manage Costs and Expenditures. We manage costs and capital expenditures effectively. Likewise, our power generation facilities are managed to require a relatively predictable level of maintenance capital expenditures without compromising operational integrity. We believe these ongoing efforts should allow us to maintain focus on being a reliable, low-cost producer of power.

Position for Regional Market Recovery. We operate a balanced portfolio of generation assets that is diversified in terms of geography, fuel type and dispatch profile. As a result, we believe our substantial coal-fired, baseload fleet should continue to benefit from the impact of higher natural gas prices on power prices in the Midwest and Northeast, allowing it to capture greater margins. It is anticipated that, following the consummation of the Merger Agreement with the LS Entities, the combined cycle units should provide meaningful cash flows and should benefit from improved margins as demand increases in the Western and Northeast markets.

Please read Item 1A. Risk Factors beginning on page 18 of our 2006 Form 10-K for additional factors that could impact our future operating results, financial condition and cash flows.

LIQUIDITY AND CAPITAL RESOURCES

Overview

Our liquidity and capital requirements are primarily a function of our debt maturities and debt service requirements, collateral requirements, fixed capacity payments and contractual obligations, capital expenditures and working capital needs. Examples of working capital needs include prepayments or cash collateral associated with purchases of commodities, particularly natural gas, coal and fuel oil, facility maintenance costs and other costs such as payroll. Our liquidity and capital resources are primarily derived from cash flows from operations, cash on hand, borrowings under our financing agreements, proceeds from asset sales and proceeds from capital market transactions. Additionally, from time to time, we may borrow money from our parent.

Debt Obligations

During 2006, we continued our efforts to enhance our capital structure flexibility, reduce our outstanding debt and extend our maturity profile. Repayments of long-term debt totaled $1,912 million for the year ended December 31, 2006 and consisted of the following payments:

•	$900 million in aggregate principal amount on our 10.125% Second Priority Senior Secured Notes due 2013;

•	$614 million in aggregate principal amount on our 9.875% Second Priority Senior Secured Notes due 2010;

•	$225 million in aggregate principal amount on our 2008 Notes;

•	$150 million in aggregate principal amount on our Term Loan due 2012;

•	$23 million in aggregate principal amount on our 7.45% Senior Notes due 2006; and

•	$18 million in aggregate principal amount on our 8.50% secured bonds due 2007.

In addition to the above repayments, we issued $297 million principal amount of additional 8.375% Senior Unsecured Notes due 2016 in exchange for $419 million of outstanding Independence subordinated debt.

These repayments were partially offset by $1,071 million of proceeds from the following sources, net of approximately $29 million of debt issuance costs:

•	$750 million aggregate principal amount from a private offering of our 8.375% Senior Unsecured Notes due 2016;

•	$200 million letter of credit facility due 2012; and

•	$150 million term loan due 2012.

Following these transactions, our debt maturity profile as of December 31, 2006 includes $68 million in 2007, $44 million in 2008, $57 million in 2009, $73 million in 2010, $561 million in 2011 and approximately $2,455 million thereafter. Maturities for 2007 represent principal payments on the Independence Senior Notes and our 7.45% Senior Notes included in Notes payable and current portion of long-term debt on our consolidated balance sheets. Scheduled maturities of debt expected to be acquired in the Merger Agreement with the LS Entities are: $14 million in 2007, $14 million in 2008, $164 million in 2009, $16 million in 2010, $18 million in 2011 and approximately $2077 million thereafter. Please read Note 3—Business Combinations and Acquisitions—LS Power beginning on page F-16 for further discussion.

Summarized Debt and Other Obligations. The following table depicts our consolidated third party debt obligations, including our note payable to Dynegy at December 31, 2005 and the principal-like maturities associated with the DNE leveraged lease, and the extent to which they are secured as of December 31, 2006 and 2005:

	December 31, 2006	December 31, 2005
	(in millions)
First Secured Obligations (1)	$648	$885
Second Secured Obligations	11	1,750
Unsecured Obligations	3,375	2,466

Total Obligations	$4,034	$5,101

Less: DNE Lease Financing (2)	(801)	(785)
Other (3)	25	(122)

Total Notes Payable and Long-term Debt (4)	$3,258	$4,194

(1)	Please read Note 3—Business Combinations and Acquisitions—Sithe Energies beginning on page F-17 for further discussion of the Sithe Energies component of First Secured Obligations.
(2)	Represents present value of future lease payments discounted at 10%.
(3)	Consists of net discounts on debt of $25 million and net premiums on debt of $122 million at December 31, 2006 and 2005, respectively.
(4)	Does not include letters of credit.

Collateral Postings

We continue to use a significant portion of our capital resources, in the form of cash and letters of credit, to satisfy counterparty collateral demands. These counterparty collateral demands reflect our non-investment grade credit ratings and counterparties’ views of our financial condition and ability to satisfy our performance obligations, as well as commodity prices and other factors. We manage the level of our collateral postings by line of business, rather than by reportable segment. This is primarily because collateral postings are generally determined on a counterparty basis, and our counterparties conduct business across reportable segments. The following table summarizes our consolidated collateral postings to third parties by line of business at March 7, 2007, December 31, 2006 and December 31, 2005:

	March 7, 2007	December 31, 2006	December 31, 2005
	(in millions)
By Business:
Generation business	$167	$134	$280
Customer risk management business	47	54	91
Other	8	7	10

Total	$222	$195	$381

By Type:
Cash (1)	$37	$38	$122
Letters of credit	185	157	259

Total	$222	$195	$381

(1)	Cash collateral consists of either cash deposits to cover physical deliveries or liabilities on mark-to-market positions or prepayments for commodities or services that are in advance of normal payment terms.

The increase in collateral postings from December 31, 2006 to March 7, 2007 is primarily due to increased fuel purchases.

The decrease in collateral postings from December 31, 2005 to December 31, 2006 is primarily due to a return of collateral postings of approximately $146 million in our generation business and $37 million in our customer risk management business. This decrease is primarily a result of decreases in commodity prices since the end of 2005 as well as the expiration of certain hedging positions. In addition, the $44 million of collateral posted on behalf of West Coast Power was returned as a result of the sale of our 50% interest in West Coast Power to NRG, completed on March 31, 2006.

Going forward, we expect counterparties’ collateral demands to continue to reflect changes in commodity prices, including seasonal changes in weather-related demand, as well as their views of our creditworthiness. In addition, the contemplated merger with the LS Entities and the effect of the Illinois resource procurement auction will have a significant impact on our exposure to collateral demands. We believe that we have sufficient capital resources to satisfy counterparties’ collateral demands, including those for which no collateral is currently posted, for the foreseeable future. Over the longer term, we expect to achieve incremental collateral reductions associated with the completion of our exit from the customer risk management business.

Disclosure of Contractual Obligations and Contingent Financial Commitments

We incur contractual obligations and financial commitments in the normal course of our operations and financing activities. Contractual obligations include future cash payments required under existing contracts, such as debt and lease agreements. These obligations may result from both general financing activities and from commercial arrangements that are directly supported by related operating activities. Financial commitments represent contingent obligations, such as financial guarantees, that become payable only if specified events occur. Details on these obligations are set forth below.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2006. Cash obligations reflected are not discounted and do not include accretion or dividends.

	Payments Due by Period
	Total	2007	2008	2009	2010	2011	Thereafter
Long-term debt (including current portion)	$3,258	$68	$44	$57	$73	$561	$2,455
Interest payments on debt	2,019	283	260	253	248	205	770
Operating leases	1,474	138	164	163	117	133	759
Capital leases	16	2	2	2	2	2	6
Capacity payments	688	77	76	77	78	80	300
Conditional purchase obligations	114	12	11	11	12	13	55
Pension funding obligations	63	25	29	9	—	—	—
Other obligations	28	5	5	5	5	—	8

Total contractual obligations	$7,660	$610	$591	$577	$535	$994	$4,353

The table above does not include amounts of long-term debt or other contractual obligations that are expected to be assumed as a result of the proposed Merger Agreement with the LS Entities. Please read Note 3—Business Combinations and Acquisitions—LS Power beginning on page F-16 for further discussion.

Long-Term Debt (Including Current Portion). Total amounts of Long-term debt (including current portion) are included in the December 31, 2006 consolidated balance sheet. For additional explanation, please read Note 12—Debt beginning on page F-28.

Operating Leases. Operating leases includes the minimum lease payment obligations associated with our DNE leveraged lease. For additional information, please read “—Liquidity and Capital Resources—Off-Balance Sheet Arrangements—DNE Leveraged Lease” beginning on page 40 of our 2006 Form 10-K. Amounts also include minimum lease payment obligations associated with office and office equipment leases.

In addition, we are party to two charter party agreements relating to VLGCs previously utilized in our global liquids business. The aggregate minimum base commitments of the charter party agreements are approximately $14 million each year for the years 2007 through 2009, and approximately $51 million through lease expiration. The charter party rates payable under the two charter party agreements vary in accordance with market-based rates for similar shipping services. The $14 million and $51 million amounts set forth above are based on the minimum obligations set forth in the two charter party agreements. The primary terms of the charter party agreements expire August 2013 and August 2014, respectively. On January 1, 2003, in connection with the sale of our global liquids business, we sub-chartered both VLGCs to a wholly-owned subsidiary of Transammonia Inc. The terms of the sub-charters are identical to the terms of the original charter agreements. We continue to rely on the sub-charters with a subsidiary of Transammonia to satisfy the obligations of our two charter party agreements. To date, the subsidiary of Transammonia has complied with the terms of the sub-charter agreements.

Capital Leases. In January 2006, we entered into an obligation under a capital lease related to a coal loading facility which will be used in the transportation of coal to our Vermilion generating facility. Pursuant to our agreement with the lessor, we are obligated for minimum payments in the aggregate amount of $16 million over the remaining term of the lease.

Capacity Payments. Capacity payments include future payments aggregating $416 million under the Kendall power tolling arrangement, as further described in Item 1. Business—Segment Discussion—Customer Risk Management beginning on page 11 of our 2006 Form 10-K.

In November 2004, we entered into a “back-to-back” power purchase agreement under which a subsidiary of Constellation receives our rights to capacity and energy under the Kendall power tolling arrangement for a four-year term expiring in November 2008. Although we are still obligated under the Kendall toll, as of December 31, 2006, we will receive approximately $81 million in aggregate cash payments from Constellation to offset our fixed payment obligations under the Kendall toll through November 2008, which payment obligations are reflected in the table above. Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—Kendall on page F-18 for further discussion.

In addition, capacity payments include fixed obligations associated with transmission, transportation and storage arrangements totaling approximately $272 million.

Conditional Purchase Obligations. Amounts relate to our co-sourcing agreement with Accenture LLP for employee and infrastructure outsourcing. In early 2006, we amended the agreement to reduce our annual rate and to extend the term through 2016. We are obligated for minimum payments of approximately $114 million over the term of the agreement. This amended agreement may be cancelled at any time upon the payment of a termination fee not to exceed $1.7 million. This termination fee is in addition to amounts due for services provided through the termination date.

Pension Funding Obligations. Amounts include estimated defined benefit pension funding obligations for 2007 ($25 million), 2008 ($29 million) and 2009 ($9 million). Although we expect to continue to incur funding obligations subsequent to 2009, such amounts have not been included in this table because our estimates are imprecise.

Other Obligations. Other obligations include amounts related to a long-term coal agreement to assist in the delivery of coal to our Danskammer plant in Newburgh, New York. The agreement extends until 2010, and the minimum aggregate payments through expiration total approximately $10 million as of December 31, 2006. In addition, included in other obligations are payments associated with a capacity contract between Independence and Con Edison. The aggregate payments through the 2014 expiration are approximately $18 million as of December 31, 2006. Please read Note 3—Business Combinations and Acquisitions—Sithe Energies beginning on page F-17 for more information on this agreement.

Contingent Financial Obligations

The following table provides a summary of our contingent financial obligations as of December 31, 2006 on an undiscounted basis. These obligations represent contingent obligations that may require a payment of cash upon the occurrence of specified events.

	Expiration by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in millions)
Letters of Credit (1)	$157	$121	$36	$—	$—
Surety Bonds (2) (3)	21	21	—	—	—
Guarantees (4)	4	—	4	—	—
Kendall guarantee (4)	200	200	—	—	—

Total Financial Commitments	$382	$342	$40	$—	$—

(1)	Amounts include outstanding letters of credit.
(2)	Surety bonds are generally on a rolling 12-month basis. The $21 million of surety bonds were supported by collateral.
(3)	As part of the power purchase agreement with Constellation, under which Constellation effectively receives our rights to purchase approximately 570 MW of capacity and energy arising from our tolling contract with Kendall, we have guaranteed Constellation the receipt of $3.5 million in reactive power revenues over the four-year period of the power purchase agreement which ends November 2008. Our receipt of these reactive power revenues to offset this obligation is predicated on, among other things, filing a reactive power tariff with the FERC.
(4)

On September 14, 2006, certain of the LS Entities and Kendall Power LLC (“Kendall Power”), a newly formed wholly-owned subsidiary of Dynegy, entered into a Limited Liability Company Membership Interests and Stock Purchase Agreement (the “Kendall Agreement”) pursuant to which Kendall Power agreed to acquire all of the outstanding interests in LSP Kendall Holdings, LLC for $200 million in cash, as adjusted for certain changes in working capital. The closing of the Kendall Agreement will occur only if the closing of the Merger Agreement does not occur. Dynegy has agreed to guarantee certain of Kendall Power’s obligations under the Kendall Agreement. Please read Note 15—Commitments and Contingencies—Guarantees and Indemnifications—Kendall Guarantee on page F-44 for further discussion.

The table above does not include contingent financial obligations that are expected to be assumed as a result of the proposed Merger Agreement with the LS Entities.

Off-Balance Sheet Arrangements

DNE Leveraged Lease. In May 2001, we entered into an asset-backed sale-leaseback transaction to provide us with long-term financing for our acquisition of certain power generating facilities. In this transaction, which was structured as a sale-leaseback to minimize our operating cost of the facilities on an after-tax basis and to transfer ownership to the purchaser, we sold for approximately $920 million four of the six generating units comprising the facilities to Danskammer OL LLC and Roseton OL LLC, each of which was newly formed by an unrelated third party investor, and we concurrently agreed to lease them back from these entities, which we refer to as the owner lessors. The owner lessors used $138 million in equity funding from the unrelated third party investor to fund a portion of the purchase of the respective facilities. The remaining $800 million of the purchase price and the related transaction expenses was derived from proceeds obtained in a private offering of pass-through trust certificates issued by two of our subsidiaries, Dynegy Danskammer, L.L.C. and Dynegy Roseton, L.L.C., which serve as lessees of the applicable facilities. The pass-through trust certificate structure was employed, as it has been in similar financings historically executed in the airline and energy industries, to optimize the cost of financing the assets and to facilitate a capital markets offering of sufficient size to enable the purchase of the lessor notes from the owner lessors. The pass-through trust certificates were sold to qualified institutional buyers in a private offering and the proceeds were used to purchase debt instruments, referred to as lessor notes, from the owner lessors. The lease payments on the facilities support the principal and interest payments on the pass-through trust certificates, which are ultimately secured by a mortgage on the underlying facilities.

As of December 31, 2006, future lease payments are $108 million for 2007, $144 million for 2008, $141 million for 2009, $95 million for 2010, $112 million for 2011 and $179 million for 2012, with $533 million in the aggregate due from 2013 through lease expiration. The Roseton lease expires on February 8, 2035 and the Danskammer lease expires on May 8, 2031. We have no option to purchase the leased facilities at the end of their respective lease terms. We have guaranteed the lessees’ payment and performance obligations under their respective leases on a senior unsecured basis. At December 31, 2006, the present value (discounted at 10%) of future lease payments was $801 million.

The following table sets forth our lease expenses and lease payments relating to these facilities for the periods presented.

	2006	2005	2004
	(in millions)
Lease Expense	$50	$50	$50
Lease Payments (Cash Flows)	$60	$60	$60

If one or more of the leases were to be terminated because of an event of loss, because it had become illegal for the applicable lessee to comply with the lease or because a change in law had made the facility economically or technologically obsolete, we would be required to make a termination payment in an amount sufficient to redeem the pass-through trust certificates related to the unit or facility for which the lease was terminated at par plus accrued and unpaid interest. As of December 31, 2006, the termination payment at par would be approximately $1 billion for all of the DNE facilities, which exceeds the $920 million we received on the sale of the facilities. If a termination of this type were to occur with respect to all of the DNE facilities, it would be difficult for us to raise sufficient funds to make this termination payment. Alternatively, if one or more of the leases were to be terminated because we determine, for reasons other than as a result of a change in law, that it has become economically or technologically obsolete or that it is no longer useful to our business, we must redeem the related pass-through trust certificates at par plus a make-whole premium in an amount equal to the discounted present value of the principal and interest payments still owing on the certificates being redeemed less the unpaid principal amount of such certificates at the time of redemption. For this purpose, the discounted present value would be calculated using a discount rate equal to the yield-to-maturity on the most comparable U.S. Treasury security plus 50 basis points.

For further discussion of the accounting and required disclosure surrounding the subsidiaries that issued the pass-through certificates and purchased the notes from the owner lessors, please read Note 10—Unconsolidated Investments—Variable Interest Entities beginning on page F-29.

Capital Expenditures

We continue to tightly manage our operating costs and capital expenditures. We had approximately $155 million in capital expenditures during 2006. Our 2006 capital spending by reportable segment was as follows (in millions):

GEN-MW	$101
GEN-NE	22
GEN-SO	24
Other	8

Total	$155

Capital spending in our GEN-MW segment primarily consisted of maintenance capital projects, as well as approximately $2 million spent on development capital. Development capital spending primarily related to the conversion of our Vermilion facility to PRB coal. Capital spending in our GEN-NE and GEN-SO segments primarily consisted of maintenance and environmental projects.

We expect capital expenditures for 2007 to approximate $415 million, including the capital expenditures that may be associated with the LS Entities. This primarily includes maintenance capital projects, environmental projects and limited development projects. The capital budget is subject to revision as opportunities arise or circumstances change.

Our capital expenditures in 2007 and beyond will continue to be limited by negative covenants contained in our debt instruments. These covenants place specific dollar limitations on our ability to incur capital expenditures. Please read Note 12—Debt beginning on page F-31 for further discussion of these limitations. Our long term capital expenditures in the GEN-MW segment will also be significantly impacted by the DMG consent decree which obligates us to, among other things, install additional emission controls at our Baldwin and Havana plants which, based on ongoing engineering estimates, is expected to cost approximately $675 million from 2007 through 2012.

Financing Trigger Events

Our debt instruments and other financial obligations include provisions which, if not met, could require early payment, additional collateral support or similar actions. These trigger events include leverage ratios and other financial covenants, insolvency events, defaults on scheduled principal or interest payments, acceleration of other financial obligations and change of control provisions. We do not have any trigger events tied to specified credit ratings or stock price in our debt instruments and are not party to any contracts that require us to issue equity based on credit ratings or other trigger events.

Commitments and Contingencies

Please read Note 15—Commitments and Contingencies beginning on page F-40, which is incorporated herein by reference, for a discussion of our commitments and contingencies.

Internal Liquidity Sources

Our primary internal liquidity sources are cash flows from operations and cash on hand. Additionally, from time to time we may borrow money from our parent.

Current Liquidity. The following table summarizes our consolidated revolver capacity and liquidity position at March 7, 2007, December 31, 2006 and December 31, 2005:

	March 7, 2007		December 31, 2006		December 31, 2005
	(in millions)
Total revolver capacity	$470		$470		$—
Total additional letter of credit capacity	194		194		325	(1)
Outstanding letters of credit under credit facility	(185)		(157)		(259)

Unused credit facility capacity	479		507		66
Cash	227	(2)	243	(2)	1,326	(2)(3)

Total available liquidity	$706		$750		$1,392

(1)	On April 19, 2006, we entered into the Fourth Amended and Restated Credit facility which consists of (i) a $470 million revolving credit component and (ii) a $200 million letter of credit component. Please read Note 12—Debt—Fourth Amended and Restated Credit Facility beginning on page F-31 for further discussion of our amended credit facility. Our credit facility capacity is limited by, and will increase or decrease with changes in cash collateral on deposit.
(2)	The March 7, 2007, December 31, 2006 and December 31, 2005 amounts include approximately $40 million, $46 million, and $21 million, respectively, of cash that remains in the Europe and $11 million, $10 million and $19 million, respectively, of cash that remains in the Canada.
(3)	The December 31, 2005 amount includes approximately $13 million of cash held by our NGL business. Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Discontinued Operations—Natural Gas Liquids beginning on page F-18.

Cash Flows from Operations. We had operating cash outflows of $205 million for the year ended December 31, 2006. This consisted of $698 million in operating cash flows from our power generation business, reflecting positive earnings for the period and increases in working capital due to returns of cash collateral postings. These cash flows were offset by $903 million of cash outflows relating to our customer risk management business and corporate-level expenses. Please read “—Results of Operations—Operating Income” and “—Cash Flow Disclosures” for further discussion of factors impacting our operating cash flows for the periods presented.

Our future operating cash flows will vary based on a number of factors, many of which are beyond our control, including the price of natural gas and its correlation to power prices, the cost of coal and fuel oil and the value of ancillary services. Additionally, the availability of our plants during peak demand periods will be required to allow us to capture attractive market prices when available. Over the longer term, our operating cash flows also will be impacted by, among other things, our ability to tightly manage our operating costs, including maintenance costs. Our ability to achieve targeted cost savings in the face of industry-wide increases in labor and benefits costs, together with changes in commodity prices, will impact our future operating cash flows. Please read “—Results of Operations—2007 Outlook” beginning on page 30 for further discussion.

Cash on Hand. At March 7, 2007 and December 31, 2006, we had cash on hand of $227 million and $243 million, respectively, as compared to $1,326 million at the end of 2005. This decrease in cash on hand at March 7, 2007 and December 31, 2006 as compared to the end of 2005 is primarily attributable to cash used for debt repayments, litigation settlements and capital expenditures.

Revolver Capacity. On April 19, 2006, we entered into the Fourth Amended and Restated Credit Facility, replacing the former Third Amended and Restated Credit Facility with a $470 million revolving credit facility, thereby providing the return to us of $335 million plus accrued interest in cash collateral securing the former Third Amended and Restated Credit Facility. As of March 7, 2007, $185 million in letters of credit are outstanding but undrawn, and we have no revolving loan amounts drawn under the Fourth Amended and Restated Credit Facility. Please read Note 12—Debt—Fourth Amended and Restated Credit Facility beginning on page F-31 for further discussion of our amended credit facility.

External Liquidity Sources

Our primary external liquidity sources are proceeds from asset sales and other types of capital-raising transactions, including public or private equity issuances by Dynegy.

Asset Sale Proceeds. In March 2006, we completed our ownership exchange transactions with NRG which comprised our acquisition of NRG’s 50% ownership interest in the entity that owns the Rocky Road power plant (of which we already owned 50%), and the sale to NRG of our 50% ownership interest in the West Coast Power plant, a joint venture between us and NRG, which has ownership in power plants in southern California. As a result of the two transactions, we received cash proceeds of approximately $165 million, net of cash acquired, from NRG. Please read Note 3—Business Combinations and Acquisitions—Rocky Road on page F-16 for further discussion. Also, please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—West Coast Power on page F-17 for further discussion.

In November 2006, we completed our sale to Duke Energy Carolinas, LLC (a subsidiary of Duke Energy) (“Duke Power”) of our Rockingham facility, a peaking facility in North Carolina, which is included in our GEN-SO reportable segment, for $194 million in cash. A portion of the proceeds from the sale were used to repay our borrowings under the $150 million Term Loan, with the remaining proceeds used as an additional source of liquidity. Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—Rockingham on page F-18 for further discussion. Please read Note 12—Debt—Fourth Amended and Restated Credit Facility on page F-31 for further discussion of the Term Loan.

On January 31, 2007, we entered into an agreement to sell our interest in the Calcasieu power generation facility to Entergy for approximately $57 million. Subject to regulatory approval, the transaction is expected to close in early 2008. Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Discontinued Operations—Calcasieu on page F-20 for further discussion.

We are continuing to evaluate our generation fleet based primarily on geographic location, fuel supply, market structure and market recovery expectations. This evaluation will consider the combined portfolio of Dynegy and the LS Entities in anticipation of the pending transaction. Consistent with industry practice, we periodically consider divestitures of non-core generation assets where the balance of the factors described above suggests that such assets’ earnings potential is limited or that the value that can be captured through a divestiture outweighs the benefits of continuing to own and operate such assets. In conducting our current portfolio review, we are considering, among other things, divesting certain assets that (i) are primarily peaking in nature and generally operate in locations where market recovery is projected to occur much further in the future than in other regions in which we will have a significant asset position, or (ii) could present value propositions through potential dispositions not likely to be achieved through continued ownership and operation by us. As a result of this review, we are considering selling our 614 MW Cogen Lyondell generation facility, our 576 MW Bluegrass generation facility and our 539 MW Heard County generation facility. On August 1, 2007, we completed the sale of the CoGen Lyondell Power Generation Facility in Channelview, Texas, to EnergyCo, a joint venture between PNM Resources and a subsidiary of Cascade Investment, L.L.C., for approximately $470 million in cash. Moreover, dispositions of one or more other generation facilities could occur in 2007 or beyond. Were any such sale or disposition to be consummated, the disposition could result in accounting charges related to the affected asset(s), and our earnings and cash flows could be affected in 2007 and beyond.

Capital-Raising Transactions. As part of Dynegy’s ongoing efforts to maintain a capital structure that is closely aligned with the cash-generating potential of the consolidated enterprise’s asset-based business, which is subject to cyclical changes in commodity prices, Dynegy will continuously explore additional sources of external liquidity both in the near- and long-term. The timing of any transaction may be impacted by events, such as strategic growth opportunities, legal judgments or regulatory requirements, which could require us or Dynegy to pursue additional capital in the near-term. In particular, in connection with the pending transaction with the LS Entities, Dynegy will be evaluating various opportunities to provide additional liquidity and streamline the combined company’s capital structure.

These transactions may include capital markets transactions. The receptiveness of the capital markets to a public offering cannot be assured and may be negatively impacted by, among other things, Dynegy’s non-investment grade credit ratings, significant debt maturities, long-term business prospects and other factors beyond its control. Further, our and/or Dynegy’s ability to issue debt securities is limited by our and/or Dynegy’s financing agreements, including our Fourth Amended and Restated Credit Facility. Please read Note 12—Debt—Fourth Amended and Restated Credit Facility beginning on page F-31 for further discussion.

RESULTS OF OPERATIONS

Overview and Discussion of Comparability of Results. In this section, we discuss our results of operations, both on a consolidated basis and, where appropriate, by segment, for 2006, 2005 and 2004. At the end of this section, we have included our business outlook for each segment.

We report the results of our power generation business as three separate segments in our consolidated financial statements: (1) the Midwest segment (GEN-MW); (2) the Northeast segment (GEN-NE); and (3) the South segment (GEN-SO). We also separately report the results of our CRM business, which primarily consists of the Kendall tolling agreement, the remaining power tolling arrangement (excluding the Sithe toll which is now in our GEN-NE segment and is an intercompany agreement), as well as legacy natural gas, power and emissions trading positions. Because of the diversity among their respective operations, we report the results of each business as a separate segment in our consolidated financial statements. Our consolidated financial results also reflect corporate-level expenses such as general and administrative and interest. Beginning January 1, 2006, all direct general and administrative expenses are included in Other and Eliminations unless they are specifically identified with the respective segment. This change in allocation methodology is a result of our efforts to better align our corporate cost structure with a single line of business.

As described below, substantially all of our NGL business, which was conducted through DMSLP and its subsidiaries and comprised our NGL reportable segment, was sold to Targa on October 31, 2005.

Summary Financial Information. The following tables provide summary financial data regarding our consolidated and segmented results of operations for 2006, 2005 and 2004, respectively.

Year Ended December 31, 2006

	Power Generation
	GEN-MW	GEN - NE	GEN-SO	CRM	Other and Eliminations	Total
	(in millions)
Operating income (loss)	$208	$55	$(2)	$7	$(160)	$108
Losses from unconsolidated investments	—	—	(1)	—	—	(1)
Other items, net	2	9	1	4	35	51
Interest expense and debt conversion costs						(579)

Loss from continuing operations before taxes						(421)
Income tax benefit						125

Loss from continuing operations						(296)
Loss from discontinued operations, net of taxes						(12)

Net loss						$(308)

Year Ended December 31, 2005

	Power Generation
	GEN-MW	GEN - NE	GEN-SO	CRM	Other and Eliminations	Total
	(in millions)
Operating income (loss)	$199	$29	$(16)	$(647)	$(298)	$(733)
Earnings (losses) from unconsolidated investments	7	—	(7)	—	—	—
Other items, net	2	5	(1)	—	9	15
Interest expense						(383)

Loss from continuing operations before taxes						(1,101)
Income tax benefit						374

Loss from continuing operations						(727)
Income from discontinued operations, net of taxes						813
Cumulative effect of change in accounting principle, net of taxes						(5)

Net income						$81

Year Ended December 31, 2004

	Power Generation
	GEN-MW	GEN-NE	GEN-SO	CRM	Other and Eliminations	Total
	(in millions)
Operating income (loss)	$194	$21	$(19)	$(118)	$(280)	$(202)
Earnings from unconsolidated investments	5	—	111	—	—	116
Other items, net	—	—	—	(3)	8	5
Interest expense						(332)

Loss from continuing operations before taxes						(413)
Income tax benefit						166

Loss from continuing operations						(247)
Income from discontinued operations, net of taxes						143

Net loss						$(104)

The following table provides summary segmented operating statistics for 2006, 2005 and 2004, respectively:

	Year Ended December 31,
	2006	2005	2004
GEN-MW
Million Megawatt Hours Generated—Gross and Net	21.5	21.9	22.6
Average Actual On-Peak Market Power Prices ($/MWh) (1):
Cinergy (Cin Hub)	$52	$64	$43
Commonwealth Edison (NI Hub)	$52	$62	$42

GEN-NE
Million Megawatt Hours Generated—Gross and Net	4.4	8.3	6.0
Average Actual On-Peak Market Power Prices ($/MWh) (1):
New York—Zone G	$76	$92	$62
New York—Zone A	$59	$76	$53

GEN-SO
Million Megawatt Hours Generated—Gross	4.4	6.6	8.5
Million Megawatt Hours Generated—Net	3.7	5.0	6.7
Average Actual On-Peak Market Power Prices ($/MWh) (1):
Southern	$55	$71	$49
ERCOT	$63	$80	$51
SP-15	$62	$73	$55

Average natural gas price—Henry Hub ($/MMBtu) (2)	$6.74	$8.80	$5.85

(1)	Reflects the average of day-ahead quoted prices for the periods presented and does not necessarily reflect prices realized by the company.
(2)	Reflects the average of daily quoted prices for the periods presented and does not necessarily reflect prices realized by the company.

The following tables summarize significant items on a pre-tax basis, with the exception of the tax items, affecting net income (loss) for the periods presented.

	Year Ended December 31, 2006
	Power Generation
	GEN-MW	GEN-NE	GEN-SO	CRM	Other and Eliminations	Total
	(in millions)
Debt conversion costs	$—	$—	$—	$—	$(204)	$(204)
Asset impairments	(110)	—	(9)	—	—	(119)
Legal and settlement charges	—	—	—	(53)	—	(53)
Sithe subordinated debt exchange charge	—	(36)	—	—	—	(36)
Acceleration of financing costs	—	—	—	—	(34)	(34)
Taxes	—	—	—	—	(29)	(29)
Discontinued operations (1)	—	—	(53)	23	6	(24)

Total	$(110)	$(36)	$(62)	$(30)	$(261)	$(499)

(1)	Discontinued operations includes an impairment of $36 million associated with the Calcasieu natural gas-fired peaking facility.

	Year Ended December 31, 2005
	Power Generation
	GEN-MW	GEN-NE	GEN-SO	CRM	Other and Eliminations	Total
	(in millions)
Discontinued operations (1)	$—	$—	$(6)	$6	$1,250	$1,250
Sterlington toll settlement	—	—	—	(364)	—	(364)
Legal and settlement charges	—	—	—	(38)	(154)	(192)
Independence toll settlement charge	—	—	—	(169)	—	(169)
Asset impairment	(29)	—	—	—	—	(29)
Impairment of generation investments	—	—	(23)	—	—	(23)
Restructuring costs	—	—	—	—	(11)	(11)
Taxes	—	—	—	—	24	24

Total	$(29)	$—	$(29)	$(565)	$1,109	$486

(1)	Discontinued operations for NGL includes gain on sale of DMSLP of $1,087 million included in Other and Eliminations.

	Year Ended December 31, 2004
	Power Generation
	GEN-MW	GEN-NE	GEN-SO	CRM	Other and Elimination	Total
	(in millions)
Discontinued operations (1)	$—	$—	$(34)	$19	$254	$239
Kendall toll restructuring	—	—	—	(115)	—	(115)
Legal and settlement charges	(9)	—	2	(13)	(92)	(112)
Impairment of West Coast Power	—	—	(85)	—	—	(85)
Acceleration of financing costs	—	—	—	—	(14)	(14)
Gas transportation contracts	—	—	—	88	—	88
Gain on sale of Oyster Creek	—	—	15	—	—	15

Total	$(9)	$—	$(102)	$(21)	$148	$16

(1)	Discontinued operations for NGL includes pre-tax gains on sales of Indian Basin, Hackberry LNG and Sherman totaling $36 million, $17 million and $16 million, respectively included in Other and Eliminations.

Year Ended 2006 Compared to Year Ended 2005

Operating Income (Loss)

Operating income was $108 million for the year ended December 31, 2006, compared to an operating loss of $733 million for the year ended December 31, 2005.

Power Generation—Midwest Segment. Operating income for GEN-MW was $208 million for the year ended December 31, 2006, compared to $199 million for the year ended December 31, 2005. GEN-MW results for 2006 include a $110 million pre-tax impairment associated with our Bluegrass facility. GEN-MW results for 2005 include a $29 million pre-tax charge associated with the impairment of a natural gas turbine which was sold in 2006. GEN-MW results for the year ended December 31, 2005 also included general and administrative expenses of $34 million. Beginning in 2006, general and administrative expenses are reported in Other and Eliminations. Please read “Results of Operations—Year Ended 2006 Compared to Year Ended 2005—Operating Income (Loss)—Other” for a consolidated discussion of general and administrative expenses.

Results from our coal-fired generating units increased from $415 million for the year ended December 31, 2005 to $466 million for 2006. Average actual on-peak prices in the CinHub/Cinergy pricing region decreased from

$64 per MWh in the year ended December 31, 2005 to $52 per MWh for the year ended December 31, 2006. Generated volumes decreased from 21.9 million MWh in the year ended December 31, 2005 to 21.5 million MWh in the same period in 2006. Despite the decrease in market prices and the decrease in output, the increase in results was primarily driven by higher realized power prices. We realized higher power prices in the first quarter 2006 as we settled forward power sales. Additionally, results from our coal-fired generating units were negatively impacted by the AmerenIP contract during the second and third quarters of 2005, preventing us from recognizing the full benefit of market prices during the 2005 period. During certain peak periods in 2005, Ameren took higher volumes than we expected, resulting in a need to purchase power at market prices in order to satisfy our obligations for forward sales previously made to other third-parties. We did not experience a similar situation under the AmerenIP contract in 2006. This was offset by mark-to-market income of approximately $14 million for the year ended December 31, 2006, compared with mark-to-market income of $23 million for the year ended December 31, 2005. These transactions are primarily related to options and other financial transactions that economically hedged our generation assets but were not designated as cash flow hedges. The higher realized prices were also partially offset by higher operating costs due to the timing of scheduled maintenance.

Results for our natural gas-fired peaking facilities in GEN-MW improved by $13 million, increasing from $7 million for 2005 to $20 million for the same period in 2006. This improvement was the result of our acquisition of the remaining ownership interest in the Rocky Road facility and the related increase in capacity fees. This increase was partially offset by lower pricing and volumes. Additionally, our 2005 results included a $5 million charge associated with the write-down of spare parts inventory.

Depreciation expense increased from $157 million in 2005 to $168 million in 2006 as a result of our acquisition of the remaining ownership interest in the Rocky Road facility and capital projects placed into service in 2006. The capital projects were primarily related to the conversion of the Havana facility to burn PRB coal. Please read Note 5—Restructuring and Impairment Charges—Asset Impairments for further discussion.

Power Generation—Northeast Segment. Operating income for GEN-NE was $55 million for the year ended December 31, 2006, compared to $29 million for the year ended December 31, 2005. GEN-NE results for the year ended December 31, 2005 included general and administrative expenses of $22 million. Beginning in 2006, general and administrative expenses are reported in Other and Eliminations. Please read “Results of Operations—Year Ended 2006 Compared to Year Ended 2005—Operating Income (Loss)—Other” for a consolidated discussion of general and administrative expenses.

Results for our Roseton and Danskammer facilities decreased from $53 million in 2005 to $33 million in 2006 primarily as a result of lower prices and volumes. Average on-peak prices for Zone G, the market served by these two facilities, decreased from $92 per MWh in 2005 to $76 per MWh in 2006. Generated volumes decreased from 6.0 million MWh in 2005 compared to 2.7 million MWh in 2006. Compressed spark spreads for part of the year resulted in lower production of our Roseton facility, where volumes fell by 2.9 million MWH from 2005 to 2006. Additionally, the year ended December 31, 2006 included a fuel oil inventory write-down of approximately $6 million.

Independence contributed results of $46 million for the year ended December 31, 2006, compared with $18 million for the period from February through December 2005. Average on-peak prices for Zone A decreased from $76 per MWh in 2005 to $59 per MWh in 2006. Generated volumes decreased from 2.3 million MWh in 2005 to 1.7 million MWh in 2006. Although market prices and generated volumes from our Independence facility decreased year over year, we received a benefit from the realization of higher power prices in the first half of 2006, as we settled forward power sales. Results for 2006 also reflect the benefit of increased capacity payments in the merchant market.

Depreciation expense for GEN-NE increased from $21 million in 2005 to $24 million in 2006, as the result of acquiring the Independence facility in February 2005 as well as the result of capital projects placed into service in 2006.

Power Generation—South Segment. Operating loss for GEN-SO was $2 million for the year ended December 31, 2006, compared to an operating loss of $16 million for the year ended December 31, 2005. GEN-SO results for 2006 include a $9 million impairment of our Rockingham facility as a result of the sale of the facility.

Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—Rockingham for further discussion. GEN-SO results for the year ended December 31, 2005 also included general and administrative expenses of $11 million. Beginning in 2006, general and administrative expenses are reported in Other and Eliminations. Please read “Results of Operations—Year Ended 2006 Compared to Year Ended 2005—Operating Income (Loss)—Other” for a consolidated discussion of general and administrative expenses.

Results from our other South assets increased from $4 million in 2005 to $13 million in 2006, primarily as a result of increased volumes and pricing for our peaking facilities.

Depreciation expense was $8 million in 2006 compared to $11 million in 2005.

Customer Risk Management. Operating income was $7 million for 2006, compared to an operating loss of $647 million for 2005. CRM’s 2006 results reflect charges of approximately $53 million in legal reserves resulting from additional activities during the period that negatively affected management’s assessment of probable and estimable losses associated with the applicable proceedings and settlements. These charges were partially offset by mark-to-market income on our legacy coal, natural gas, emissions, and power positions. CRM’s 2005 results were impacted by the following items:

•	$364 million charge associated with the agreement to terminate our Sterlington tolling arrangement.

•

$169 million charge associated with the Sithe Energies acquisition. Prior to the acquisition, Independence held a power tolling contract and a natural gas supply agreement with our CRM segment. Upon completion of the purchase, these contracts became intercompany agreements under our GEN-NE segment, and were effectively eliminated on a consolidated basis, resulting in the $169 million charge upon completion of the acquisition.

•	$74 million net losses related to our legacy power positions, primarily fixed payments on our remaining power tolling arrangements in excess of realized margins on power generated and sold.

•

$38 million charge related to increased legal reserves. The increased legal reserves resulted from additional activities during the year that affected management’s assessment of the probable and estimable loss associated with the applicable proceedings.

•	$26 million net mark-to-market losses from our legacy natural gas and emissions positions.

These losses were partly offset by a $21 million gain related to the termination of a contract to sell emissions allowances.

Other. Other operating loss was $160 million for 2006, compared to $298 million for 2005. Results include approximately $140 million of general and administrative expenses, including costs related to our business segments, which prior to 2006 were included in the individual segments. Results for 2005 included general and administrative expenses of $327 million.

Consolidated general and administrative expenses decreased from $375 million for 2005 to $193 million for 2006. General and administrative expenses for 2005 included a $154 million charge associated with settlement of our and Dynegy’s shareholder class action litigation and other legal settlement charges totaling $38 million, while 2006 included $53 million in additional legal reserves. Additionally, compensation and benefits costs and professional and legal fees were lower in 2006 compared to 2005.

Earnings from Unconsolidated Investments

The $1 million loss reported from unconsolidated investments for 2006 was primarily related to the GEN-SO investment in Black Mountain. During 2006, we recorded equity earnings of $8 million related to our investment in Black Mountain offset by a $9 million impairment charge. This charge is the result of a decline in value of the investment related to the high cost of fuel in relation to a third party power purchase agreement through 2023 for 100% of the output of the facility. This agreement provides that Black Mountain (Nevada Cogeneration) will receive payments that decrease over time.

During 2005, we recorded equity earnings of $7 million related to our investment in Rocky Road. These earnings were offset by $7 million of losses related to our investments in Black Mountain and West Coast Power. Our investment in Black Mountain (Nevada Cogeneration) reported earnings of $5 million; however, these earnings were more than offset by a $13 million impairment charge. This charge is the result of a decline in value of the investment related to the high cost of fuel in relation to a third party power purchase agreement through 2023 for 100% of the output of the facility. This agreement provides that Black Mountain (Nevada Cogeneration) will receive payments that decrease over time. Additionally, in 2005 we recorded a $10 million impairment charge related to our investment in West Coast Power, related to the pending sale of our 50% interest in the investment to our partner, NRG. This charge almost completely offset the $11 million of 2005 earnings from the investment.

Other Items, Net

Other items, net totaled $51 million of income for 2006, compared to $15 million of income for 2005. The increase was primarily associated with higher interest income in 2006 resulting from higher cash balances and higher interest rates.

Interest Expense

Interest expense and debt conversion costs totaled $579 million for 2006, compared to $383 million for 2005. The increase was primarily due to debt conversion and acceleration of financing costs, as well as a $36 million charge associated with the Sithe Subordinated Debt exchange. These charges were partially offset by reductions due to lower principal amounts outstanding as a result of our liability management program. Please read Note 12—Debt beginning on F-31 for further discussion.

Income Tax Benefit

Our income tax benefit from continuing operations was $125 million in 2006, compared to an income tax benefit from continuing operations of $374 million in 2005. The 2006 effective tax rate was 30%, compared to 34% in 2005. The 2006 tax benefit included a $29 million expense related to various adjustments anticipated as a result of the Canadian authorities’ audit of prior year income tax returns. The 2005 tax benefit included a $14 million expense related to an increase in the valuation allowance associated with foreign NOLs. Excluding these items from the 2006 and 2005 calculations would result in effective tax rates of 37% and 35% in 2006 and 2005, respectively. In general, differences between these adjusted effective rates and the statutory rate of 35% result primarily from the effect of certain foreign and state income taxes and permanent differences attributable to book-tax basis differences. Please read Note 14—Income Taxes beginning on page F-35 for further discussion of our income taxes.

Discontinued Operations

Income (Loss) From Discontinued Operations Before Taxes. Discontinued operations include CoGen Lyondell and Calcasieu in our GEN-SO segment, DMSLP in our former NGL segment and our U.K. CRM business and our U.K. natural gas storage assets our CRM segment. The following summarizes the activity included in income from discontinued operations:

Year Ended December 31, 2006

	GEN-SO	CRM	NGL	Total
	(in millions)
Operating income (loss) included in income from discontinued operations	$(53)	$18	$6	$(29)
Other items, net included in income from discontinued operations	—	5	—	5

Loss from discontinued operations before taxes				(24)
Income tax benefit				12

Loss from discontinued operations				$(12)

Year Ended December 31, 2005

	GEN-SO	CRM	NGL	Total
	(in millions)
Operating income (loss) included in income from discontinued operations	$(6)	$—	$1,320	$1,314
Earnings from unconsolidated investments included in income from discontinued operations	—	—	5	5
Other items, net included in income from discontinued operations	—	6	(22)	(16)
Interest expense included in income from discontinued operations				(53)

Income from discontinued operations before taxes				1,250
Income tax expense				(437)

Income from discontinued operations				$813

As further discussed in Note 4—Dispositions, Contract Terminations and Discontinued Operations—Discontinued Operations—Natural Gas Liquids beginning on page F-18, on October 31, 2005, we completed the sale of DMSLP. As a result of the sale, and as required SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144), we have reclassified the operations related to DMSLP, which comprised of the remaining operations of our NGL segment, from continuing operations to discontinued operations.

In 2006, pre-tax loss from discontinued operations of $24 million ($12 million after-tax) included $14 million in pre-tax losses attributable to our CoGen Lyondell power generation facility, $6 million in pre-tax income attributable to NGL and a pre-tax gain of $21 million associated with a receivable previously reserved in our U.K. CRM business. Additionally, pre-tax loss from discontinued operations includes a $36 million impairment associated with the Calcasieu natural gas-fired peaking facility. Please read Note 5—Restructuring and Impairment Charges—Asset Impairments on page F-21 for further discussion. In 2005, pre-tax income from discontinued operations of $1,250 million ($813 million after-tax) included $1,250 million in pre-tax income attributable to NGL. Included in NGL’s 2005 pre-tax income is a pre-tax gain on the sale of DMSLP of $1,087 million and income attributable to ten months of operations.

In accordance with EITF Issue 87-24, “Allocation of Interest to Discontinued Operations” (EITF Issue 87-24), we have allocated interest expense to discontinued operations associated with debt instruments that were required to be paid upon the sale of DMSLP. Interest expense included in income from discontinued operations, which includes interest incurred on our former term loan and our former Generation facility debt, totaled zero and $53 million during 2006 and 2005, respectively.

Income Tax Benefit (Expense) From Discontinued Operations. We recorded an income tax benefit from discontinued operations of $12 million in 2006, compared to an income tax expense from discontinued operations of $437 million in 2005. The income tax expense in 2005 includes a $34 million benefit associated with reducing a valuation allowance related to our capital loss carryforward. We reduced the valuation allowance primarily as a result of capital gains expected to be recognized from our sale of DMSLP. For further information regarding the sale, please see Note 4— Dispositions, Contract Terminations and Discontinued Operations—Discontinued Operations—Natural Gas Liquids. The effective rates for 2006 and 2005, adjusting for the reduction of the valuation allowance in 2005, are 100% and 38%, respectively.

Cumulative Effect of Change in Accounting Principles

On December 31, 2005, we adopted FIN No. 47. In connection with its adoption, we realized a cumulative effect loss of approximately $5 million ($7 million pre-tax). For further information, please see Note 2— Summary of Significant Accounting Policies—Asset Retirement Obligations beginning on page F-8.

Year Ended 2005 Compared to Year Ended 2004

Operating Loss

Operating loss was $733 million for the year ended December 31, 2005, compared to $202 million for the year ended December 31, 2004.

Power Generation—Midwest Segment. Operating income for GEN-MW was $199 million for the year ended December 31, 2005, compared to $194 million for 2004.

Results from our coal-fired generating units increased from $392 million for the year ended December 31, 2004 to $415 million for 2005. Average on-peak prices in the NI Hub/Com Ed pricing region increased from $42 per MWh in 2004 to $62 per MWh for 2005. Additionally, volumes were up 3%, from 20.7 million MWh for 2004 to 21.3 million MWh. Despite the increases in volumes and price, results from our coal-fired generating units were negatively impacted by the AmerenIP contract, preventing us from recognizing the full benefit of the increase in market prices. Volumes sold pursuant to this contract with AmerenIP increased 25% in 2005 compared to 2004, resulting in a reduced supply of power available for sale at prevailing market prices in 2005. During certain peak periods, Ameren took higher volumes than we expected, resulting in a need to purchase power at market prices in order to satisfy our obligations. Volumes, excluding those sold under the AmerenIP contract, decreased by 1.7 million MWh from 2004 to 2005. Additionally, GEN-MW’s results for 2005 include $23 million of net mark-to-market income. As a result of increased power prices and overall power price volatility, we recognized $9 million of mark-to-market gains during 2005 associated with options sold during the period, and $8 million of mark-to-market gains associated with other financial transactions. Additionally, as of December 31, 2005, we recorded $5 million of income related to FTRs that were not designated as cash flow hedges. For the year ended December 31, 2004, our results included $16 million of mark-to-market losses, primarily related to options and other transactions that economically hedged our generation assets, and were not accounted for as cash flow hedges.

Results for our natural gas-fired peaking facilities in GEN-MW improved by $11 million, from a loss of $4 million for 2004 to earnings of $7 million for 2005. This improvement was a result of favorable power pricing, caused primarily by warm weather and generally higher fuel prices. These factors made it economical to produce substantially more power than our natural gas-fired facilities produced in 2004. However, our 2005 results also include a charge of $5 million related to the write-down of spare parts inventory.

General and administrative expense for GEN-MW decreased from $38 million in 2004 to $34 million in 2005 largely due to expenses associated with the DMG consent decree in 2004. Depreciation expense increased slightly, from $156 million in 2004 to $157 million in 2005. Improved 2005 results were partly offset by a $29 million charge associated with the impairment of a natural gas turbine, which was sold in 2006.

Power Generation—Northeast Segment. Operating income for GEN-NE was $29 million for the year ended December 31, 2005, compared to $21 million for the year ended December 31, 2004.

Results from our Roseton, Danskammer and Independence facilities were $71 million for 2005, compared with $44 million in 2004. Beginning in February 2005, GEN-NE’s results include earnings from the Independence facility. See Note 3—Business Combinations and Acquisitions—Sithe Energies beginning on page F-17 for further discussion of the acquisition of Independence. The addition of Independence and increased power prices were the primary driver of earnings in 2005. Average on-peak market prices increased from $62 per MWh in 2004 to $92 per MWh in 2005. Compressed spark spreads for part of the year resulted in lower production at our Roseton facility, where volumes fell by 0.5 million MWh from 2004 to 2005. However, during the times Roseton was running, spark spreads were higher than the previous year. Generated volumes at our Danskammer facility rose by 0.4 million MWh from 2004 to 2005. The benefit of increased spark spreads was partly offset by operating expense, which increased from $120 million in 2004 to $139 million in 2005, primarily as a result of the timing of maintenance projects, as well as an increase in labor costs. GEN-NE’s results included $12 million of mark-to-market losses and $17 million of mark-to-market gains in 2005 and 2004 respectively, related to financial transactions not designated as cash flow hedges.

General and administrative expense in GEN-NE increased from $13 million in 2004 to $22 million in 2005, primarily as a result of the addition of our Independence facility. Depreciation expense for GEN-NE increased from $10 million to $21 million, also as the result of the addition of the Independence facility.

Power Generation—South Segment. Operating loss for GEN-SO was $16 million for the year ended December 31, 2005, compared to a loss of $19 million for the year ended December 31, 2004.

General and administrative expense was $11 million in both 2004 and 2005. Depreciation expense was $10 million in 2004 and $11 million in 2005.

Customer Risk Management. Operating loss for the CRM segment was $647 million for 2005. Results for 2005 were impacted by the following items:

•	$364 million charge associated with the agreement to terminate our Sterlington tolling arrangement.

•

$169 million charge associated with the Sithe Energies acquisition. Prior to the acquisition, Independence held a power tolling contract and a natural gas supply agreement with our CRM segment. Upon completion of the purchase, these contracts became intercompany agreements under our GEN-NE segment, and were effectively eliminated on a consolidated basis, resulting in the $169 million charge upon completion of the acquisition.

•	$74 million net losses related to our legacy power positions, primarily fixed payments on our remaining power tolling arrangements in excess of realized margins on power generated and sold.

•	$26 million net mark-to-market loss from our legacy natural gas and emissions positions.

•

$38 million charge related to increased legal reserves. The increased legal reserves resulted from additional activities during the year that affected management’s assessment of the probable and estimable loss associated with the applicable proceedings.

These losses were partly offset by a $21 million gain related to the termination of a contract to sell emissions allowances.

Results for 2004 were impacted by the following items:

•	$88 million gain associated with the exit of four natural gas transportation agreements in support of our third party marketing business; offset by

•

$115 million charge associated with our entry into a “back-to-back” power purchase agreement with a subsidiary of Constellation in November 2004 to mitigate the effect of the Kendall tolling arrangement through November 2008.

CRM’s results for 2004 also reflect the impact of fixed payments on our remaining power tolling arrangements in excess of realized margins on power generated and sold and include $10 million in gains associated with the mark-to-market value of certain legacy natural gas contracts which had previously been accounted for on an accrual basis.

Other. Other operating loss was $298 million in 2005, compared to a loss of $280 million in 2004. Results for 2005 include a $154 million charge associated with the settlement of our and Dynegy’s shareholder class action litigation Results for 2005 also include an $11 million charge associated with our December 2005 restructuring. Results for 2004 include approximately $92 million of expenses related to legal and settlement charges. The legal charges resulted from additional activities during the period that affected management’s assessment of the probable and estimable loss associated with the applicable proceedings. In addition, 2005 results benefited from lower compensation, insurance and external consultant costs compared to the same period in 2004.

Earnings from Unconsolidated Investments

Total earnings from unconsolidated investments were zero for the year ended December 31, 2005, compared to $116 million for the year ended December 31, 2004.

Power Generation—Midwest Segment. Earnings from unconsolidated investments for GEN-MW were $7 million for the year ended December 31, 2005, compared to $5 million for the year ended December 31, 2004. Both periods included $7 million of earnings related to our Rocky Road investment, which we then owned jointly with NRG Energy. Additionally, 2004 earnings included an $8 million impairment related to the sale of our 50% interest in the Michigan Power generating facility, which, when netted against our earnings from the investment for 2004, resulted in a $2 million net loss.

Power Generation—South Segment. Losses from unconsolidated investments for GEN-SO were $7 million for 2005, compared with earnings of $111 million for 2004.

For 2005, our 50% interest in our investment in Black Mountain (Nevada Cogeneration) reported earnings of $5 million; however, these earnings were more than offset by a $13 million impairment charge. This charge is the result of a decline in value of the investment related to the high cost of fuel in relation to a third party power purchase agreement through 2023 for 100% of the output of the facility. This agreement provides that Black Mountain (Nevada Cogeneration) will receive payments that decrease over time. Additionally, in 2005 we recorded a $10 million impairment charge related to our investment in West Coast Power, related to the sale of our 50% interest in the investment to our partner, NRG. This charge almost completely offset the $11 million of 2005 earnings from the investment.

Our West Coast Power investment was the primary driver of equity earnings in this segment during 2004. Total earnings from the investment of $165 million in 2004 were partially offset by an impairment charge of $85 million triggered by the expiration of West Coast Power’s CDWR contract, resulting in net earnings of $80 million. Earnings for 2004 also include a gain of $15 million on the sale of our 50% interest in the Oyster Creek facility in Texas. In addition to the gain on sale, we reported $5 million of earnings from the Oyster Creek investment. In September 2004, we sold our 50% interest in the Hartwell facility, resulting in a gain of approximately $2 million. Our 2004 earnings from Hartwell, including this gain, were $4 million. Our 2004 earnings also included approximately $2 million from Commonwealth, which we sold in the fourth quarter 2004. Finally, our 2004 earnings included $5 million from our investment in Black Mountain (Nevada Cogeneration).

Other Items, Net

Other items, net totaled $15 million of income in 2005, compared to $5 million in 2004. The increase is primarily associated with higher interest income in 2005 due to higher cash balances and higher interest rates.

Interest Expense

Interest expense totaled $383 million in 2005, compared to $332 million in 2004. The increase is primarily attributable to interest expense associated with Sithe, which was acquired in early 2005.

Income Tax Benefit

We reported an income tax benefit from continuing operations of $374 million in 2005, compared to $166 million in 2004. The 2005 effective tax rate was 34%, compared to 40% in 2004. The 2005 tax benefit includes a $14 million expense primarily related to an increase in the valuation allowance associated with foreign NOLs. The 2004 tax benefit includes a $3 million benefit related to a reduction in a deferred tax capital losses valuation allowance associated with anticipated gains on asset sales. Excluding these items from the 2005 and 2004 calculations would result in effective tax rates of 35% in 2005 and 40% in 2004. In general, differences between these adjusted effective rates and the statutory rate of 35% result primarily from the effect of certain foreign and state income taxes and permanent differences attributable to book-tax basis differences. Please read Note 14—Income Taxes beginning on page F-35 for further discussion of our income taxes.

Discontinued Operations

Income From Discontinued Operations Before Taxes. Discontinued operations include CoGen Lyondell and Calcasieu in our GEN-SO segment, our global liquids business and DMSLP in our former NGL segment and our U.K. CRM business and U.K. natural gas storage assets in our CRM segment. The following summarizes the activity included in income from discontinued operations:

Year Ended December 31, 2005

	GEN-SO	CRM	NGL	Total
	(in millions)
Operating income (loss) included in income from discontinued operations	$(6)	$—	$1,320	$1,314
Earnings from unconsolidated investments included in income from discontinued operations	—	—	5	5
Other items, net included in income from discontinued operations	—	6	(22)	(16)
Interest expense included in income from discontinued operations				(53)

Income from discontinued operations before taxes				1,250
Income tax expense				(437)

Income from discontinued operations				$813

Year Ended December 31, 2004

	GEN-SO	CRM	NGL	Total
	(in millions)
Operating income (loss) included in income from discontinued operations	$(34)	$1	$293	$260
Earnings from unconsolidated investments included in income from discontinued operations	—	—	10	10
Other items, net included in income from discontinued operations	—	18	(22)	(4)
Interest expense included in income from discontinued operations				(27)

Income from discontinued operations before taxes				239
Income tax expense				(96)

Income from discontinued operations				$143

As further discussed in Note 4—Dispositions, Contract Terminations and Discontinued Operations—Discontinued Operations—Natural Gas Liquids beginning on page F-18, on October 31, 2005, we completed the sale of DMSLP. As a result of the sale, and as required by SFAS No. 144, we have reclassified the operations related to DMSLP, which comprised of the remaining operations of our NGL segment, from continuing operations to discontinued operations.

In 2005, pre-tax income from discontinued operations of $1,250 million ($813 million after-tax) included $1,250 million in pre-tax income attributable to NGL. Included in NGL’s 2005 pre-tax income was a pre-tax gain on the sale of DMSLP of $1,087 million and income attributable to ten months of operations. In 2004, pre-tax income from discontinued operations of $239 million ($143 million after-tax) included $254 million in pre-tax income attributable to NGL and $34 million of pre-tax losses from CoGen Lyondell. NGL’s pre-tax income in 2004 included income attributable to twelve months of operations, as well as pre-tax gains of $17 million, $16 million and $36 million, respectively, from our Hackberry LNG, Sherman processing plant and Indian Basin sales, offset by an impairment of $5 million for our Puckett natural gas treating plant and gathering system due to rapidly depleting reserves associated with that facility.

In accordance with EITF Issue 87-24, we have allocated interest expense to discontinued operations associated with debt instruments that were required to be paid upon the sale of DMSLP. Interest expense included in income from discontinued operations, which includes interest incurred on our term loan scheduled to mature in 2010 and our Generation facility debt scheduled to mature in 2007, totaled $53 million and $27 million for 2005 and 2004, respectively.

Income Tax Expense From Discontinued Operations. We recorded an income tax expense from discontinued operations of $437 million in 2005, compared to an income tax expense from discontinued operations of $96 million in 2004. These amounts reflect effective rates of 35% and 40%, respectively. The income tax expense in 2005 includes a $34 million benefit associated with reducing a valuation allowance related to our capital loss carryforward. We reduced the valuation allowance primarily as a result of capital gains recognized from our sale of DMSLP. For further information regarding the sale, please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Discontinued Operations—Natural Gas Liquids beginning on page F-18. The income tax expense in 2004 includes $20 million in tax expenses related to the conclusion of prior year tax audits. Excluding these items, the 2005 and 2004 effective tax rates would be 38% and 32%, respectively. In general, differences between these effective rates and the statutory rate of 35% result primarily from the effect of certain foreign and state income taxes and permanent differences attributable to book-tax differences.

Cumulative Effect of Change in Accounting Principle

On December 31, 2005, we adopted FIN No. 47. In connection with its adoption, we realized a cumulative effect loss of approximately $5 million ($7 million pre-tax). For further information, please see Note 2—Summary of Significant Accounting Policies—Asset Retirement Obligations beginning on page F-8.

2007 Outlook

Our current portfolio consists primarily of baseload coal assets in GEN-MW and GEN-NE and natural gas-fired peaking assets throughout GEN-MW and GEN-SO. In addition to the volumes committed under the contracts resulting from the Illinois resource procurement auction and power and steam delivery commitments from our Independence and ERCOT facilities, the output from our facilities is available for other forward sales opportunities to capture attractive market prices. To the extent that we choose not to enter into forward sales, the gross margin from our assets is a function of price movements in the coal, natural gas, fuel oil and power commodity markets. The only intermediate (combined cycle) asset in our current portfolio is the ERCOT natural gas-fired facility.

In September 2006, Dynegy and the LS Entities announced an agreement to, among other things, combine a portion of the LS Entities’ operating generation portfolio with Dynegy’s current operating assets into a diversified operating portfolio. The combination, which requires receipt of the required vote of Dynegy’s shareholders and the satisfaction of other conditions, will yield a more robust and diverse portfolio than either entity possesses currently. The LS Entities’ portfolio consists primarily of natural gas-fired intermediate (combined cycle) assets with a significant portion of the output committed under multi-year power purchase agreements or hedged through financial agreements. The LS Entities’ portfolio includes significant generating capacity located in the WECC NERC region, a region that is expected to continue to experience demand growth but in which we currently own no significant generating assets. The combination will result in a more balanced portfolio geographically and in terms of fuel type and dispatch characteristics.

The following summarizes our outlook for our current power generation business and our customer risk management business.

Power Generation Business. Generally, we expect that future financial results will continue to reflect sensitivity to fuel and emissions commodity prices, market structure and prices for electric energy, ancillary services and capacity, transportation and transmission logistics, weather conditions and in-market asset availability (“IMA”). Our commercial team actively manages commodity price risk associated with our unsold power production by entering into forward sales in the prompt one to three months. Decisions regarding longer term forward sales opportunities to capture attractive market prices are made by the executive management team. To the extent we do not choose to forward sell energy from our generation fleet, changes in commodity prices will affect our earnings based on the direction and significance of the commodity price movement.

GEN- MW. We expect our results to continue to be impacted by power prices, fuel prices, fuel availability and unit availability.

In 2007, GEN-MW results will be affected by the delivery obligations resulting from our participation in the Illinois resource procurement auction. We participated in the Illinois resource procurement auction in September 2006 and were awarded contracts for delivery of up to 1,200 MW into the Ameren portion of the auction for the time period from January 1, 2007 through May 31, 2008 and up to an additional 200 MW for the time period from January 1, 2007 through May 31, 2009. The volumes we expect to deliver under the resulting agreements are significantly less than the maximum volumes AmerenIP was allowed to take under the AmerenIP contract that expired at the end to 2006 (1,400 MW max compared to 2,800 MW max). Under the auction contracts, the Ameren Illinois Utilities will continue to have similar volumetric options as AmerenIP had under the contract which expired at the end of 2006. The power commodity price under the auction-related agreements is higher than existed under our previous contract (approximately $65/MWh under the auction contract compared to $30/MWh under the previous contract) as are Dynegy’s costs to manage deliveries. All other volumes which we produce are available to be sold in the term or spot markets at prevailing market pricing. We anticipate that the revenues generated by our Midwest facilities will improve significantly beginning in 2007 with the implementation of contracts resulting from the auction and the sale of additional volumes into the MISO wholesale markets at prevailing market prices.

Another factor impacting our results in the Midwest in 2007 will be the regulatory environment in Illinois. Within the Illinois political arena, there continues to be challenges to the auction process. There is a possibility of political, legislative, judicial and/or regulatory actions over the next several months that could alter the auction results substantially. Please read Note 16—Regulatory Issues—Illinois Resource Procurement Auction on page F-45 for further details.

Our IMA will also impact GEN-MW’s results. We use IMA to monitor fleet performance over time. This measure quantifies the percentage of generation for each unit that was available when market prices were favorable for participation. IMA is calculated on a unit specific basis as a ratio of dispatchable capacity actually available during periods when each unit is scheduled to be available and the megawatt hours resulting from the capacity of each facility multiplied by the hours when the market pricing for electricity and fuel and the variable costs to operate indicate each unit can be profitably dispatched. Through our focus on safe and efficient operations, we seek to maximize our IMA and, as a result, our revenue generating opportunities. The IMA for our coal-fired fleet through December 31, 2006 was approximately 88%, compared to 90.4% for the comparable period of 2005. We attempt to schedule maintenance and repair work to minimize downtime during peak demand periods, but only to the extent doing so does not compromise a safe working environment for our employees and contractors.

In 2005, DMG entered into a comprehensive, Midwest system-wide settlement with the U.S.EPA and other parties, resolving the environmental litigation related to our Baldwin Energy Complex in Illinois. The settlement involves substantial emission reductions from our Illinois coal-fired power plants and the completion of several supplemental environmental projects in the Midwest. Through December 31, 2006, DMG had achieved all of the emission reductions scheduled to date and was developing plans to install additional emission control equipment to meet future, more stringent emission limits. DMG recently received a construction permit for a mercury control project at the Vermilion Power Station that is scheduled for operation by June 30, 2007. Our estimated costs associated with the consent decree projects, which we expect to incur through 2012, are approximately $675 million.

We have diligently worked with our rail service provider to decrease our risk of coal delivery-related disruptions, including the periodic re-deployment of existing rail assets and coal supplies in an opportunistic fashion to provide coal deliveries to our highest margin plants and allow full economic dispatch during peak demand. At this time, we believe that the core issues which created previous delivery uncertainty are resolved and our ability to maintain or build coal inventory at each of our coal-fired facilities continues to be sufficient to meet forecast requirements.

Through 2010, 97% of our Midwest coal requirements are contracted. Additionally, 98% of our coal requirements for 2007 and 2008 are contracted at a fixed price. Our longer term results are sensitive to changes in coal prices to the extent that our current fixed price arrangements expire or are adjusted through contract re-openers or related provisions.

In 2007, we are considering selling our 576 MW Bluegrass generation facility. Please read “Asset Sale Proceeds” beginning on page 16 for further discussion.

GEN-NE. We expect our results to continue to be impacted by power prices, fuel prices, fuel availability and unit availability. Spreads between power and fuel costs are expected to remain volatile as fuel prices change based on demand and weather. This volatility has significant impact on the run-time for the Roseton unit. All of our coal supply requirements for 2007 are contracted at a fixed price. We continue to maintain sufficient coal and oil inventories and contractual commitments to provide us with a stable fuel supply.

Additionally, our results could be affected by potential changes in New York state environmental regulations, as well as our ability to obtain permits necessary for the operation of our facilities. For further discussion of these matters, please see Note 15—Commitments and Contingencies—Danskammer State Pollutant Discharge Elimination System Permit beginning on page F-40 and Note 15—Commitments and Contingencies—Roseton State Pollutant Discharge Elimination System Permit beginning on page F-40, respectively.

GEN-SO. Our results at the CoGen Lyondell facility will be affected by our contract with Lyondell Chemical Company (“Lyondell”) which became effective on January 1, 2007. Under this contract, we sell up to approximately 80 MW of energy and 1.5 million pounds of steam per hour from our CoGen Lyondell cogeneration facility to Lyondell for an initial term from January 2007 through December 2021 and subsequent automatic rollover terms of two years each thereafter through December 2046. Incremental annual operating income associated with this contract is expected to range between $40 million to $55 million. The primary drivers of this improvement are the adjustment to the price of steam supplied to Lyondell and our ability to optimize power and steam generation for the combined Lyondell and CoGen Lyondell facility to capture maximum market potential from the CoGen Lyondell cogeneration facility.

Our peaking facilities in the South continue to contribute revenue from sales of capacity mainly to local load-serving entities or wholesale buyers. We currently have the majority of the portfolio capacity committed in the near-term, and a portion of our portfolio capacity committed on an annual basis through 2015. We continue to pursue opportunities to sell additional capacity from these facilities as well as our Lyondell cogeneration facility. We expect opportunities for capacity sales will develop at times during the year. However, due to the regulated, non-liquid market in the southeast region, our results will continue to be impacted by our ability to complete additional sales to a limited pool of buyers for these products and as a result, we anticipate capacity pricing in the South region will lag the remainder of the country.

In 2007, we are considering selling our 614 MW CoGen Lyondell and our 539 MW Heard County generation facility. On August 1, 2007, we completed the sale of the CoGen Lyondell Power Generation Facility in Channelview, Texas, to EnergyCo, a joint venture between PNM Resources and a subsidiary of Cascade Investment, L.L.C., for approximately $470 million in cash. Please read “Asset Sale Proceeds” beginning on page 43 for further discussion.

CRM. Our CRM business’ future results of operations will be impacted by our ability to complete our exit from this business. Our CRM business remains a party to certain legacy natural gas, power and emission transactions, most of which have been hedged. Although we continue to work diligently to minimize the financial impact of the CRM segment, we expect to continue to incur cash outflows associated with these legacy transactions. We are proactively working with our customers to exit the remainder of our obligations on economically favorable terms.

CASH FLOW DISCLOSURES

The following table includes data from the operating section of the consolidated statements of cash flows and includes cash flows from our discontinued operations, which are disclosed on a net basis in income (loss) from discontinued operations, net of tax expense, in the consolidated statements of operations:

	Years Ended December 31,
	2006	2005	2004
	(in millions)
Operating cash flows from our generation businesses	$698	$472	$419
Operating cash flows from our customer risk management business	(461)	(21)	(371)
Operating cash flows from our natural gas liquids business	—	288	278
Other operating cash flows	(442)	(763)	(486)

Net cash used in operating activities	$(205)	$(24)	$(160)

Operating Cash Flow. Our cash flow used in operations totaled $205 million for the twelve months ended December 31, 2006. During the period, our power generation business provided positive cash flow from operations of $698 million primarily due to positive earnings for the period, increases in working capital due to returns of cash collateral postings and decreased accounts receivable balances. Our CRM business used approximately $461 million in cash primarily due to (i) a $370 million termination payment on our Sterlington tolling contract, (ii) a $44 million settlement payment to resolve claims relating to a former Master Netting Setoff Security Agreement with Enron, and (iii) a $37 million settlement of class action claims by California parties alleging price manipulation and false reporting of natural gas trades by our former gas trading business. Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—Sterlington Contract Termination on page F-17 for further information. Other and Eliminations includes a use of approximately $442 million in cash primarily due to interest payments to service debt and general and administrative expenses, partially offset by interest income on cash balances.

Our cash flow used in operations totaled $24 million for the twelve months ended December 31, 2005. During the period, our power generation business provided positive cash flow from operations of $472 million, due primarily to positive earnings for the period as well as the return of cash collateral of approximately $66 million during 2005. This was offset by increased accounts receivable balances due to higher prices at December 31, 2005 as compared to December 31, 2004. Our customer risk management business had cash outflows of approximately $21 million, due primarily to fixed payments associated with the former Sterlington and Gregory power tolling arrangement and our final payment of $26 million related to our exit from four long-term natural gas transportation contracts. This was offset partially by the return of approximately $43 million of cash collateral during 2005. Our discontinued natural gas liquids business provided cash flow from operations of $288 million due primarily to positive earnings for the period as well as the return of cash collateral. Other and Eliminations included a use of approximately $763 million in cash due primarily to our payments of $255 million in connection with the settlement of the shareholder class action litigation, interest payments to service debt, pension plan contributions of approximately $31 million, state tax payments and general and administrative expenses.

Our cash flow used in operations totaled $160 million for the twelve months ended December 31, 2004. During the period, our power generation business and discontinued natural gas liquids business provided positive cash flow from operations. Our power generation business provided cash flow from operations of $419 million due primarily to positive earnings for the period and increased business activity, partially offset by increased cash collateral posted in lieu of letters of credit; our discontinued natural gas liquids business provided cash flow from operations of $278 million due primarily to positive earnings, partially offset by increased prepayments due to higher sales. Our customer risk management business used approximately $371 million in cash due primarily to fixed payments associated with the aforementioned power tolling arrangements and related natural gas transportation agreements, a $117.5 million payment related to the restructuring of the Kendall toll, increased cash collateral posted in lieu of letters of credit and our exit from four long-term natural gas transportation contracts. Other and Eliminations includes a use of approximately $486 million in cash due primarily to interest payments to service debt, settlement payments and general and administrative expenses.

Capital Expenditures and Investing Activities. Cash provided by investing activities during the twelve months ended December 31, 2006 totaled $357 million. Capital spending of $155 million was primarily comprised of $101 million, $22 million, and $24 million in the GEN-MW, GEN-NE, and GEN-SO segments, respectively. The capital spending for each segment primarily related to maintenance and environmental capital projects. In addition, there was approximately $8 million of capital expenditures in the Other segment.

Proceeds from the sale and acquisition of unconsolidated investments, net of cash acquired, totaled $165 million in 2006. This included net cash proceeds of $205 million from the sale of our 50% ownership interest in West Coast Power to NRG. Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—West Coast Power for further information. This was partially offset by a payment of $45 million for our acquisition of NRG’s 50% ownership interest in Rocky Road, which included $5 million of cash on hand. Please read Note 3—Business Combinations and Acquisitions—Rocky Road for more information.

Proceeds from assets sales, net totaled $224 million in 2006 and primarily consisted of proceeds from the sale of our Rockingham facility for $194 million. Please read Note 4— Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—Rockingham for more information. In addition, we received proceeds of $15 million associated with the sale of our natural gas liquids business in 2005. Please read Note 4— Dispositions, Contract Terminations and Discontinued Operations—Discontinued Operations—Natural Gas Liquids for more information. We also received proceeds of $14 million associated with the sale of a natural gas turbine that was not in use.

The decrease in restricted cash of $121 million related primarily to the return of our $335 million deposit associated with our former cash collateralized facility, offset by a $200 million deposit associated with our new cash collateralized facility and a $14 million increase in the Independence restricted cash balance.

Cash provided by investing activities during the twelve months ended December 31, 2005 totaled $1,839 million. Capital spending of $195 million was primarily comprised of $113 million, $21 million, $9 million and $45 million in the GEN-MW, GEN-NE, GEN-SO and NGL segments, respectively. The capital spending for our GEN-MW segment primarily related to capital maintenance projects, as well as $17 million and $10 million in development capital associated with the completion of the Vermilion and Havana PRB conversions, respectively. Capital spending for our GEN-NE and GEN-SO segments primarily related to maintenance and environmental projects. Capital spending in our NGL segment primarily related to capital maintenance projects and wellconnects.

In connection with Dynegy’s contribution of New York Holdings to us, we acquired a cash balance of $26 million. The increase in restricted cash related to a $335 million deposit associated with our cash collateralized facility as well as an $18 million increase in the Independence restricted cash balance.

Net cash proceeds from asset sales of $2,393 million primarily consisted of the following items:

•	$2,382 million, net of transaction costs, from the sale of DMSLP; and

•	$10 million from the sale of land at our Port Everglades facility.

Net cash used in investing activities during 2004 totaled $211 million. Capital spending of $219 million was comprised primarily of $113 million, $17 million, $15 million and $61 million in the GEN-MW, GEN-NE, GEN-SO and NGL segments, respectively. The capital spending for our GEN-MW segment primarily related to capital maintenance projects, as well as approximately $41 million related to developmental projects. Capital spending for our GEN-NE and GEN-SO primarily related to maintenance and environmental projects. Capital spending in our NGL segment related primarily to maintenance capital projects and wellconnects, as well as approximately $21 million on developmental projects.

Net cash proceeds from asset sales of $246 million consisted of the following items:

•	$147 million from the sale of our equity investments in the Oyster Creek, Hartwell, Michigan Power and Commonwealth generating facilities;

•	$48 million from the sale of Indian Basin;

•	$34 million from the sale of Sherman; and

•	$17 million from the sale of our remaining financial interest in the Hackberry LNG project.

Financing Activities. Cash used in financing activities during the year ended December 31, 2006 totaled $1,235 million. Repayments of long-term debt totaled $1,930 million for year ended December 31, 2006 and consisted of the following payments:

•	$900 million in aggregate principal amount on our 10.125% Second Priority Senior Secured Notes due 2013;

•	$614 million in aggregate principal amount on our 9.875% Second Priority Senior Secured Notes due 2010;

•	$225 million in aggregate principal amount on our Second Priority Senior Secured Floating Rate Notes due 2008;

•	$150 million in aggregate principal amount on our Term Loan;

•	$23 million in aggregate principal amount on our 7.45% Senior Notes due 2006; and

•	$18 million in aggregate principal amount on our 8.50% secured bonds due 2007.

Debt conversion costs of $204 million consisted of the following payment:

•	$204 million to redeem the Second Priority Senior Secured Notes mentioned above, including approximately $3 million of transaction costs;

The repayments were partially offset by $1,071 million of proceeds from the following sources, net of approximately $29 million of debt issuance costs:

•	$750 million aggregate principal amount from a private offering of our 8.375% Senior Unsecured Notes due 2016;

•	$200 million, letter of credit facility due 2012; and

•	$150 million, term loan due 2012.

Cash used in financing activities includes $170 million in payments to Dynegy, which consists of repayments of borrowings of $120 million and a one time dividend payment of $50 million.

Cash used in financing activities during the year ended December 31, 2005 totaled $734 million. Repayments of long-term debt totaled $1,432 million for the year ended December 31, 2005 and consisted of the following payments:

•	$600 million aggregate principal amount outstanding under a revolver due May 2007;

•	$597 million on the term loan;

•	$183 million on the Riverside facility debt;

•	$18 million on a maturing series of our senior notes; and

•	$34 million on the Independence Senior Notes due 2007.

The repayments were partially offset by proceeds from the October 2005 draw-down on the $600 million aggregate principal outstanding revolver due May 2007.

Net borrowings from affiliates totaled $120 million during the year ended December 31, 2005. Please see Note 12—Debt—Note Payable to Dynegy beginning on page F-31 for further information.

Net cash provided by financing activities during the year ended December 31, 2004 totaled $289 million. Our financing cash outflows were primarily related to repayments of long-term debt totaling $267 million and consisted primarily of the following payments:

•	$185 million under our ABG Gas Supply financing; and

•	$78 million on the Tilton capital lease.

These repayments of long-term debt were offset by proceeds from our $600 million aggregate principal outstanding secured term loan, net of issuance costs of $19 million. We made distributions to minority interest owners totaling $32 million.

SEASONALITY

Our revenues and operating income are subject to fluctuations during the year; primarily due to the impact seasonal factors have on sales volumes and the prices of power and natural gas. Power marketing operations and generating facilities have higher volatility and demand, respectively, in the summer cooling months. This trend may change over time as demand for natural gas increases in the summer months as a result of increased natural gas-fired electricity generation.

CRITICAL ACCOUNTING POLICIES

Our Accounting Department is responsible for the development and application of accounting policy and control procedures. This department conducts these activities independent of any active management of our risk exposures, is independent of our business segments and reports to the Chief Financial Officer.

The process of preparing financial statements in accordance with GAAP requires our management to make estimates and judgments. It is possible that materially different amounts could be recorded if these estimates and judgments change or if actual results differ from these estimates and judgments. We have identified the following six critical accounting policies that require a significant amount of estimation and judgment and are considered to be important to the portrayal of our financial position and results of operations:

•	Revenue Recognition and Valuation of Risk Management Assets and Liabilities;

•	Valuation of Tangible and Intangible Assets;

•	Estimated Useful Lives;

•	Accounting for Contingencies, Guarantees and Indemnifications;

•	Accounting for Income Taxes; and

•	Valuation of Pension and Other Post-Retirement Plans Assets and Liabilities.

Revenue Recognition and Valuation of Risk Management Assets and Liabilities

We utilize two comprehensive accounting models in reporting our consolidated financial position and results of operations as required by GAAP—an accrual model and a fair value model. We determine the appropriate model for our operations based on guidance provided in applicable accounting standards and positions adopted by the FASB or the SEC.

The accrual model is used to account for substantially all of the operations conducted in our GEN-MW, GEN-NE and GEN-SO segments. These segments consist largely of the ownership and operation of physical assets that we use in various generation operations. We earn revenue from our facilities in three primary ways: (1) sale of energy generated by our facilities; (2) sale of ancillary services, which are the products of a generation facility that support the transmission grid operation, allow generation to follow real-time changes in load, and provide emergency reserves for major changes to the balance of generation and load; and (3) sale of capacity. We recognize revenue from these transactions and transactions from our legacy businesses when the product or service is delivered to a customer.

The fair value model is used to account for forward physical and financial transactions, which meet the definition of a derivative contract as defined by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended, (SFAS No.133). The criteria are complex, but generally require these contracts to relate to future periods, to contain fixed price and volume components and to have terms that require or permit net settlement of the contract in cash or the equivalent. SFAS No. 133 concluded that these contracts should be accounted for at fair value. In part, this conclusion is based on the cash settlement provisions in these agreements, as well as the volatility in commodity prices, interest rates and, if applicable, foreign exchange rates, which impact the valuation of these contracts. Since these transactions may be settled in cash or the equivalent, the value of the assets and liabilities associated with these transactions is reported at estimated settlement value based on current forward prices and rates as of each balance sheet date.

Typically, derivative contracts can be accounted for in three different ways: (1) as an accrual contract, if the criteria for the “normal purchase normal sale” exception are met and documented; (2) as a cash flow or fair value hedge, if the criteria are met and documented; or (3) as a mark-to-market contract with changes in fair value recognized in current period earnings. Generally, we only mark-to-market through earnings our derivative contracts if they do not qualify for the “normal purchase normal sale” exception or as a cash flow hedge. Because derivative contracts can be accounted for in three different ways, and as the “normal purchase normal sale” exception and cash flow and fair value hedge accounting are elective, the accounting treatment used by another party for a similar transaction could be different from the accounting treatment we use.

In order to estimate the fair value of our portfolio of transactions, which meet the definition of a derivative and do not qualify for the “normal purchase normal sale” exception, we use a liquidation value approach assuming that the ability to transact business in the market remains at historical levels. The estimated fair value of the portfolio is computed by multiplying all existing positions in the portfolio by estimated prices, reduced by a time value of money adjustment and reserves for credit and price. The estimated prices in this valuation are based either on (1) prices obtained from market quotes, when there are an adequate number of quotes to consider the period liquid, or, if market quotes are unavailable or the market is not considered liquid, (2) prices from a proprietary model which incorporates forward energy prices derived from market quotes and values from previously executed transactions. The amounts recorded as revenue change as these estimates are revised to reflect actual results and changes in market conditions or other factors, many of which are beyond our control. In addition, due to assumptions inherent to the modeling process, the fair value determined by another party could differ significantly from the amounts included in our financial statements.

Please read Note 6—Risk Management Activities and Financial Instruments beginning on page F-23 for further discussion of our accounting for risk management instruments.

Valuation of Tangible and Intangible Assets

We evaluate long-lived assets, such as property, plant and equipment and investments, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Factors we consider important, which could trigger an impairment analysis, include, among others:

•	significant underperformance relative to historical or projected future operating results;

•	significant changes in the manner of our use of the assets or the strategy for our overall business;

•	significant negative industry or economic trends; and

•	significant declines in stock value for a sustained period.

We assess the carrying value of our property, plant and equipment in accordance with SFAS No. 144. If an impairment is indicated, the amount of the impairment loss recognized would be determined by the amount the book value exceeds the estimated fair value of the assets. The estimated fair value may include estimates based upon discounted cash-flow projections, recent comparable market transactions or quoted prices to determine if an impairment loss is required. For assets identified as held for sale, the book value is compared to the estimated sales price less costs to sell. There is a significant amount of judgment involved in cash-flow estimates, including assumptions regarding market convergence, discount rates and capacity. The assumptions used by another party could differ significantly from our assumptions. Please read Note 5—Restructuring and Impairment Charges beginning on page F-21 for discussion of impairment charges we recognized in 2006, 2005 and 2004.

We follow the guidance of APB 18, “The Equity Method of Accounting for Investments in Common Stock”, SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, (SFAS No. 115), and EITF Issue 02-14, “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock”, (EITF 02-14), when reviewing our investments. The book value of the investment is compared to the estimated fair value, based either on discounted cash flow projections or quoted market prices, if available, to determine if an impairment is required. We record a loss when the decline in value is considered other than temporary.

Our assessments regarding valuation of tangible and intangible assets are subject to estimates and judgment of management. Market conditions, energy prices, estimated useful lives of the assets, discount rate assumptions and legal factors impacting our business may have a significant effect on the estimates and judgment of management. If different judgments were applied, estimates could differ significantly. Actual results could vary materially from these estimates.

Please read Note 11—Intangible Assets beginning on page F-30 for further discussion of our accounting for intangible assets.

Estimated Useful Lives

The estimated useful lives of our long-lived assets are used to compute depreciation expense, future AROs and are used in impairment testing. Estimated useful lives are based, among other things, on the assumption that we provide an appropriate level of capital expenditures while the assets are still in operation. Without these continued capital expenditures, the useful lives of these assets could decrease significantly. Estimated lives could be impacted by such factors as future energy prices, environmental regulations, various legal factors and competition. If the useful lives of these assets were found to be shorter than originally estimated, depreciation expense may increase, liabilities for future AROs may be insufficient and impairments in carrying values of tangible and intangible assets may result.

Please read Note 9—Property, Plant and Equipment beginning on page F-27 for further discussion of our estimated useful lives.

Accounting for Contingencies, Guarantees and Indemnifications

We are involved in numerous lawsuits, claims, proceedings, and tax-related audits in the normal course of our operations. In accordance with SFAS No. 5, “Accounting for Contingencies” (SFAS No. 5), we record a loss contingency for these matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We review our loss contingencies on an ongoing basis to ensure that we have appropriate reserves recorded on our consolidated balance sheets as required by SFAS No. 5. These reserves are based on estimates and judgments made by management with respect to the likely outcome of these matters, including any applicable insurance coverage for litigation matters, and are adjusted as circumstances warrant. Our estimates and judgment could change based on new information, changes in laws or regulations, changes in management’s plans or intentions, the outcome of legal proceedings, settlements or other factors. If different estimates and judgments were applied with respect to these matters, it is likely that reserves would be recorded for different amounts. Actual results could vary materially from these reserves.

Liabilities are recorded when an environmental assessment indicates that remedial efforts are probable and the costs can be reasonably estimated. Measurement of liabilities is based, in part, on relevant past experience, currently enacted laws and regulations, existing technology, site-specific costs and cost-sharing arrangements. Recognition of any joint and several liability is based upon our best estimate of our final pro-rata share of such liability. These assumptions involve the judgments and estimates of management and any changes in assumptions could lead to increases or decreases in our ultimate liability, with any such changes recognized immediately in earnings.

We follow the guidance of FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN No. 45), for disclosure and accounting of various guarantees and indemnifications entered into during the course of business. When a guarantee or indemnification subject to FIN No. 45 is entered into, an estimated fair value of the underlying guarantee or indemnification is recorded. Some guarantees and indemnifications could have significant financial impact under certain circumstances, however management also considers the probability of such circumstances occurring when estimating the fair value. Actual results may materially differ from the estimated fair value of such guarantees and indemnifications.

Under the provisions of SFAS No. 143, “Asset Retirement Obligations” (SFAS No. 143), and FIN No. 47 “Accounting for Conditional Asset Retirements” (FIN No. 47), we are required to record the present value of the future obligations to retire tangible, long-lived assets on our consolidated balance sheets as liabilities when the liability is incurred. Significant judgment is involved in estimating our future cash flows associated with such obligations, as well as the ultimate timing of the cash flows. If our estimates for the amount or timing of the cash flows change, the change may have a material impact on our results of operations.

Please read Note 2—Summary of Significant Accounting Policies—Asset Retirement Obligations beginning on page F-8 for further discussion of our accounting for AROs.

Accounting for Income Taxes

We follow the guidance in SFAS No. 109, “Accounting for Income Taxes” (SFAS No. 109), which requires that we use the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant temporary differences.

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax payable and related tax expense together with assessing temporary differences resulting from differing tax and accounting treatment of certain items, such as depreciation, for tax and accounting purposes. These differences can result in deferred tax assets and liabilities, which are included within our consolidated balance sheets.

We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that it is more likely than not (a likelihood of more than 50%) that some portion or all of the deferred tax assets will not be realized, we must establish a valuation allowance. We consider all available evidence, both positive and negative, to determine whether, based on the weight of the evidence, a valuation allowance is needed. Evidence used includes information about our current financial position and our results of operations for the current and preceding years, as well as all currently available information about future years, anticipated future performance, the reversal of deferred tax liabilities and tax planning strategies.

Management believes future sources of taxable income, reversing temporary differences and other tax planning strategies will be sufficient to realize deferred tax assets for which no reserve has been established. While we have considered these factors in assessing the need for a valuation allowance, there is no assurance that a valuation allowance would not need to be established in the future if information about future years changes. Any change in the valuation allowance would impact our income tax benefit (expense) and net income (loss) in the period in which such a determination is made.

Please read Note 14—Income Taxes beginning on page F-35 for further discussion of our accounting for income taxes and any change in our valuation allowance.

Valuation of Pension and Other Post-Retirement Plans Assets and Liabilities

Our pension and other post-retirement benefit costs are developed from actuarial valuations. Inherent in these valuations are key assumptions including the discount rate and expected long-term rate of return on plan assets. Material changes in our pension and other post-retirement benefit costs may occur in the future due to changes in these assumptions, changes in the number of plan participants and changes in the level of benefits provided.

The discount rate is subject to change each year, consistent with changes in applicable high-quality, long-term corporate bond indices. Long-term interest rates increased during 2006. Accordingly, at December 31, 2006, we used a discount rate of 5.87% for pension plans and 5.90% for other retirement plans, an increase of 35 and 37 basis points, respectively, from the 5.52% for pension plans rate and 5.53% for other retirement plans rate used as of December 31, 2005. This increase in the discount rate decreased the underfunded status of the plans by $13 million.

Effective December 31, 2005, we changed to a yield curve approach for determining the discount rate. Projected benefit payments were matched against the discount rates in the Citigroup Pension Discount Curve to produce a weighted-average equivalent discount rate of 5.52% for the pension plans and 5.53% for the other post-retirement plans. In prior years, the discount rate we used was based on Moody’s Aa Corporate Bond Rate. We changed our methodology because we believe the yield curve approach is a more accurate estimate of plan liabilities particularly due to the significant change in the composition of the participants in our pension and other retirement plans as a result of the sale of DMSLP.

The expected long-term rate of return on pension plan assets is selected by taking into account the asset mix of the plans and the expected returns for each asset category. Based on these factors, our expected long-term rate of return as of January 1, 2007 and 2006 was 8.25%.

We adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132 (R)” (SFAS No. 158), on December 31, 2006. On December 31, 2006, our annual measurement date, the accumulated benefit obligation related to our pension plans exceeded the fair value of the pension plan assets (such excess is referred to as an unfunded accumulated benefit obligation). Under the provisions of SFAS No. 158, we recorded an adjustment to accumulated other comprehensive income of approximately $56 million upon adoption.

A relatively small difference between actual results and assumptions used by management may have a material effect on our financial statements. Assumptions used by another party could be different than our assumptions. The following table summarizes the sensitivity of pension expense and our projected benefit obligation, or PBO, to changes in the discount rate and the expected long-term rate of return on pension assets:

	Impact on PBO, December 31, 2006	Impact on 2007 Expense
	(in millions)
Increase in Discount Rate—50 basis points	$(16)	$(2)
Decrease in Discount Rate—50 basis points	18	2
Increase in Expected Long-term Rate of Return—50 basis points	—	(1)
Decrease in Expected Long-term Rate of Return—50 basis points	—	1

We expect to make $25 million in cash contributions related to our pension plans during 2007. In addition, it is likely that we will be required to continue to make contributions to the pension plans beyond 2007. Although it is difficult to estimate these potential future cash requirements due to uncertain market conditions, we currently expect that the cash requirements would be approximately $29 million in 2008 and $10 million in 2009.

Please read Note 18—Employee Compensation, Savings and Pension Plans beginning on page F-50 for further discussion of our pension-related assets and liabilities.

RECENT ACCOUNTING PRONOUNCEMENTS

See Note 2—Summary of Significant Accounting Policies—Accounting Principles Adopted beginning on page F-14 for a discussion of recently issued accounting pronouncements affecting us. Specifically, we adopted SFAS No. 123(R), and SFAS No. 154, “Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and SFAS No. 3”, on January 1, 2006 and SFAS No. 158 on December 31, 2006. We adopted EITF Issue 05-6, “Determining the Amortization Period for Leasehold Improvements”, and FSP FIN No. 45-3, “Application of FASB Interpretation No. 45 to Minimum Revenue Guarantees Granted to a Business or Its Owners”, on January 1, 2006. We adopted FIN No. 47 on December 31, 2005. We adopted certain provisions of FIN No. 46R on January 1, 2004.

RISK-MANAGEMENT DISCLOSURES

The following table provides a reconciliation of the risk-management data on the consolidated balance sheets:

As of and for the Year Ended December 31, 2006
(in millions)
Balance Sheet Risk-Management Accounts
Fair value of portfolio at January 1, 2006	$(112)
Risk-management gains recognized through the income statement in the period, net	39
Cash paid related to risk-management contracts settled in the period, net	(22)
Changes in fair value as a result of a change in valuation technique (1)	—
Non-cash adjustments and other (2)	148

Fair value of portfolio at December 31, 2006	$53

(1)	Our modeling methodology has been consistently applied.
(2)	This amount consists of changes in value associated with cash flow hedges on forward power sales and fair value hedges on debt.

The net risk-management asset of $53 million is the aggregate of the following line items on the consolidated balance sheets: Current Assets—Assets from risk-management activities, Other Assets—Assets from risk-management activities, Current Liabilities—Liabilities from risk-management activities and Other Liabilities—Liabilities from risk-management activities.

Risk-Management Asset and Liability Disclosures

The following table depicts the mark-to-market value and cash flow components, based on contract terms, of our net risk-management assets and liabilities at December 31, 2006. As opportunities arise to monetize positions that we believe will result in an economic benefit to us, we may receive or pay cash in periods other than those depicted below.

Net Risk-Management Asset and Liability Disclosures

	Total	2007	2008	2009	2010	2011	Thereafter
	(in millions)
Mark-to-Market (1) (3)	$(44)	$(45)	$(3)	$—	$—	$1	$3
Cash Flow (2)	(43)	(45)	(4)	—	—	1	5

(1)	Mark-to-market reflects the fair value of our risk-management asset position, which considers time value, credit, price and other reserves necessary to determine fair value. These amounts exclude the fair value associated with certain derivative instruments designated as hedges. The net risk-management asset at December 31, 2006 of $53 million on the consolidated balance sheets includes the $44 million liability herein offset by hedging instruments. Cash flows have been segregated between periods based on the delivery date required in the individual contracts.
(2)	Cash flow reflects undiscounted cash inflows and outflows by contract based on the tenor of individual contract position for the remaining periods. These anticipated undiscounted cash flows have not been adjusted for counterparty credit or other reserves. These amounts exclude the cash flows associated with certain derivative instruments designated as hedges.
(3)	Our mark-to-market values at December 31, 2006 were derived solely from market quotations instead of the combination of long-term valuation models and market quotations used in prior years.

Derivative Contracts

The absolute notional contract amounts associated with our commodity risk-management, interest rate and foreign currency exchange contracts are discussed in Item 7A. Quantitative and Qualitative Disclosures About Market Risk in our 2006 Form 10-K.

Item 8.	Financial Statements and Supplementary Data

Our financial statements and financial statement schedules are set forth at pages F-1 through F-85 inclusive.

DYNEGY HOLDINGS INC.

*	West Coast Power’s consolidated financial statements are included herein pursuant to Rule 3-09 of Regulation S-X.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of Dynegy Holdings Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Dynegy Holdings Inc. and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 15, the Company is the subject of substantial litigation. The Company’s ongoing liquidity, financial position and operating results may be adversely impacted by the nature, timing and amount of the resolution of such litigation. The consolidated financial statements do not include any adjustments, beyond existing accruals applicable under Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” that might result from the ultimate resolution of such matters.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 16, 2007, except for the effects of discontinued
operations described in Note 4, as to which the date is
May 14, 2007 for Calcasieu and August 16, 2007 for
CoGen Lyondell, and except for the effects of the transfer
of entities under common control as described in Note 3,
as to which the date is August 16, 2007

DYNEGY HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31, 2006	December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$243	$1,326
Restricted cash	280	397
Accounts receivable, net of allowance for doubtful accounts of $48 and $103, respectively	263	618
Accounts receivable, affiliates	7	29
Inventory	194	214
Assets from risk-management activities	794	665
Deferred income taxes	48	7
Prepayments and other current assets	92	201

Total Current Assets	1,921	3,457

Property, Plant and Equipment	6,473	6,515
Accumulated depreciation	(1,522)	(1,192)

Property, Plant and Equipment, Net	4, 951	5,323
Other Assets
Restricted cash and investments	83	85
Unconsolidated investments	—	267
Assets from risk-management activities	16	165
Intangible assets	347	392
Long-term accounts receivable, affiliate	781	717
Deferred income taxes	12	14
Other long-term assets	118	160

Total Assets	$8,229	$10,580

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$172	$506
Accounts payable, affiliates	—	44
Accrued interest	66	155
Accrued liabilities and other current liabilities	230	629
Liabilities from risk-management activities	722	687
Note payable to affiliate	—	120
Notes payable and current portion of long-term debt	68	71

Total Current Liabilities	1,258	2,212

Long-term debt	2,990	3,803
Long-term debt to affiliates	200	200

Long-Term Debt	3,190	4,003
Other Liabilities
Liabilities from risk-management activities	35	255
Deferred income taxes	325	376
Other long-term liabilities	385	403

Total Liabilities	5,193	7,249

Commitments and Contingencies (Note 15)
Stockholder’s Equity
Capital Stock, $1 par value, 1,000 shares authorized at December 31, 2006 and December 31, 2005, respectively	—	—
Additional paid-in capital	2,511	2,561
Accumulated other comprehensive income, net of tax	67	4
Accumulated deficit	(574)	(266)
Stockholder’s equity	1,032	1,032

Total Stockholder’s Equity	3,036	3,331

Total Liabilities and Stockholder’s Equity	$8,229	$10,580

See the notes to the consolidated financial statements

DYNEGY HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

	Year Ended December 31,
	2006	2005	2004
Revenues	$1,770	$2,017	$1,447
Cost of sales, exclusive of depreciation shown separately below	(1,136)	(2,126)	(1,130)
Depreciation and amortization expense	(217)	(208)	(210)
Impairment and other charges	(119)	(40)	(24)
Gain (loss) on sale of assets, net	3	(1)	—
General and administrative expenses	(193)	(375)	(285)

Operating income (loss)	108	(733)	(202)
Earnings (losses) from unconsolidated investments	(1)	—	116
Interest expense	(375)	(383)	(332)
Debt conversion costs	(204)	—	—
Other income and expense, net	51	15	8
Minority interest expense	—	—	(3)

Loss from continuing operations before income taxes	(421)	(1,101)	(413)
Income tax benefit	125	374	166

Loss from continuing operations	(296)	(727)	(247)
Income (loss) from discontinued operations, net of tax benefit (expense) of $12, $(437) and $(96), respectively (Note 4)	(12)	813	143

Income (loss) before cumulative effect of change in accounting principles	(308)	86	(104)
Cumulative effect of change in accounting principles, net of tax benefit of zero, $2 and zero, respectively (Note 2)	—	(5)	—

Net income (loss)	$(308)	$81	$(104)

See the notes to the consolidated financial statements

DYNEGY HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31,
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(308)	$81	$(104)
Adjustments to reconcile income (loss) to net cash flows from operating activities:
Depreciation and amortization	263	278	344
Impairment and other charges	155	40	29
Losses from unconsolidated investments, net of cash distributions	1	74	11
Risk-management activities	(87)	46	(50)
Gain on sale of assets, net	(5)	(1,096)	(69)
Deferred taxes	(138)	37	(77)
Cumulative effect of change in accounting principles (Note 2)	—	5	—
Reserve for doubtful accounts	(35)	1	(7)
Liability associated with natural gas transportation contracts (Note 4)	—	—	(148)
Legal and settlement charges	(2)	38	104
Sterlington toll settlement charge (Note 4)	—	364	—
Sithe Subordinated debt exchange charge	36	—	—
Independence toll settlement charge	—	169	—
Debt conversion costs	204	—	—
Other	69	8	(55)
Changes in working capital:
Accounts receivable	391	(136)	(8)
Inventory	8	(91)	(24)
Prepayments and other assets	102	151	(114)
Accounts payable and accrued liabilities	(873)	(2)	5
Changes in non-current assets	11	(15)	(33)
Changes in non-current liabilities	3	24	36

Net cash used in operating activities	(205)	(24)	(160)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(155)	(195)	(219)
Proceeds from asset sales, net	224	2,393	246
Proceeds from exchange of unconsolidated investments, net of cash acquired (Note 3 and Note 4)	165	—	—
Business acquisitions, net of cash acquired	—	26	—
(Increase) decrease in restricted cash	121	(353)	—
Affiliate transactions	(6)	(36)	(238)
Other investing, net	8	4	—

Net cash provided by (used in) investing activities	357	1,839	(211)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from long-term borrowings	1,071	600	581
Repayments of borrowings	(1,930)	(1,432)	(267)
Borrowings from (repayments to) affiliate, net	(120)	120	—
Debt conversion costs	(204)	—	—
Dividends to affiliates	(50)
Other financing, net	(2)	(22)	(25)

Net cash provided by (used in) financing activities	(1,235)	(734)	289

Effect of exchange rate changes on cash	—	—	(1)
Net increase (decrease) in cash and cash equivalents	(1,083)	1,081	(83)
Cash and cash equivalents, beginning of period	1,326	245	328

Cash and cash equivalents, end of period	$243	$1,326	$245

See the notes to the consolidated financial statements

DYNEGY HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

(in millions)

	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Stockholder’s Equity	Total
December 31, 2003	$2,419	$33	$(243)	$1,032	$3,241
Net loss	—	—	(104)	—	(104)
Other comprehensive loss, net of tax	—	(46)	—	—	(46)
Options exercised	(6)	—	—	—	(6)

December 31, 2004	$2,413	$(13)	$(347)	$1,032	$3,085
Net income	—	—	81	—	81
Contribution of Sithe to DHI	149	—	—	—	149
Other comprehensive income, net of tax	—	17	—	—	17
Options exercised	(1)	—	—	—	(1)

December 31, 2005	$2,561	$4	$(266)	$1,032	$3,331
Net loss	—	—	(308)	—	(308)
Other comprehensive income, net of tax	—	98	—	—	98
Adjustment to initially apply SFAS No. 158, net of tax benefit of $21	—	(35)	—	—	(35)
Dividends to affiliates	(50)	—	—	—	(50)

December 31, 2006	$2,511	$67	$(574)	$1,032	$3,036

See the notes to the consolidated financial statements

DYNEGY HOLDINGS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions)

	Year Ended December 31,
	2006	2005	2004
Net income (loss)	$(308)	$81	$(104)
Cash flow hedging activities, net:
Unrealized mark-to-market gains (losses) arising during period, net	95	(70)	(62)
Reclassification of mark-to-market (gains) losses to earnings, net	(17)	84	36

Changes in cash flow hedging activities, net (net of tax benefit (expense) of $(46), $(8) and $16, respectively)	78	14	(26)
Foreign currency translation adjustments	(1)	8	(11)
Minimum pension liability (net of tax benefit (expense) of ($5), $3 and $5, respectively)	10	(5)	(9)
Unrealized gains on securities, net of tax expense of $(7)	11	—	—

Other comprehensive income (loss), net of tax	98	17	(46)

Comprehensive income (loss)	$(210)	$98	$(150)

See the notes to the consolidated financial statements

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and Operations of the Company

Dynegy Holdings Inc. (together with our subsidiaries, “DHI”, “Dynegy Holdings”, “we”, “us” or “our”) is a holding company and conducts substantially all of its business through its subsidiaries. The term “Dynegy” refers to our parent company, Dynegy Inc., and its subsidiaries, including us, unless the context clearly indicates otherwise. Our current business operations are focused primarily on the power generation sector of the energy industry. We report the results of our power generation business as three separate segments in our consolidated financial statements: (1) the Midwest segment (GEN-MW); (2) the Northeast segment (GEN-NE); and (3) the South segment (GEN-SO). We also separately report the results of our CRM business, which primarily consists of our Kendall power tolling arrangement (and does not include the Sithe toll which is in GEN-NE and is an intercompany agreement) as well as legacy natural gas, power and emissions trading positions. Because of the diversity among their respective operations, we report the results of each business as a separate segment in our consolidated financial statements. Our consolidated financial results also reflect corporate-level expenses such as general and administrative and interest. As described below, our natural gas liquids business, which was conducted through DMSLP and its subsidiaries, was sold to Targa Resources, Inc. (“Targa”) on October 31, 2005.

In April 2007, Dynegy contributed to us its interest in Dynegy New York Holdings Inc. (“New York Holdings”). This contribution was accounted for as a transaction between entities under common control in a manner similar to a pooling of interests whereby the assets and liabilities were transferred at historical cost. New York Holdings together with its wholly-owned subsidiaries, ExRes SHC, Inc. (“ExRes”), Sithe Energies, Inc. (“Sithe Energies”) and Sithe/Independence Power Partners, L.P. (“Independence”) holds the Sithe Assets, as further described in Note 3—Business Combinations and Acquisitions—Sithe Energies. As such, the assets and liabilities of New York Holdings were recorded by us as if the transaction occurred on January 31, 2005, the date ExRes was purchased by Dynegy from an unrelated third party. These financial statements and notes thereto reflect the contribution as though we had owned New York Holdings since January 31, 2005.

Note 2—Summary of Significant Accounting Policies

The preparation of consolidated financial statements in conformity with GAAP requires management to make informed estimates and judgments that affect our reported financial position and results of operations based on currently available information. We review significant estimates and judgments affecting our consolidated financial statements on a recurring basis and record the effect of any necessary adjustments. Uncertainties with respect to such estimates and judgments are inherent in the preparation of financial statements. Estimates and judgments are used in, among other things, (i) developing fair value assumptions, including estimates of future cash flows and discount rates, (ii) analyzing tangible and intangible assets for possible impairment, (iii) estimating the useful lives of our assets, (iv) assessing future tax exposure and the realization of deferred tax assets, (v) determining amounts to accrue for contingencies, guarantees and indemnifications and (vi) estimating various factors used to value our pension assets and liabilities. Actual results could differ materially from our estimates.

Principles of Consolidation. The accompanying consolidated financial statements include our accounts and the accounts of our majority-owned or controlled subsidiaries and VIEs for which we are the primary beneficiary. Intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to prior-period amounts to conform with current-period presentation.

Cash and Cash Equivalents. Cash and cash equivalents consist of all demand deposits and funds invested in highly liquid short-term investments with original maturities of three months or less.

Restricted Cash. Restricted cash represents cash that is not readily available for general purpose cash needs. Restricted cash at December 31, 2006 includes cash posted to support the letter of credit component of our Fourth Amended and Restated Credit Facility. We are required to post cash collateral in an amount equal to 103% of outstanding letters of credit.

Restricted cash at December 31, 2006 also includes amounts related to the terms of the indenture governing the Independence senior debt, which among other things, prohibit cash distributions by Independence to its affiliates, including us, unless certain project reserve accounts are funded to specified levels and the required debt service coverage ratio is met. Independence also has restricted investment balances which are included in prepayments and other current assets and restricted investments on our consolidated balance sheets. We include all changes in restricted cash, including those associated with the Independence senior debt, in investing cash flows on the consolidated statements of cash flows.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Allowance for Doubtful Accounts. We establish provisions for losses on accounts receivable if it becomes probable we will not collect all or part of outstanding balances. We review collectibility and establish or adjust our allowance as necessary. We primarily use a percent of balance methodology and methodologies involving historical levels of write-offs. The specific identification method is also used in certain circumstances.

Unconsolidated Investments. We use the equity method of accounting for investments in affiliates over which we exercise significant influence, generally occurring in ownership interests of 20% to 50%, and also occurring in lesser ownership percentages due to voting rights or other factors. Our share of net income (loss) from these affiliates is reflected in the consolidated statements of operations as earnings (losses) from unconsolidated investments. Any excess of our investment in affiliates, as compared to our share of the underlying equity that is not recognized as goodwill, is amortized over the estimated economic service lives of the underlying assets. All investments in unconsolidated affiliates are periodically assessed for other-than-temporary declines in value, with write-downs recognized in earnings from unconsolidated investments in the consolidated statements of operations.

Please read Note 5—Restructuring and Impairment Charges beginning on page F-21 for a discussion of impairment charges we recognized in 2006, 2005, and 2004.

Available-for-Sale Securities. For securities classified as available-for-sale that have readily determinable fair values, the change in the unrealized gain or loss, net of deferred income tax, is recorded as a separate component of accumulated other comprehensive income (loss) in the consolidated statements of comprehensive income (loss). Realized gains and losses on investment transactions are determined using the specific identification method.

Inventory. Our natural gas, coal, emissions allowances and fuel oil inventories are carried at the lower of weighted average cost or at market. Our materials and supplies inventory is carried at the lower of cost or market using the specific identification method.

We adopted EITF Issue 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty”, in the fourth quarter 2005. Accordingly, we account for exchanges of inventory with the same counterparty as one transaction at fair value.

We may opportunistically sell emissions allowances, subject to certain regulatory limitations and restrictions contained in our DMG consent decree, or hold them in inventory until they are needed. In the past, we have sold emission allowances that relate to future periods. To the extent the proceeds received from the sale of such allowances exceed our cost, we defer the associated gain until the period to which the allowance relates, as we may be required to purchase emissions allowances in future periods. As of December 31, 2006, we had aggregate deferred gains of $20 million, consisting of $11 million included in Other accrued liabilities and $9 million included in Other long-term liabilities, respectively, on our consolidated balance sheets. As of December 31, 2005, we had aggregate deferred gains of $22 million, consisting of $11 million included in Other accrued liabilities and $11 million included in Other long-term liabilities, respectively, on our consolidated balance sheets.

Property, Plant and Equipment. Property, plant and equipment, which consists principally of power generating facilities, is recorded at historical cost. Expenditures for major replacements, renewals and major maintenance are capitalized and depreciated over the expected maintenance cycle. We consider major maintenance to be expenditures incurred on a cyclical basis to maintain and prolong the efficient operation of our assets. Expenditures for repairs and minor renewals to maintain assets in operating condition are expensed. Depreciation is provided using the straight-line method over the estimated economic service lives of the assets, ranging from 3 to 40 years. Composite depreciation rates (which we refer to as composite rates) are applied to functional groups of assets having similar economic characteristics. The estimated economic service lives of our functional asset groups are as follows:

Asset Group	Range of Years
Power Generation Facilities	20 to 40
Transportation Equipment	5 to 10
Buildings and Improvements	10 to 39
Office and Miscellaneous Equipment	3 to 20

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Gains and losses on sales of individual assets or asset groups are reflected in gain (loss) on sale of assets, net, in the consolidated statements of operations. We assess the carrying value of our property, plant and equipment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144). If an impairment is indicated, the amount of the impairment loss recognized would be determined by the amount the book value exceeds the estimated fair value of the assets. The estimated fair value may include estimates based upon discounted cash-flow projections, recent comparable market transactions or quoted prices to determine if an impairment loss is required. For assets identified as held for sale, the book value is compared to the estimated sales price less costs to sell.

Please read Note 5—Restructuring and Impairment Charges beginning on page F-21 for a discussion of impairment charges we recognized in 2006, 2005 and 2004.

Asset Retirement Obligations. We record the present value of our legal obligations to retire tangible, long-lived assets on our balance sheets as liabilities when the liability is incurred. Significant judgment is involved in estimating future cash flows associated with such obligations, as well as the ultimate timing of the cash flows. Effective December 31, 2005, we adopted the provisions of FIN No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN No. 47) which is an interpretation of SFAS No. 143, “Asset Retirement Obligations”, (SFAS No. 143). Under the provisions of FIN No. 47, we recorded additional AROs to recognize the costs of the future removal of asbestos containing materials from certain of our power generation facilities. As a result, we recorded an after-tax charge of $5 million, which is included in the consolidated statements of operations as a cumulative effect of change in accounting principles. FIN No. 47, if it had been adopted as of January 1, 2004, would have had no material effect on our results of operations, and would have resulted in an additional $14 million of AROs included in our long-term liabilities at December 31, 2004.

In addition to the AROs discussed above, our AROs relate to activities such as ash pond and landfill capping, dismantlement of power generation facilities, closure and post-closure costs, environmental testing, remediation, monitoring and land and equipment lease obligations. Annual amortization of the assets associated with the AROs was $2 million each in 2006, 2005 and 2004. A summary of changes in our AROs is as follows:

	Year Ended December 31,
	2006	2005	2004
	(in millions)
Beginning of year	$56	$46	$40
New ARO (1)	6	1	1
Accretion expense	6	4	5
Sale of DMSLP	—	(11)	—
Implementation of FIN No. 47	—	16	—
Revision of previous estimate (2)	(12)	—	—

End of year	$56	$56	$46

(1)	During 2006, we recorded additional AROs in the amount of $6 million related to our obligation to remediate a landfill located at our Danskammer generating facility. During 2005, we determined we would be obligated to dismantle our Danskammer generating facility upon its retirement. Therefore, we recorded an ARO in the amount of $1 million. During 2004, a land lease, and related ARO, formerly held by Illinois Power was transferred to our Generation segment. There were no additional AROs, other than those recorded under the provisions of FIN No. 47, recorded or settled during 2006, 2005 or 2004.
(2)	During 2006, we revised our ARO obligation downward by $12 million based on revised estimates of the costs to remediate ash ponds at certain of our coal fired generating facilities.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We have additional potential retirement obligations for dismantlement of power generation facilities. Our current intent is to maintain these facilities in a manner such that they will be operated indefinitely. As such, we cannot estimate any potential retirement obligations associated with these assets. Liabilities will be recorded in accordance with SFAS No. 143 at the time we are able to estimate these AROs.

Contingencies, Commitments, Guarantees and Indemnifications. We are involved in numerous lawsuits, claims, proceedings and tax-related audits in the normal course of our operations. In accordance with SFAS No. 5, “Accounting for Contingencies” (SFAS No. 5), we record a loss contingency for these matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We review our loss contingencies on an ongoing basis to ensure that we have appropriate reserves recorded on our consolidated balance sheets as required by SFAS No. 5. These reserves are based on estimates and judgments made by management with respect to the likely outcome of these matters, including any applicable insurance coverage for litigation matters, and are adjusted as circumstances warrant. Our estimates and judgment could change based on new information, changes in laws or regulations, changes in management’s plans or intentions, the outcome of legal proceedings, settlements or other factors. If different estimates and judgments were applied with respect to these matters, it is likely that reserves would be recorded for different amounts. Actual results could vary materially from these estimates and judgments.

Liabilities for environmental contingencies are recorded when an environmental assessment indicates that remedial efforts are probable and the costs can be reasonably estimated. Measurement of liabilities is based, in part, on relevant past experience, currently enacted laws and regulations, existing technology, site-specific costs and cost-sharing arrangements. Recognition of any joint and several liability is based upon our best estimate of our final pro-rata share of such liability. These assumptions involve the judgments and estimates of management, and any changes in assumptions could lead to increases or decreases in our ultimate liability, with any such changes recognized immediately in earnings.

We follow the guidance of FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN No. 45) for disclosures and accounting of various guarantees and indemnifications entered into during the course of business. When a guarantee or indemnification subject to FIN No. 45 is entered into, an estimated fair value of the underlying guarantee or indemnification is recorded. Some guarantees and indemnifications could have significant financial impact under certain circumstances, however management also considers the probability of such circumstances occurring when estimating the fair value. Actual results may materially differ from the estimated fair value of such guarantees and indemnifications.

Intangible Assets. Intangible assets represent the fair value of assets, apart from goodwill, that arise from contractual rights or other legal rights. In accordance with SFAS No. 141, “Business Combinations” (SFAS No. 141), we record only those intangible assets that are distinctly separable from goodwill and can be sold, transferred, licensed, rented, or otherwise exchanged in the open market. Additionally, we recognize intangible assets for those assets that can be exchanged in combination with other rights, contracts, assets or liabilities.

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), we initially record and measure intangible assets based on the fair value of those rights transferred in the transaction in which the asset was acquired. Those measurements are based on quoted market prices for the asset, if available, or measurement techniques based on the best information available such as a present value of future cash flows measurement. Present value measurement techniques involve judgments and estimates made by management about prices, cash flows, discount factors and other variables, and the actual value realized from those assets could vary materially from these judgments and estimates. We amortize our definite-lived intangible assets based on the useful life of the respective asset as measured by the life of the contract. If the intangible asset does not have a finite life based on the contractual or legal right, an estimate is made of the useful life based on the pattern in which the economic benefits of the asset are expected to be consumed. Intangible assets are also subjected to impairment testing when a triggering event occurs, and an impairment loss is recognized if the carrying amount of an intangible exceeds its fair value.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue Recognition and Valuation of Risk Management Assets and Liabilities. We utilize two comprehensive accounting models in reporting our consolidated financial position and results of operations as required by GAAP—an accrual model and a fair value model. We determine the appropriate model for our operations based on guidance provided in applicable accounting standards and positions adopted by the FASB or the SEC. We have applied these accounting policies on a consistent basis during the three years in the period ended December 31, 2006.

The accrual model is used to account for substantially all of the operations conducted in our GEN-MW, GEN-NE and GEN-SO segments. These segments consist largely of the ownership and operation of physical assets that we use in various generation operations. We earn revenue from our facilities in three primary ways: (1) sale of energy generated by our facilities; (2) sale of ancillary services, which are the products of a generation facility that support the transmission grid operation, allow generation to follow real-time changes in load, and provide emergency reserves for major changes to the balance of generation and load; and (3) sale of capacity. We recognize revenue from these transactions when the product or service is delivered to a customer.

The fair value model is used to account for forward physical and financial transactions which meet the definition of a derivative contract as defined by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended, (SFAS No.133). The criteria are complex, but generally require these contracts to relate to future periods, to contain fixed price and volume components and to have terms that require or permit net settlement of the contract in cash or the equivalent. SFAS No. 133 concluded that these contracts should be accounted for at fair value. In part, this conclusion is based on the cash settlement provisions in these agreements, as well as the volatility in commodity prices, interest rates and, if applicable, foreign exchange rates, which impact the valuation of these contracts. Since these transactions may be settled in cash or the equivalent, the value of the assets and liabilities associated with these transactions is reported at estimated settlement value based on current forward prices and rates as of each balance sheet date.

Typically, derivative contracts can be accounted for in three different ways: (1) as an accrual contract, if the criteria for the “normal purchase normal sale” exception are met and documented; (2) as a cash flow or fair value hedge, if the criteria are met and documented; or (3) as a mark-to-market contract with changes in fair value recognized in current period earnings. Generally, we only mark-to-market through earnings our derivative contracts if they do not qualify for the “normal purchase normal sale” exception or as a cash flow hedge. Because derivative contracts can be accounted for in three different ways, and as the “normal purchase normal sale” exception and cash flow and fair value hedge accounting are elective, the accounting treatment used by another party for a similar transaction could be different than the accounting treatment we use.

In order to estimate the fair value of our portfolio of transactions which meet the definition of a derivative and do not qualify for the “normal purchase normal sale” exception, we use a liquidation value approach assuming that the ability to transact business in the market remains at historical levels. The estimated fair value of the portfolio is computed by multiplying all existing positions in the portfolio by estimated prices, reduced by a time value of money adjustment and reserves for credit and price. The estimated prices in this valuation are based either on (1) prices obtained from market quotes, when there are an adequate number of quotes to consider the period liquid, or, (2) if market quotes are unavailable or the market is not considered liquid, prices from a proprietary model which incorporates forward energy prices derived from market quotes and values from previously executed transactions. The amounts recorded as revenue change as these estimates are revised to reflect actual results and changes in market conditions or other factors, many of which are beyond our control.

Cash inflows and cash outflows associated with the settlement of risk management activities are recognized in net cash used in operating activities on the consolidated statements of cash flows.

Income Taxes. Our parent, Dynegy, files a consolidated U.S. federal income tax return and, for financial reporting purposes, accounts for income taxes using the guidance in SFAS No. 109, “Accounting for Income Taxes” (SFAS No. 109), which requires that we use the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant temporary differences.

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As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax payable and related tax expense together with assessing temporary differences resulting from differing tax and accounting treatment of certain items, such as depreciation, for tax and accounting purposes. These differences can result in deferred tax assets and liabilities, which are included within our consolidated balance sheets.

We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that it is more likely than not (a likelihood of more than 50%) that some portion or all of the deferred tax assets will not be realized, we must establish a valuation allowance. We consider all available evidence, both positive and negative, to determine whether, based on the weight of the evidence, a valuation allowance is needed. Evidence used includes information about our current financial position and our results of operations for the current and preceding years, as well as all currently available information about future years, anticipated future performance, the reversal of deferred tax liabilities and tax planning strategies.

Management believes future sources of taxable income, reversing temporary differences and other tax planning strategies will be sufficient to realize deferred tax assets for which no reserve has been established. While we have considered these factors in assessing the need for a valuation allowance, there is no assurance that a valuation allowance would not need to be established in the future if information about future years changes. Any change in the valuation allowance would impact our income tax benefit (expense) and net income (loss) in the period in which such a determination is made.

We are included in the consolidated federal and state income tax returns filed by Dynegy. Pursuant to provisions of the Internal Revenue Code Section 1502, pertaining to tax allocation arrangements, we record a receivable from Dynegy in an amount equal to the tax benefits realized in Dynegy’s consolidated federal income tax return resulting from the utilization of our net operating losses and/or tax credits, or record a payable to Dynegy in an amount equal to the federal income tax computed on our separate company taxable income less the tax benefits associated with net operating losses and/or tax credits generated by us which are utilized in Dynegy’s consolidated federal income tax return.

Please read Note 14—Income Taxes beginning on page F-35 for further discussion of our accounting for income taxes and any change in our valuation allowance.

Foreign Currency. For subsidiaries whose functional currency is not the U.S. Dollar, assets and liabilities are translated at year-end rates of exchange, and revenues and expenses are translated at monthly average exchange rates. Translation adjustments for the asset and liability accounts are included as a separate component of accumulated other comprehensive income in stockholder’s equity. Currency transaction gains and losses are recorded in other income and expense, net, on the consolidated statements of operations and totaled gains (losses) of approximately $7 million, ($9) million and $1 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Employee Stock Options. On January 1, 2003, we adopted the fair-value based method of accounting for stock-based employee compensation under SFAS No. 123, “Accounting for Stock-Based Compensation”, (SFAS No. 123) and used the prospective method of transition as described under SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (SFAS No. 148). Under the prospective method of transition, all stock options granted by Dynegy after January 1, 2003 were accounted for on a fair value basis. Options granted by Dynegy prior to January 1, 2003 continued to be accounted for using the intrinsic value method. Accordingly, for options granted prior to January 1, 2003, compensation expense was not reflected for employee stock options unless they were granted at an exercise price lower than market value on the grant date. Dynegy has granted in-the-money options in the past and we have recognized compensation expense over the applicable vesting periods. No in-the-money stock options have been granted since 1999.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (SFAS No. 123(R)) which revises SFAS No. 123. SFAS No. 123(R) requires all companies to expense the fair value of employee stock options and other forms of stock-based compensation. We adopted SFAS No. 123(R) effective January 1, 2006, using the modified prospective transition method permitted under this pronouncement. Our cumulative effect of implementing this standard, which consists entirely of a forfeiture adjustment, was less than $1 million after tax.

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In November 2005, the FASB issued FSP No. 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards”. We have adopted the short-cut method to calculate the beginning balance of the APIC pool of the excess tax benefit, and to determine the subsequent impact on the APIC pool and unaudited condensed consolidated statements of cash flows of the tax effects of employee stock-based compensation awards that were outstanding upon our adoption of FAS 123(R). Utilizing the short-cut method, we have determined that we have a “Pool of Windfall” tax benefits that can be utilized to offset future shortfalls that may be incurred.

The adoption of SFAS No. 123(R) had no material impact on our consolidated statements of operations and our consolidated statements of cash flows for the year ended December 31, 2006, compared to amounts that would have been reported pursuant to our previous accounting. Had compensation cost for all stock options granted prior to 2003 been determined on a fair value basis consistent with SFAS No. 123, our net income (loss) would have approximated the following pro forma amounts for the years ended December 31, 2005 and 2004, respectively.

	Years Ended December 31,
	2005	2004
	(in millions)
Net income (loss) as reported	$81	$(104)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	6	4
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(8)	(15)

Pro forma net income (loss)	$79	$(115)

Please read Note 17—Capital Stock beginning on page F-43 for further discussion of our share-based compensation and expense recognized for 2006, 2005 and 2004.

Accounting Principles Adopted

SFAS No. 123(R). Please see Employee Stock Options beginning on page F-13 for information regarding our adoption of SFAS 123(R).

SFAS No. 153. In December 2004, the FASB issued SFAS No. 153, “ Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29” (SFAS No. 153). The guidance in APB Opinion No. 29, “ Accounting for Nonmonetary Transactions” (Opinion No. 29), is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. We adopted SFAS No. 153 on January 1, 2006. The adoption of this standard did not have a material effect on our results of operations, financial position or cash flows.

SFAS No. 154. In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and SFAS No. 3” (SFAS No. 154). SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions

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of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Adoption of this standard did not have a material effect on our results of operations, financial position or cash flows.

SFAS No. 158. On September 29, 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132 (R)” (SFAS No. 158). SFAS No. 158 requires employers to recognize the overfunded or underfunded status of a defined benefit or other postretirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. In addition, SFAS No. 158 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. We adopted SFAS No. 158 on December 31, 2006 and recorded a pre-tax adjustment to accumulated other comprehensive income of approximately $56 million upon adoption. Please read Note 18—Employee Compensation, Savings and Pension Plans on page F-50 for further information.

SAB 108. On September 13, 2006, the SEC released SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB No. 108). SAB No. 108 states that a registrant’s materiality evaluation of an identified unadjusted error should quantify the effects of the identified unadjusted error on each financial statement and related financial statement disclosure. SAB No. 108 also states that registrants electing not to restate prior periods should reflect the effects of initially applying SAB No. 108 in their annual financial statements covering the first fiscal year ending after November 15, 2006. SAB No. 108 did not have a material effect on our results of operations, financial position or cash flows.

FSP FIN No. 45-3. In November 2005, the FASB issued FASB Staff Position No. 45-3, “Application of FASB Interpretation No. 45 to Minimum Revenue Guarantees Granted to a Business or Its Owners” (FSP FIN No. 45-3). It served as an amendment to FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, by adding minimum revenue guarantees to the list of examples of contracts to which FIN No. 45 applies. Under FSP FIN No. 45-3, a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FSP FIN No. 45-3 is effective for new minimum revenue guarantees issued or modified on or after January 1, 2006 and did not have a material effect on our results of operations, financial position or cash flows.

EITF Issue 05-6. In June 2005, the EITF reached consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements” (EITF Issue 05-6). EITF Issue 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The adoption of this standard on January 1, 2006 did not have a material effect on our results of operations, financial position or cash flows.

Accounting Principles Not Yet Adopted

FIN No. 48. On July 12, 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes” (FIN No. 48). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of an income tax position taken or expected to be taken in an income tax return. FIN No. 48 is effective for fiscal years beginning after December 15, 2006, and the cumulative effect of adopting FIN No. 48 will be recorded as an adjustment to retained earnings as of January 1, 2007. Additional guidance from the FASB on FIN No. 48 is pending. We are currently evaluating the impact of adopting FIN No. 48, but do not expect the adoption to have a material impact on our consolidated financial statements. However, the adoption will result in a decrease to our NOL carryforwards offset by equal changes to deferred tax liabilities or other deferred tax assets.

SFAS No. 157. On September 15, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

require or permit fair value measurements. Accordingly, SFAS No. 157 does not require any new fair value measurements; however for some entities the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of this statement on our financial statements.

Note 3—Business Combinations and Acquisitions

LS Power. On September 14, 2006, Dynegy entered into a Plan of Merger, Contribution and Sale Agreement (the “Merger Agreement”) by and among Dynegy Inc., Dynegy Acquisition, Inc., a Delaware corporation (“New Dynegy”), Falcon Merger Sub Co., an Illinois corporation and a wholly owned subsidiary of New Dynegy (“Merger Sub”), LSP Gen Investors, L.P., LS Power Partners, L.P., LS Power Equity Partners PIE I, L.P., LS Power Associates, L.P., and LS Power Equity Partners, L.P. (collectively, the “LS Entities”), pursuant to which Merger Sub will be merged with and into Dynegy, as a result of which we and Dynegy will become a wholly-owned subsidiary of New Dynegy.

A portion of the LS Entities’ operating generation portfolio will be combined with Dynegy’s generating assets and operations, and New Dynegy will acquire a 50% ownership interest in a development company that is currently controlled by the LS Entities. Upon completion of the merger agreement, each share of Dynegy’s Class A Common Stock and Class B Common Stock will be converted into the right to receive one share of New Dynegy Class A Common Stock, par value $0.01 per share (“New Dynegy Class A Common Stock”). Subsequent to the close of the transaction, we expect the assets and liabilities acquired from the LS Entities will be included in our consolidated financial statements as a result of a capital restructuring plan.

If the transaction is consummated, the LS Entities will contribute certain interests in power generation assets to New Dynegy in exchange for (i) 340 million shares of New Dynegy Class B Common Stock, par value $0.01 per share (“New Dynegy Class B Common Stock” and, together with New Dynegy Class A Common Stock, the “New Dynegy Common Stock”), (ii) $100 million in cash, and (iii) $275 million in aggregate principal amount of notes payable to be issued by New Dynegy.

Under the terms of the Merger Agreement, Dynegy and the LS Entities agreed not to (i) solicit proposals relating to alternative business combination transactions or (ii) subject to certain exceptions, enter into discussions or an agreement concerning or provide confidential information in connection with any proposals for alternative business combination transactions. The Merger Agreement provides certain termination rights to both Dynegy and the LS Entities, and further provides that, upon termination of the Merger Agreement under certain circumstances, (i) Dynegy may be required to pay the LS Entities or (ii) the LS Entities may be required to pay Dynegy, an aggregate termination fee of $100 million, as described in the Merger Agreement. The affirmative vote of two-thirds of the (i) issued and outstanding shares of Dynegy’s Class A Common Stock voting as a class, (ii) issued and outstanding shares of Dynegy’s Class B Common Stock voting as a class and (iii) issued and outstanding shares of Dynegy’s Common Stock voting together as a class is required to approve the merger. Assuming all necessary conditions are satisfied, which cannot be guaranteed, the transaction is expected to close at the end of the first quarter 2007.

Kendall Power. On September 14, 2006, the LS Entities and Kendall Power LLC (“Kendall Power”), a newly formed wholly owned subsidiary of Dynegy, entered into a Limited Liability Company Membership Interests and Stock Purchase Agreement (the “Kendall Agreement”) pursuant to which Kendall Power agreed to acquire all of the outstanding interests in LSP Kendall Holdings, LLC for $200 million in cash, as adjusted for certain changes in working capital. The closing of the Kendall Agreement will occur only if closing does not occur with respect to the transactions contemplated by the Merger Agreement. Dynegy has agreed to guarantee certain of Kendall Power’s obligations under the Kendall Agreement. Subsequent to the close of the transaction, we expect the Kendall facility will be included in our consolidated financial statements as a result of a capital restructuring plan. Please read Note 15—Commitments and Contingencies—Guarantees and Indemnifications—Kendall Guarantee beginning on page F-44 for further discussion.

Rocky Road. On March 31, 2006, contemporaneous with our sale of our interest in WCP (Generation) Holdings LLC (“West Coast Power”) (please read Note 4— Dispositions, Contract Terminations and Discontinued

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Operations—Dispositions and Contract Terminations—West Coast Power), we completed our acquisition of NRG’s 50% ownership interest in Rocky Road Power, LLC (“Rocky Road”), the entity that owns the Rocky Road power plant, a 330-megawatt natural gas-fired peaking facility near Chicago (of which we already owned 50%), for proceeds of $165 million, net of cash acquired. As a result of the transaction, we became the primary beneficiary of the entity as provided under the guidance in FIN No. 46(R), “Consolidation of Variable Interest Entities an interpretation of ARB No. 51”, and thus consolidated the assets and liabilities of the entity at March 31, 2006. Please read Note 10—Unconsolidated Investments—Variable Interest Entities for further discussion.

Sithe Energies. On January 31, 2005, Dynegy acquired, and subsequently contributed to us (as described below), 100% of the outstanding common shares of ExRes, the parent company of Sithe Energies and Independence. Through this acquisition, Dynegy acquired the 1,064 MW Independence power generation facility located near Scriba, New York, as well as natural gas-fired merchant facilities in New York and hydroelectric generation facilities in Pennsylvania (the “Sithe Assets”). Dynegy has not consolidated the entities that own these four natural gas-fired facilities and four hydroelectric generation facilities, in accordance with the provisions of FIN No. 46R. See Note 10—Unconsolidated Investments—Variable Interest Entities beginning on page F-29 for additional discussion of these facilities. In addition to these power plants, Dynegy acquired the 740 MW firm capacity sales agreement between Independence and Con Edison, a subsidiary of Consolidated Edison, Inc. This agreement, which runs through 2014, will provide Dynegy with annual cash receipts of approximately $100 million, subject to the restrictions on distribution under Independence’s indebtedness. Revenue from this capacity obligation is largely fixed with a variable discount that varies each month based on the price of power at Pleasant Valley LMP. Independence holds power tolling, financial swap and other contracts with other Dynegy Holdings subsidiaries. Because of the acquisition, these contracts have become intercompany agreements, and their financial statement impact has been substantially eliminated. This transaction enabled Dynegy to address one of its outstanding power tolling arrangements and to expand its generation capacity in a market where it has an existing presence.

The aggregate purchase price was comprised of (i) $135 million cash, which was reduced by a purchase price adjustment of approximately $2 million; (ii) transaction costs of approximately $16 million, approximately $3 million of which were paid in 2004; and (iii) the assumption of $919 million of face value project debt, which was recorded at its fair value of $797 million as of January 31, 2005. Please read Note 12—Debt—Sithe Energies Debt beginning on page F-34 for additional information regarding the debt assumed.

The allocation of purchase price to specific assets and liabilities is based, in part, upon outside appraisals using customary valuation procedures and techniques. That allocation changed during the fourth quarter 2005 after Dynegy received information related to investment valuations and tax basis balances. The acquisition resulted in an excess of the fair value of assets acquired over cost of the acquisition. This excess was then allocated to property, plant and equipment and intangible assets acquired, including intangible assets arising from contracts with other Dynegy subsidiaries, on a pro-rata basis. The following table summarizes the fair values of the assets and liabilities acquired at the date of acquisition, January 31, 2005 (in millions):

Other current assets	$88
Restricted cash and investments	132
Property, plant and equipment	353
Assets from risk-management activities	62
Intangible assets	657
Other assets	4

Total assets acquired	$1,296

Current liabilities	$(98)
Deferred income taxes	(193)
Other long-term liabilities	(59)
Long-term debt	(797)

Total liabilities assumed	$(1,147)

Net assets acquired	$149

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Included in the assets acquired are restricted cash and investments of approximately $132 million. The restricted investments include Federal Home Loan Bank Bonds, U.S. Treasury Bonds, and high-grade short-term commercial paper. The restricted cash and investments are related to a sinking fund required by Independence’s debt instruments, including a major overhaul reserve, a debt service reserve, a principal payment reserve, an interest reserve and a project restoration reserve. Restrictions on the cash and investments are scheduled to be lifted at the end of the project financing term in 2014. For further discussion, please read Note 12—Debt—Sithe Energies Debt beginning on page F-34.

Of the $657 million of acquired intangible assets, $488 million was allocated to the firm capacity sales agreement with Con Edison. This asset will be amortized on a straight-line basis over the remaining life of the contract as a reduction to revenue in our consolidated statements of operations, through October 2014. In addition, Independence holds a power tolling contract and a natural gas supply agreement with another of Dynegy’s subsidiaries, which were valued at $153 million and $16 million, respectively, as of January 31, 2005. Upon completion of Dynegy’s purchase of Independence, the power tolling agreement and the natural gas supply agreement were effectively settled, which resulted in a 2005 charge equal to their fair values, in accordance with EITF Issue 04-01, “Accounting for Pre-existing Contractual Relationships Between the Parties to a Purchase Business Combination”. As a result, Dynegy recorded a 2005 pre-tax charge of $169 million, which is included in cost of sales on our consolidated statements of operations. Upon settlement of the power tolling and natural gas supply agreements, the firm capacity sales agreement with Con Edison is the only remaining intangible asset associated with the acquisition of ExRes, which is included in intangibles and prepaids and other current assets on our consolidated balance sheets.

Dynegy exercised its right to require Exelon to decommission, sell, or otherwise dispose of all four natural gas-fired merchant facilities owned by ExRes. Under the terms of the purchase agreement, Exelon was to direct the disposition of these facilities and indemnify Dynegy with respect to all past and present operations. On June 1 and August 4, 2005, Dynegy entered into agreements, as directed by Exelon, to sell the ownership and operating interests in the facilities. The transactions, which were approved by the FERC and the New York Public Service Commission, closed on October 31, 2005 and had no impact on Dynegy’s consolidated financial statements as Exelon received the proceeds from the sale. Further, Exelon is entitled to cause Dynegy to decommission, sell, or bankrupt any or all of the four hydroelectric facilities owned by ExRes, for which Dynegy has been indemnified for any losses.

In April 2007, Dynegy contributed to us all of its interest in New York Holdings, together with its interest in ExRes. New York Holdings, together with its wholly-owned subsidiaries, holds the Sithe Assets. This contribution was accounted for as a transaction between entities under common control in a manner similar to a pooling of interests whereby the assets and liabilities were transferred at historical cost. As such, the assets and liabilities of New York Holdings are recorded by us as if the transaction occurred on January 31, 2005, the date ExRes was purchased from an unrelated third party. In addition, our historical financial statements have been adjusted in all periods presented to reflect the contribution as though we had owned New York Holdings as of January 31, 2005.

Note 4—Dispositions, Contract Terminations and Discontinued Operations

Dispositions and Contract Terminations

Rockingham. On November 9, 2006, we completed the sale to Duke Energy Carolinas, LLC (a subsidiary of Duke Energy) (“Duke Power”) of our Rockingham facility, a peaking facility in North Carolina, which is included in our GEN-SO reportable segment, for $194 million in cash. A portion of the proceeds from the sale were used to repay our borrowings under the $150 million Term Loan, with the remaining proceeds used as an additional source of liquidity. Please read Note 12—Debt—Fourth Amended and Restated Credit Facility beginning on page F-31 for further discussion of the Term Loan.

Beginning in the second quarter 2006, Rockingham met the held for sale classification requirements of SFAS No. 144, and continued to meet the requirements through the closing of the sale on November 9, 2006. SFAS No. 144 requires that long-lived assets not be depreciated or amortized while they are classified as held for sale. As a result, we discontinued depreciation and amortization of Rockingham’s property, plant and equipment during the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

second quarter 2006. Depreciation and amortization expense related to Rockingham totaled $2 million, $6 million and $6 million in the years ended December 31, 2006, 2005 and 2004, respectively. In addition, SFAS No. 144 requires a loss to be recognized if assets held for sale less liabilities held for sale are in excess of fair value less costs to sell. Accordingly, we recorded a pre-tax impairment of $9 million in the year ended December 31, 2006 which is included in Impairment and other charges on our consolidated statements of operations.

West Coast Power. On March 31, 2006, contemporaneous with our purchase of Rocky Road (please read Note 3—Business Combinations and Acquisitions—Rocky Road on page F-16), we completed the sale to NRG of our 50% ownership interest in West Coast Power, a joint venture between us and NRG which has ownership interests in the West Coast Power power plants in southern California totaling approximately 1,800 MW, for proceeds of approximately $165 million, net of cash acquired. We did not recognize a material gain or loss on the sale. Pursuant to our divestiture of West Coast Power, we no longer maintain a significant variable interest in the entity as provided by the guidance in FIN No. 46(R). Please read Note 10—Unconsolidated Investments—Variable Interest Entities on page F-29 for further discussion.

Sterlington Contract Termination. In December 2005, we entered into an agreement to terminate the Sterlington long-term wholesale power tolling contract with Ouachita Power LLC (“Ouachita”), a joint venture of GE Energy Financial Services and Cogentrix Energy, Inc. Under the terms of the agreement, we paid Ouachita approximately $370 million in March 2006 to eliminate approximately $449 million in capacity payment obligations through 2012 and avoid approximately $295 million in additional capacity payment obligations that would arise if Ouachita exercised its option to extend the contract through 2017. We recognized a pre-tax charge of approximately $364 million ($229 million after-tax) in 2005 related to this transaction.

Sherman. In November 2004, we sold our Sherman natural gas processing facility located in Sherman, Texas. This sale resulted in a pre-tax gain of approximately $16 million. This gain is included in income from discontinued operations on our consolidated statements of operations.

Indian Basin. In April 2004, we sold our 16% interest in the Indian Basin Gas Processing Plant for approximately $48 million, and we recognized a pre-tax gain on the sale of approximately $36 million. This gain is included in income from discontinued operations on our consolidated statements of operations.

Kendall. In November 2004, DPM entered into a “back to back” power purchase agreement with Constellation Energy Commodities Group, Inc. (“Constellation”) under which Constellation will effectively receive DPM’s rights to purchase approximately 570 MW of capacity and energy arising under DPM’s tolling contract with LSP-Kendall Energy, LLC for a four-year term from December 2004 through November 2008. DPM will remain the primary obligor under the Kendall tolling contract, but will receive offsetting payments from Constellation during the four-year term.

In connection with this transaction, DPM paid Constellation $117.5 million in cash and effectively eliminated approximately $161 million of our future fixed payment obligations under the Kendall tolling contract through November 2008. We recognized a pre-tax charge of approximately $115 million ($72 million after-tax) related to this transaction. The charge is included in cost of sales on the consolidated statements of operations.

Gas Transportation Contracts. In June 2004, we agreed to exit four long-term natural gas transportation contracts whose purpose was to secure firm pipeline capacity through 2014 in support of our former third party marketing and trading business. In exchange for exiting these obligations, we paid $20 million in June 2004, $16 million in December 2004 and $26 million in March 2005. This payment obligation was recorded at its fair value of $40 million and was accreted to $42 million over the period July 1, 2004 through March 31, 2005. Additionally, we reversed an aggregate liability of $148 million associated with the transportation contracts that was originally established in 2001 and recognized a pre-tax gain of $88 million related to these transactions. This gain is included in revenues on our consolidated statements of operations and is included in the results of our CRM segment. This agreement eliminated our obligation to make approximately $295 million in aggregate fixed capacity payments from April 2005 through 2014.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Discontinued Operations

GEN-SO Discontinued Operations

CoGen Lyondell. On August 1, 2007, we completed our sale of our CoGen Lyondell power generation facility for approximately $470 million to EnergyCo., LLC (“EnergyCo.”), a joint venture between PNM Resources and a subsidiary of Cascade Investment, LLC. We expect to record a significant gain related to the sale of the asset in the third quarter 2007. Pursuant to SFAS No. 144, we are reporting the results of CoGen Lyondell’s operations as a discontinued operation. Accordingly, the facility’s results have been included in discontinued operations for all periods presented. These financial statements have been amended throughout to reflect CoGen Lyondell as a discontinued operation included in our GEN-SO segment.

Calcasieu. On January 31, 2007, we entered into an agreement to sell our interest in the Calcasieu power generation facility to Entergy Gulf States, Inc. (“Entergy”) for approximately $57 million, subject to regulatory approval. The transaction is expected to close in early 2008. We recorded a pre-tax impairment of approximately $36 million in the year ended December 31, 2006, which was included in Discontinued operations on our consolidated statements of operations. Please read Note 5—Restructuring and Impairment Charges—Asset Impairments on page F-21 for further discussion. Pursuant to SFAS No. 144, we are reporting the results of Calcasieu as a discontinued operation. Accordingly, the operations of Calcasieu have been included in discontinued operations for all periods presented. These financial statements have been amended throughout to reflect Calcasieu as a discontinued operation included in our GEN-SO segment.

Other Discontinued Operations

Natural Gas Liquids. On October 31, 2005, we completed the sale of DMSLP, which comprised substantially all remaining operations of our NGL business, to Targa and two of its subsidiaries for $2.44 billion in cash.

In 2006, we received $15 million from Targa which represents the final portion of the sales price owed to us.

Pursuant to SFAS No. 144, we are reporting the results of NGL’s operations as a discontinued operation. Accordingly, the results of operations of our NGL business have been included in discontinued operations for all periods presented. EITF Issue 87-24, “Allocation of Interest to Discontinued Operations” (EITF Issue 87-24) requires that interest expense on debt that was required to be repaid upon the sale of DMSLP should be reclassified to discontinued operations. Therefore, interest expense on our former term loan and our former generation facility debt was allocated to discontinued operations, as the respective debt instruments were paid upon the sale of DMSLP. Such interest expense, inclusive of amortization of debt issuance costs, totaled $53 million and $27 million for the years ended December 31, 2005 and 2004, respectively.

Additionally, results from NGL’s operations include revenues and cost of sales arising from intersegment transactions, which ceased after the sale of DMSLP. NGL processed natural gas and sold this natural gas to CRM for resale to third parties. NGL also purchased natural gas from CRM and electricity from GEN. As the intersegment revenues and cost of sales included in NGL’s results were reclassified to discontinued operations, the effects of these intersegment transactions eliminated in consolidation, including the ultimate third-party settlement, previously recorded in other segments, were also reclassified to discontinued operations.

Other. We sold or liquidated some of our operations during 2003, including our U.K. CRM business, which have been accounted for as discontinued operations under SFAS No. 144.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information related to our discontinued operations, including Calcasieu, CoGen Lyondell and the NGL business operations discussed above:

	GEN-SO	CRM	NGL	Total
	(in millions)
2006
Revenue	$247	$—	$—	$247
Income (loss) from operations before taxes	(53)	23	6	(24)
Income (loss) from operations after taxes	(37)	21	4	(12)

2005
Revenue	$294	$—	$4,125	$4,419
Income (loss) from operations before taxes	(6)	6	163	163
Income (loss) from operations after taxes	(4)	(1)	137	132
Gain on sale before taxes	—	—	1,087	1,087
Gain on sale after taxes	—	—	681	681

2004
Revenue	$195	$—	$3,753	$3,948
Income from operations before taxes	(34)	19	254	239
Income (loss) from operations after taxes	(20)	(7)	170	143

In 2006, we recognized approximately $21 million of pre-tax income associated with a U.K. CRM receivable previously reserved that is now expected to be collected. We also recorded a $36 million impairment for the Calcasieu generation facility. Please read Note 5—Restructuring and Impairment Charges—Asset Impairments for further discussion.

In 2005, we recognized $3 million of pre-tax income primarily associated with U.K. CRM’s receipt of a third party bankruptcy settlement, offset by foreign currency exchange losses.

In 2004, we recognized $17 million of pre-tax income related to translation gains on foreign currency in the U.K. Please read Note 6—Risk Management Activities and Financial Instruments—Accounting for Derivative Instruments and Hedging Activities—Net Investment Hedges In Foreign Operations beginning on page F-24 for further discussion.

Note 5—Restructuring and Impairment Charges

Asset Impairments. At September 30, 2006, we tested the Bluegrass generation facility for impairment based on the FERC’s recent approval and Louisville Gas and Electric’s (“LG&E”) completion of various compliance steps to allow it to withdraw from participation in the MISO market as of September 1, 2006. The Bluegrass facility has historically sold power into the MISO market through transmission provided by LG&E. This change will limit our ability or increase the cost to deliver power to the MISO market. After testing, we recorded a pre-tax impairment charge of $96 million ($61 million after-tax) in the GEN-MW segment. This charge is included in Impairment and other charges in our consolidated statements of operations. We determined the fair value of the facility using the expected present value technique.

At December 31, 2006, we determined that it was more likely than not that certain assets would be sold prior to the end of their previously estimated useful lives. Therefore, impairment analyses were performed and we recorded a total pre-tax impairment charge of $50 million ($32 million after tax). Of this charge, $36 million relates to the Calcasieu facility and is recorded in the GEN-SO segment in Discontinued operations. The remaining $14 million relates to the Bluegrass facility and is recorded in the GEN-MW segment. This charge is included in Impairment and other charges in our consolidated statements of operations. We determined the fair value of the Bluegrass facility using the expected present value technique. We determined the fair value of the Calcasieu facility based on the purchase price in the sales agreement.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In 2006, we recorded a $9 million pre-tax impairment of our investment in Black Mountain. Please read Note 10—Unconsolidated Investments—Power Generation—South Investments beginning on page F-28 for further discussion.

In 2005, we recorded $13 million and $10 million in pre-tax impairments of our investments in Black Mountain and West Coast Power, respectively. Please read Note 10—Unconsolidated Investments—Power Generation—South Investments beginning on page F-28 for further discussion. Also in 2005, we recorded in GEN-MW an impairment of an unused turbine totaling $29 million. We determined the fair value of the turbine based on market prices of similar assets available for sale. Also in 2005, we recorded severance and restructuring charges totaling $11 million. For further information, please read “2005 Restructuring” below. Finally, in connection with our sale of DMSLP, included in discontinued operations, were charges of $3 million and $2 million for cancellation fees and operating leases, respectively.

In 2004, we recorded a $5 million pre-tax charge related to the impairment of one of our NGL assets. Also during 2004, we recorded $85 million in pre-tax impairments of our investment in West Coast Power. Please read Note 10—Unconsolidated Investments—Power Generation—South Investments beginning on page F-28 for further discussion.

2005 Restructuring. In December 2005, in order to better align our corporate cost structure with a single line of business and as part of a comprehensive effort to reduce on-going operating expenses, we implemented a restructuring plan (the “2005 Restructuring Plan”). The 2005 Restructuring Plan resulted in a reduction of approximately 40 positions and was complete by June 30, 2006. We recognized a pre-tax charge of $11 million in the fourth quarter 2005. We recognized approximately $2 million of charges in the year ended December 31, 2006, when transitional services were completed by certain affected employees. These charges related entirely to severance costs.

The following is a schedule of 2006 activity for the severance liabilities recorded in connection with this restructuring (in millions):

Balance at December 31, 2005	$9
2006 adjustments to liability	2
Cash payments	(11)

Balance at December 31, 2006	$—

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2002 Restructuring. In October 2002, we announced a restructuring plan (the “2002 Restructuring Plan”) designed to improve operational efficiencies and performance across our lines of business. The following is a schedule of 2006, 2005 and 2004 activity for the 2002 Restructuring Plan liabilities recorded associated with the severance, cancellation fees and operating leases:

	Severance	Cancellation Fees and Operating Leases	Total
	(in millions)
Balance at December 31, 2003	$23	$27	$50
2004 adjustments to liability	18	7	25
2004 cash payments	(38)	(11)	(49)

Balance at December 31, 2004	3	23	$26
2005 cash payments	—	(8)	(8)

Balance at December 31, 2005	3	15	18
2006 adjustments to liability	—	(1)	(1)
2006 cash payments	—	(7)	(7)

Balance at December 31, 2006	$3	$7	$10

During 2004, the adjustment to the accrued liability primarily reflects increases in the severance accrual due to changes in our estimate of the probable loss associated with the severance claims of our former chief executive officer and our former president. Cash payments during 2004 reflect payments made to our former chief executive officer and our former president.

In addition to the $7 million accrual above, we have a $1 million accrual for operating leases made in connection with the sale of DMSLP. We expect these amounts to be paid by the end of 2007 when the leases expire. Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Discontinued Operations—Natural Gas Liquids beginning on page F-20 for further information.

Note 6—Risk Management Activities and Financial Instruments

Our operations are impacted by several factors, some of which may not be mitigated by risk management methods. These risks include, but are not limited to, commodity price, interest rate and foreign exchange rate fluctuations, weather patterns, counterparty credit risks, changes in competition, operational risks, environmental risks and changes in regulations.

We define market risk as changes to our earnings and cash flow resulting from changes in market conditions, including changes in commodity prices, interest rates and currency rates as well as the impact of volatility and market liquidity on such prices. We seek to manage market risk through diversification, controlling position sizes and executing hedging strategies.

Accounting for Derivative Instruments and Hedging Activities

We follow the accounting and disclosure requirements of SFAS No. 133, as amended. Under SFAS No. 133, all derivative instruments are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless such instruments qualify, and are designated, as hedges of future cash flows, fair values or net investments in foreign operations or qualify, and are designated, as normal purchases and sales.

Cash Flow Hedges. We enter into financial derivative instruments that qualify as cash flow hedges. The maximum length of time for which we have hedged our exposure for cash flow hedges is through 2008. Instruments related to our generation business are entered into for purposes of hedging future fuel requirements and forecasted sales transactions. Interest rate swaps were previously used to convert the floating interest-rate component of some obligations to fixed rates.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Any ineffective portion of a cash flow hedge is reported immediately as a component of income in the consolidated statements of operations. Ineffectiveness associated with cash flow hedges of commodity transactions and interest rate swaps is included in revenues and other income and expense, net, respectively. During the years ended December 31, 2006, 2005 and 2004, we recorded $7 million, $3 million and $(3) million of income (expense), respectively, related to ineffectiveness from changes in fair value of hedge positions. No amounts were excluded from the assessment of hedge effectiveness related to the hedge of future cash flows in any of the periods.

During the years ended December 31, 2006, 2005 and 2004 no amounts were reclassified to earnings in connection with forecasted transactions that were no longer considered probable of occurring.

The balance in cash flow hedging activities, net at December 31, 2006 is expected to be reclassified to future earnings, contemporaneously with the related purchases of fuel or sales of electricity, as applicable to each type of hedge. Of this amount, after-tax gains of approximately $72 million are currently estimated to be reclassified into earnings in 2007. The actual amounts that will be reclassified to earnings over this period and beyond could vary materially from this estimated amount as a result of changes in market prices, hedging strategies, the probability of forecasted transactions occurring and other factors.

Fair Value Hedges. We also enter into derivative instruments that qualify as fair value hedges. We use interest rate swaps to convert a portion of our non-prepayable fixed-rate debt into variable-rate debt. The maximum length of time for which we have hedged our exposure for fair value hedges is through 2012. During the years ended December 31, 2006, 2005 and 2004, there was no ineffectiveness from changes in the fair value of hedge positions and no amounts were excluded from the assessment of hedge effectiveness. During each of the years ended December 31, 2006, 2005 and 2004, there were no gains or losses related to the recognition of firm commitments that no longer qualified as fair value hedges.

Net Investment Hedges In Foreign Operations. Although we have exited a substantial amount of our foreign operations, we have remaining investments in foreign subsidiaries, the net assets of which are exposed to currency exchange-rate volatility. As of December 31, 2006, 2005 and 2004 we had no net investment hedges in place to hedge that exposure.

During 2003, our efforts to exit the U.K. CRM business were substantially completed. As required by SFAS No. 52, “Foreign Currency Translation,” a significant portion of unrealized gains and losses resulting from translation and financial instruments utilized to hedge currency exposures previously recorded in stockholder’s equity were recognized in income, resulting in an after-tax loss of approximately $5 million. During 2004, we repatriated a majority of our cash from the U.K. by repayment of intercompany loans, resulting in the substantial liquidation of our investment in the U.K. As a result, we recognized approximately $17 million of pre-tax translation gains in income that arose since April 1, 2003 and had accumulated in stockholder’s equity.

Accumulated Other Comprehensive Income. Accumulated other comprehensive income, net of tax, is included in stockholder’s equity on the consolidated balance sheets as follows:

	December 31,
	2006	2005
	(in millions)
Cash flow hedging activities, net	$76	$(2)
Foreign currency translation adjustment	23	24
Minimum pension liability	—	(18)
Unrecognized prior service cost and actuarial loss	(43)	—
Available for sale securities	11	—

Accumulated other comprehensive income, net of tax	$67	$4

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Notional Contract Amounts. The absolute notional contract amounts associated with the derivative instruments designated as hedges were as follows:

	December 31,
	2006	2005
Fair Value Hedge Interest Rate Swaps (in Millions of U.S. Dollars)	$525	$525
Fixed Interest Rate Received on Swaps (Percent)	4.331	4.331
Natural Gas Cash Flow Hedges (Trillion Cubic Feet)	0.010	0.012
Electricity Cash Flow Hedges (Million Megawatt Hours)	51.664	14.460
Fuel Oil Cash Flow Hedges (Million Barrels)	1.620	0.725

Fair Value of Financial Instruments. The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”. We have determined the estimated fair-value amounts using available market information and selected valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions or valuation methodologies could have a material effect on the estimated fair-value amounts.

The carrying values of current financial assets and liabilities approximate fair values due to the short-term maturities of these instruments. The carrying amounts and fair values of debt are included in Note 12—Debt beginning on page F-31. The carrying amounts and fair values of our other financial instruments were:

	December 31,
	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Fair Value Hedge Interest Rate Swap	$(19)	$(19)	$(13)	$(13)
Interest Rate Risk-Management Contracts	(1)	(1)	(2)	(2)
Commodity Cash Flow Hedge Contracts	114	114	(1)	(1)
Commodity Risk-Management Contracts	14	14	88	88

The fair value of interest rate and commodity risk-management contracts were based upon the estimated consideration that would be received to terminate those contracts in a gain position and the estimated cost that would be incurred to terminate those contracts in a loss position.

Concentration of Credit Risk. We sell our energy products and services to customers in the electric and natural gas distribution industries and to entities engaged in industrial and petrochemical businesses. These industry concentrations have the potential to impact our overall exposure to credit risk, either positively or negatively, because the customer base may be similarly affected by changes in economic, industry, weather or other conditions.

At December 31, 2006, our credit exposure as it relates to the mark-to-market portion of our risk management portfolio totaled $105 million. To reduce our credit exposure, we execute agreements that permit us to offset receivables, payables and mark-to-market exposure. We attempt to further reduce credit risk with certain counterparties by obtaining third party guarantees or collateral as well as the right of termination in the event of default.

Our Credit Department establishes our counterparty credit limits. Our industry typically operates under negotiated credit lines for physical delivery and financial contracts. Our credit risk system provides current credit exposure to counterparties on a daily basis.

We enter into master netting agreements both to mitigate credit exposure and to reduce collateral requirements. In general, the agreements include our risk management subsidiaries and allow the aggregation of credit exposure, margin and set-off. As a result, we decrease a potential credit loss arising from a counterparty default.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We include cash collateral deposited with counterparties in Prepayments and other current assets and Other long-term assets on our consolidated balance sheets. We include cash collateral due to counterparties in Accrued liabilities and other current liabilities on our consolidated balance sheets.

Note 7—Cash Flow Information

Following are supplemental disclosures of cash flow and non-cash investing and financing information:

	Year Ended December 31,
	2006	2005	2004
	(in millions)
Interest paid (net of amount capitalized)	$402	$397	$319

Taxes paid (refunds), net	$—	$38	$4

Detail of businesses acquired:
Current assets and other	$14	$—	$—
Fair value of non-current assets	13	—	—
Liabilities assumed, including deferred taxes	18	—	—
Cash balance acquired	(5)	—	—

Cash paid, net of cash acquired	$40	$—	$—

Other non-cash investing and financing activity:
Addition of a capital lease (1)	6	—	—
Marketable securities (2)	18	—	—
Contribution of Sithe from Dynegy to Dynegy Holdings (3)	—	149	—
Sithe subordinated debt exchange, net (Note 12) (4)	122	—	—

(1)	In January 2006, we entered into an obligation under a capital lease related to a coal loading facility which will be used in the transportation of coal to our Vermilion generating facility. Pursuant to our agreement with the lessor, we are obligated for minimum payments in the aggregate amount of $17 million over the ten-year term of the lease.
(2)	In November 2006, the New York Mercantile Exchange completed its initial public offering. As a result, we received ninety thousand shares due to our two membership seats. These shares were valued at approximately $18 million at December 31, 2006.
(3)	In April 2007, Dynegy contributed to DHI its interest in New York Holdings. This contribution was accounted for as a transaction between entities under common control in a manner similar to a pooling of interests whereby the assets and liabilities were transferred at historical cost.
(4)	On July 21, 2006, we executed an exchange agreement of approximately $419 million principle amount of the subordinated debt of Independence, together with all claims for accrued and unpaid interest thereon, for approximately $297 million principal amount of our 8.375% Senior Unsecured Notes due 2016. Please read Note 12—Debt—Sithe Subordinated Debt Exchange on page F-34 for further information.

Note 8—Inventory

A summary of our inventories is as follows:

	December 31,
	2006	2005
	(in millions)
Materials and supplies	$90	$90
Coal	56	44
Fuel oil	32	41
Emissions allowances	15	36
Natural gas storage	1	3

	$194	$214

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition, we had zero and $13 million of emissions allowances at December 31, 2006 and 2005, respectively, related to future periods included in Other long-term assets on our consolidated balance sheets.

Note 9—Property, Plant and Equipment

A summary of our property, plant and equipment is as follows:

	December 31,
	2006	2005
	(in millions)
Generation assets:
GEN – MW	$5,070	$4,928
GEN – NE	625	593
GEN – South	569	789
IT systems and other	209	205

	6,473	6,515
Accumulated depreciation	(1,522)	(1,192)

	$4,951	$5,323

Interest capitalized related to costs of projects in process of development totaled $3 million, $3 million and $2 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Note 10—Unconsolidated Investments

Our unconsolidated investments consist primarily of investments in affiliates that we do not control, but where we have significant influence over operations. Our principal equity method investments consist of entities that operate generation assets. We entered into these ventures principally to share risk and leverage existing commercial relationships. These ventures maintain independent capital structures and have financed their operations either on a non-recourse basis to us or through their ongoing commercial activities. As of December 31, 2006, we hold an investment in a joint venture in which Chevron or its affiliates are investors. For additional information about this investment, please read Note 13—Related Party Transactions beginning on page F-35.

A summary of our unconsolidated investments is as follows:

	December 31,
	2006	2005
	(in millions)
Equity affiliates:
GEN – MW	$—	$60
GEN – SO	—	207

Total unconsolidated investments	$—	$267

Cash distributions received from our equity investments during 2006, 2005 and 2004 were zero, $76 million and $137 million, respectively. Undistributed earnings from our equity investments included in accumulated deficit at December 31, 2006 and 2005 totaled zero and $149 million, respectively.

Power Generation—Midwest Investments. GEN—MW equity investments at December 31, 2005 included a 50% ownership interest in Rocky Road Power, L.L.C., a 330 MW power generation facility in East Dundee, Illinois.

On March 31, 2006, we completed the sale to NRG of our 50% ownership interest in our unconsolidated investment in West Coast Power as well as our acquisition of NRG’s ownership interest in Rocky Road. As a result of the transactions, we received cash proceeds of approximately $165 million, net of cash acquired, from NRG. Under the terms of this agreement, we did not recognize a material gain or loss on the sale of West Coast Power.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For further discussion, please read Note 3—Business Combinations and Acquisitions—Rocky Road on page F-16 and Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—West Coast Power on page F-19.

Power Generation—South Investments. GEN—SO equity investments at December 31, 2006 include a 50% ownership interest in Black Mountain (Nevada Cogeneration Associates #2), an 85 MW power generation facility in Las Vegas, Nevada that owns fossil fuel electric generation facilities.

In 2006 and 2005, we recorded impairment charges of $9 million and $13 million, respectively, related to our 50% interest in Black Mountain. These charges are the result of declines in value of the investment caused by an increase in the cost of fuel in relation to a third party power purchase agreement through 2023 for 100% of the output of the facility. This agreement provides that Black Mountain (Nevada Cogeneration) will receive payments that decrease over time.

Our most significant investment in generating capacity was our interest in West Coast Power. In March 2006, we sold our unconsolidated investment in West Coast Power to NRG. For further discussion, please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—West Coast Power.

Our net investment in West Coast Power totaled approximately $205 million at December 31, 2005. West Coast Power provided equity earnings of approximately zero, $11 million and $153 million in the years ended December 31, 2006, 2005 and 2004, respectively. Our West Coast Power related earnings for 2005 were offset by an impairment charge of approximately $10 million, primarily to write down our investment balance to the agreed-upon sales price. Our West Coast Power related earnings for 2004 include a $12 million charge representing our share of an asset impairment. Additionally, our West Coast Power related earnings were partially offset by an impairment of $73 million, primarily due to the expiration of the CDWR contract in December 2004.

In 2004, we sold our unconsolidated investment in the Commonwealth generating facility. We did not recognize a material gain or loss on this sale.

In 2004, we sold our unconsolidated investments in the Oyster Creek, Michigan Power and Hartwell generating facilities for aggregate net cash proceeds of approximately $132 million. We recognized gains of $15 million and $2 million related to our sales of Oyster Creek and Hartwell, but did not recognize a material gain or loss on the sale of Michigan Power. However, during the year ended December 31, 2004, we recorded an impairment on our investment in Michigan Power totaling $8 million, to adjust our book value to the sale price.

Summarized Information. Summarized aggregate financial information for unconsolidated equity investments and our equity share thereof was:

	December 31,
	2006		2005		2004
	Total	Equity Share	Total	Equity Share	Total	Equity Share
	(in millions)
Current assets	$52	$26	$375	$187	$575	$266
Non-current assets	97	49	1,228	614	1,552	717
Current liabilities	15	8	65	32	168	66
Non-current liabilities	5	3	50	25	61	29
Revenues	55	28	563	237	1,226	557
Operating income	14	7	55	24	417	200
Net income	14	7	63	28	396	190

Losses from unconsolidated investments of $1 million for the year ended December 31, 2006 include the $7 million above offset by the $9 million impairment of our investment in Black Mountain.

Earnings from unconsolidated investments of zero for the year ended December 31, 2005, include $11 million from West Coast Power and $17 million from our other unconsolidated investments, offset by $10 million, $13 million impairments of our investment in West Coast Power and Black Mountain, respectively, and $5 million of earnings from NGL investments which are included in income from discontinued operations.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Earnings from unconsolidated investments of $116 million for the year ended December 31, 2004 include $153 million from West Coast Power, $37 million from our other unconsolidated investments, and gains on the sales of our equity investment in Oyster Creek and our equity investment in Hartwell of $15 million and $2 million, respectively. These gains were partially offset by a $73 million impairment of our investment in West Coast Power and an $8 million impairment of our Michigan Power equity investment, as well as $10 million of earnings from NGL investments, which are included in income from discontinued operations.

Variable Interest Entities. On January 31, 2005, Dynegy completed the acquisition of, and subsequently contributed to us, ExRes and Independence. ExRes, owns through its subsidiaries four natural gas-fired merchant facilities in New York and four hydroelectric generation facilities in Pennsylvania. The entities owning these facilities meet the definition of VIEs. In accordance with the purchase agreement, Exelon Corporation (“Exelon”) has the sole and exclusive right to direct our efforts to decommission, sell, bankrupt, or otherwise dispose of the hydroelectric facilities owned through the VIE entities. Exelon is obligated to reimburse ExRes for all costs, liabilities, and obligations of the entities owning these hydroelectric generation facilities, and to indemnify ExRes with respect to the past and present assets and operations of the entities. As a result, we are not the primary beneficiary of the entities and have not consolidated them in accordance with the provisions of FIN No. 46R.

With regard to the four natural gas-fired merchant facilities located in New York, we had the option to elect to decommission any or all of these facilities within a 180-day period after the January 31, 2005 closing date. Prior to expiration of the option period, which ended on July 30, 2005, we elected to decommission all four of the natural gas-fired merchant facilities owned by ExRes. Under the terms of the purchase agreement, Exelon was permitted to direct the decommissioning, sale or other disposal of the facilities. Further, Exelon is obligated to indemnify us with respect to all operations prior to February 1, 2005 and subsequent to our election to decommission or sell the facilities. They also must provide written consent for any payments or actions outside the ordinary course of operations. On June 1 and August 4, 2005, we entered into agreements, as directed by Exelon, to sell our ownership and operating interests in the four natural gas-fired power generation peaking facilities to Alliance Energy Group LLC. The transactions, which were approved by the FERC and the New York Public Service Commission, closed on October 31, 2005 and had no impact on our consolidated financial statements, as Exelon received the proceeds from the sale. As a result of the rights retained by Exelon with respect to these facilities, we are not the primary beneficiary of these VIEs, and have not consolidated them in accordance with the provisions of FIN No. 46(R). Please read Note 3—Business Combinations and Acquisitions—Sithe Energies beginning on page F-17 for further discussion regarding this acquisition.

The hydroelectric generation facilities have commitments and obligations that are off-balance sheet with respect to Dynegy arising under operating leases for equipment and long-term power purchase agreements with local utilities. At December 31, 2006, the equipment leases have remaining terms from two to fifteen years and involve future lease payments of $114 million over the terms of the leases. Additionally, each of these facilities is party to a long-term power purchase agreement with a local utility. Under the terms of each of these agreements, a project tracking account, which we refer to as the “Tracking Account”, was established to quantify the difference between (i) the facility’s fixed price revenues under the power purchase agreement and (ii) the respective utility’s Public Utility Commission approved avoided costs associated with those power purchases plus accumulated interest on the balance. Each power purchase agreement calls for the hydroelectric facility to return to the utility the balance in the Tracking Account before the end of the facility’s life through decreased pricing under the respective power purchase agreement. Two of the four hydroelectric facilities are currently in the Tracking Account repayment period of the contract, whereby balances are repaid through decreased pricing. This pricing cannot be decreased below a level sufficient to allow the facilities to recover their operating costs, exclusive of lease or interest costs. The remaining two facilities are anticipated to begin reducing the Tracking Accounts in 2006. The aggregate balance of the Tracking Accounts as December 31, 2006 was approximately $316 million, and the obligations with respect to each Tracking Account are secured by the assets of the respective facility. The decreased pricing necessary to reduce the Tracking Accounts may cause the facilities to operate at a net cash deficit. As discussed above, the obligations of the four hydroelectric facilities are non-recourse to us. Under the terms of the stock purchase agreement with Exelon, we are indemnified for any net cash outflow arising from ownership of these facilities.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 11—Intangible Assets

Pursuant to Dynegy’s acquisition of Sithe Energies in February 2005, and Dynegy’s subsequent contribution of Sithe Energies to us, we recorded a significant intangible asset related to a capacity agreement between Sithe Independence Power Partners and Con Edison, a large utility in the state of New York and a subsidiary of Consolidated Edison, Inc. That contract provides Independence the right to sell 740 MW of capacity until 2014 at fixed prices that are currently above the prevailing market price of capacity for the New York Rest of State market. Since the asset arises from a contractual relationship that provides the obligation to sell capacity and the right to collect capacity payments, it was recorded as an identifiable intangible asset as defined in SFAS No. 141. The fair value recorded related to this intangible asset was $488 million. That amount is currently being amortized into earnings based on a straight-line amortization over the remaining contractual term of the agreement. That amortization expense is being recognized in the revenue line of our consolidated statements of operations where we record the revenues received from the contract. The annual amortization of the intangible asset is expected to approximate $50 million. The balance, net of accumulated amortization, totaled $383 million and $442 million at December 31, 2006 and 2005, respectively. Amortization expense was approximately $59 million and $46 million for the years ended December 31, 2006 and 2005, respectively. We have not recorded any impairment related to this intangible asset.

Pursuant to our acquisition NRG’s 50% ownership interest in the Rocky Road power plant, we recorded an intangible asset in the amount of $29 million. That amount is currently being amortized into earnings based on a straight-line amortization over the remaining contractual term of the agreement. That amortization expense is being recognized in the revenue line of our consolidated statements of operations where we record the revenues received from the contract. The annual amortization of the intangible asset is expected to be approximately $10 million. The balance, net of accumulated amortization, totaled $22 million at December 31, 2006. Amortization expense was approximately $7 million for the year ended December 31, 2006. Please read Note 3 — Business Combinations and Acquisitions — Rocky Road on Page F-16 for further discussion.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 12—Debt

A summary of our long-term debt is as follows:

	December 31,
	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Term facility, floating rate due through 2012	$200	$200	$—	$—
Senior Notes, 7.45% due 2006	—	—	22	23
Senior Notes, 6.875% due 2011	493	499	499	492
Senior Notes, 8.75% due 2012	488	529	491	538
Senior Unsecured Notes, 8.375% due 2016	1,047	1,102	—	—
Senior Debentures, 7.125% due 2018	173	169	175	158
Senior Debentures, 7.625% due 2026	173	168	174	158
Second Priority Senior Secured Notes, floating rate due 2008	—	—	225	238
Second Priority Senior Secured Notes, 9.875% due 2010	11	12	625	685
Second Priority Senior Secured Notes, 10.125% due 2013	—	—	900	1,015
Subordinated Debentures payable to affiliates, 8.316%, due 2027	200	191	200	176
Subordinated Debt, 7.0% due 2034	—	—	419	253
Senior Notes, 8.5% due 2007	39	39	57	57
Senior Notes, 9.0% due 2013	409	446	409	441
Note Payable to Dynegy, due 2006	—	—	120	120

	3,233		4,316
Unamortized premium (discount) on debt, net (1)	25		(122)

	3,258		4,194
Less: Amounts due within one year, including non-cash amortization of basis adjustments	68		191

Total Long-Term Debt	$3,190		$4,003

(1)	Change from December 31, 2005 to December 31, 2006 is primarily due to the Sithe debt exchange.

Aggregate maturities of the principal amounts of all long-term indebtedness as of December 31, 2006 are as follows: 2008—$44 million, 2009–$57 million, 2010—$73 million, 2011—$561 million and thereafter—$2,455 million

Fourth Amended and Restated Credit Facility. On April 19, 2006, we entered into a fourth amended and restated credit agreement (the “Fourth Amended and Restated Credit Facility”) with Citicorp USA, Inc. and JPMorgan Chase Bank, N.A., as co-administrative agents, JPMorgan Chase Bank, N.A., as collateral agent, Citicorp USA, Inc., as payment agent, Citigroup Global Markets Inc. and JPMorgan Securities Inc., as joint lead arrangers, and the other financial institutions parties thereto as lenders. The Fourth Amended and Restated Credit Facility amends our former credit facility (last amended on March 6, 2006) by increasing the amount of the existing $400 million revolving credit facility to $470 million and adding a $200 million term letter of credit facility. The revolving facility, which is currently undrawn, is available for general corporate purposes and for letters of credit. The term facility has been fully drawn and the proceeds placed in a collateral account to support the issuance of letters of credit. Letters of credit issued under the former credit facility were continued under the Fourth Amended and Restated Credit Facility.

The Fourth Amended and Restated Credit Facility is secured by substantially all of our assets as borrower, and certain of our subsidiaries, as subsidiary guarantors, and certain of Dynegy’s assets, as parent guarantor. The revolving credit facility portion of the Fourth Amended and Restated Credit Facility matures April 19, 2009 and the

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

term letter of credit portion matures on January 31, 2012. Borrowings for both the revolving and term portions under the Fourth Amended and Restated Credit Facility bear interest at the relevant Eurodollar rate plus a ratings-based margin of 150 basis points or the relevant base rate plus a ratings-based margin of 50 basis points. Letters of credit can be issued under the revolving portion of the facility at a ratings-based rate of 150 basis points. An unused commitment fee of 37.5 basis points is payable on the unused portion of the revolving credit facility. The margin payable for borrowing, the rate payable for letters of credit and the unused commitment fee will decrease upon meeting specified improvements in Standard and Poor’s and Moody’s credit ratings for the facility.

The Fourth Amended and Restated Credit Facility contains mandatory prepayment provisions associated with specified asset sales and dispositions (including as a result of casualty or condemnation) and the receipt of proceeds by us and certain of our subsidiaries of any permitted additional non-recourse indebtedness. Commencing in 2008 with respect to the fiscal year ending December 31, 2007, each year we will be required to apply toward the prepayment of the loans and the permanent reduction of the commitments under the revolving credit facility (or post cash collateral in lieu thereof) a portion of our excess cash flow as calculated under the Fourth Amended and Restated Credit Facility for the prior fiscal year. This portion will be 50% initially and will fall to 25% when and if our leverage ratio is less than or equal to 3.50:1.00.

The Fourth Amended and Restated Credit Facility contains customary affirmative covenants and negative covenants and events of default. Subject to certain exceptions, we and our subsidiaries are subject to restrictions on incurring additional indebtedness, limitations on capital expenditures and limitations on dividends and other payments with respect to capital stock. The Fourth Amended and Restated Credit Facility also contains certain financial covenants, including (1) a covenant (measured at the last day of the fiscal quarter as specified below) that requires us and certain of our subsidiaries to maintain a ratio of secured debt to adjusted EBITDA no greater than 3.0:1 (December 31, 2006); 2.75:1 (March 31, 2007); 2.5:1 (June 30, 2007); 2.25:1 (September 30, 2007) and 2.0:1 (December 31, 2007 and thereafter) and (2) a covenant that requires us and certain of our subsidiaries to maintain an interest coverage ratio as of the last day of the measurement periods ending December 31, 2006 of no less than 1.50:1; ending March 31, June 30, September 30 and December 31, 2007 and March 31, 2008 of no less than 1.625:1, and ending June 30, 2008 and thereafter of no less than 1.75:1. We are in compliance with these covenants as of December 31, 2006.

On May 26, 2006, we closed a $150 million term loan (the “Term Loan”), of which $50 million was used to make a one-time cash dividend to Dynegy and the remainder used for working capital and general corporate purposes. The Term Loan was structured as a new tranche under the Fourth Amended and Restated Credit Facility and was repaid with proceeds from the sale of Rockingham on November 14, 2006. Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—Rockingham on page F-18 for further discussion of the sale.

Senior Notes. The notes are unsecured and not subject to a sinking fund. On April 12, 2006, we issued $750 million aggregate principal amount of our 8.375% Senior Unsecured Notes due 2016 (the “New Senior Notes”) in a private offering (the “Senior Notes Offering”). The New Senior Notes are not redeemable at our option prior to maturity. The New Senior Notes are our senior unsecured obligations and rank equal in right of payment to all of our existing and future senior unsecured indebtedness, and are senior to all of our existing and any of our future subordinated indebtedness. The proceeds from the Senior Notes Offering, together with cash on hand, were used to fund the SPN Tender Offer discussed above. On September 14, 2006, we exchanged the New Senior Notes for a new issue of substantially identical notes registered under the Securities Act of 1933. Please read “Senior Unsecured Notes” below for further information.

Senior Unsecured Notes. On September 14, 2006, pursuant to the registration rights agreements pertaining to the New Senior Notes and the Additional Notes, we completed an exchange offer of $1,047 million aggregate principal amount of our 8.375% Senior Unsecured Notes due 2016 registered under the Securities Act of 1933 for all $1,047 million aggregate principal amount of our outstanding 8.375% Senior Unsecured Notes due 2016.

Second Priority Senior Secured Notes. On April 12, 2006, we completed a cash tender offer and consent solicitation (the “SPN Tender Offer”), in which we purchased $151 million of our $225 million Second Priority Senior Secured Floating Rate Notes due 2008 (the “2008 Notes”), $614 million of our $625 million 9.875% Second

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Priority Senior Secured Notes due 2010 (the “2010 Notes”) and all $900 million of our 10.125% Second Priority Senior Secured Notes due 2013 (the “2013 Notes” and collectively with the “2008 Notes” and the “2010 Notes,” the “Second Priority Notes”). In connection with the SPN Tender Offer, we amended the indenture under which the Second Priority Notes were issued to eliminate or modify substantially all of the restrictive covenants, certain events of default and related provisions and release certain liens securing our obligations and the guarantors of the Second Priority Notes.

Total cash paid to repurchase the $1,664 million of Second Priority Notes, including consent fees and accrued interest, was $1,904 million. We recorded a charge of approximately $228 million in 2006 associated with this transaction, of which $202 million is included in debt conversion costs, and $26 million of acceleration of amortization of financing costs and write-offs of discounts and premiums is included in interest expense on our consolidated statements of operations.

On July 15, 2006, we redeemed the remaining $74 million of our 2008 Notes, at a redemption price of 103% of the principal amount, plus accrued and unpaid interest to the redemption date. The interest rate on the 2008 Notes was based on three-month LIBOR plus 650 basis points. We recorded a charge of approximately $2 million in 2006 associated with this transaction, which is included in debt conversion costs on our consolidated statements of operations. The remaining outstanding 2010 Notes are redeemable at our option on or after July 15, 2007 in accordance with the terms of the indenture governing the Second Priority Notes.

Each of our existing and future wholly owned domestic subsidiaries that guarantee our obligations under its amended and restated credit facility also guarantee the obligations under the remaining outstanding notes on a senior secured basis. In addition, Dynegy and its other subsidiaries that guarantee our amended and restated credit facility also guarantee the obligations under the remaining outstanding notes on a senior secured basis. The remaining outstanding notes and guarantees are senior obligations secured by a second-priority lien on, subject to certain exceptions and permitted liens, all of our and our guarantors’ existing and future property and assets that secure our obligations under our amended and restated credit facility.

The SPN Indenture governing the remaining outstanding notes contains restrictive covenants that limit our ability and that of our subsidiaries that guarantee the notes to, among other things: (1) redeem, repurchase or pay dividends or distributions on capital stock; (2) make investments or restricted payments; (3) incur or guarantee additional indebtedness; (4) create certain liens; (5) engage in sale and leaseback transactions; (6) consolidate, merge or transfer all or substantially all of its assets; or (7) engage in certain transactions with affiliates. The terms of our former credit facility and the SPN Indenture governed the use of proceeds from our October 31, 2005 sale of DMSLP.

Subordinated Debentures. In May 1997, NGC Corporation Capital Trust I (“Trust”) issued, in a private transaction, $200 million aggregate liquidation amount of 8.316% Subordinated Capital Income Securities (“Trust Securities”) representing preferred undivided beneficial interests in the assets of the Trust. The Trust invested the proceeds from the issuance of the Trust Securities in an equivalent amount of our 8.316% Subordinated Debentures (“Subordinated Debentures”). The sole assets of the Trust are the Subordinated Debentures. The Trust Securities are subject to mandatory redemption in whole, but not in part, on June 1, 2027, upon payment of the Subordinated Debentures at maturity, or in whole, but not in part, at any time, contemporaneously with the optional prepayment of the Subordinated Debentures, as allowed by the associated indenture. The Subordinated Debentures are redeemable, at our option, at specified redemption prices. The Subordinated Debentures represent our unsecured obligations and rank subordinate and junior in right of payment to all of our senior indebtedness to the extent and in the manner set forth in the associated indenture. We have irrevocably and unconditionally guaranteed, on a subordinated basis, payment for the benefit of the holders of the Trust Securities the obligations of the Trust to the extent the Trust has funds legally available for distribution to the holders of the Trust Securities. Since the Trust is considered a SPE, and the holders of the Trust Securities absorb a majority of the Trust’s expected losses, our obligation is represented by the Subordinated Debentures payable to the deconsolidated Trust.

We may defer payment of interest on the Subordinated Debentures as described in the indenture, although we have not yet done so and have continued to pay interest as and when due.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Sithe Energies Debt. On January 31, 2005, Dynegy completed the acquisition of, and subsequently contributed to us, ExRes, the parent company of Sithe Energies and Independence. Upon the closing, we consolidated $919 million in face value project debt, which was recorded at its fair value of $797 million as of January 31, 2005, for which certain of the entities acquired are obligated. Please read Note 3—Business Combinations and Acquisitions—Sithe Energies beginning on page F-17 for further discussion of this transaction.

Long-term debt consolidated upon completion of the Sithe Energies acquisition consisted of the following as of January 31, 2005:

	Face Value	Premium (Discount)	Fair Value
	(in millions)
Subordinated Debt, 7.0% due 2034	$419	$(167)	$252
Senior Notes, 8.5% due 2007	91	3	94
Senior Notes, 9.0% due 2013	409	42	451

Total Independence Debt	$919	$(122)	$797

The senior debt and subordinated debt are secured by substantially all of the assets of Independence, but are not guaranteed by DHI. The difference of $122 million between the face value and the fair value of the Independence Debt that was recognized upon the acquisition of ExRes will be accreted into interest expense over the life of the debt.

The terms of the indenture governing the senior debt, among other things, prohibit cash distributions by Independence to its affiliates, including Dynegy, unless certain project reserve accounts are funded to specified levels and the required debt service coverage ratio is met. The indenture also includes other covenants and restrictions, relating to, among other things, prohibitions on asset dispositions and fundamental changes, reporting requirements and maintenance of insurance. As of December 31, 2006 and 2005, Independence had restricted cash of $80 and $62 million, respectively, as reflected on our consolidated balance sheets. As of December 31, 2006, Independence had short term and long term restricted investment balances of zero and $83 million, respectively. As of December 31, 2005, Independence had short-term and long-term restricted investment balances of $2 million and $85 million, respectively. The restricted investment balances are included in prepayments and other current assets and restricted investments, respectively, on our consolidated balance sheets.

On July 21, 2006, we executed and consummated an exchange agreement (the “Exchange Agreement”), by and among us and RCP Debt, LLC and RCMF Debt, LLC (together, the “Reservoir Entities”). Pursuant to the Exchange Agreement, the Reservoir Entities exchanged approximately $419 million principal amount of the subordinated debt of Independence, a subsidiary of Dynegy and our affiliate, together with all claims for accrued and unpaid interest thereon and all other rights and all obligations of the Reservoir Entities under the agreement pursuant to which the subordinated debt was issued (together, the “Sithe Debt”), for approximately $297 million principal amount of our 8.375% Senior Unsecured Notes due 2016 (the “Additional Notes”). The Additional Notes have terms and conditions identical to, and are fungible for trading and other purposes with, the $750 million aggregate principal amount of the New Senior Notes issued on April 12, 2006. On September 14, 2006, we exchanged the Additional Notes for a new issue of substantially identical notes registered under the Securities Act of 1933. We recorded a charge of approximately $36 million in 2006 associated with this transaction, which is included in interest expense on our consolidated statements of operations. Please read “Senior Unsecured Notes” for further information.

Note Payable to Dynegy. During 2005, we borrowed money from Dynegy to fund our operational needs. The note was due in 2006 and bore interest at LIBOR plus 2.25%. At December 31, 2005, the total amount outstanding was $120 million. During 2005, we recognized interest expense of $6 million associated with this and other borrowings from Dynegy that we repaid during 2005. On January 13, 2006, we repaid the $120 million outstanding note payable.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 13—Related Party Transactions

Transactions with Chevron. Transactions with Chevron resulted from purchases and sales of natural gas and natural gas liquids between our affiliates and Chevron. We believe that these transactions were executed on terms that were fair and reasonable. During the years ended December 31, 2006, 2005 and 2004, our marketing business recognized net purchases from Chevron of $52 million, $45 million and $23 million, respectively. In accordance with the net presentation provisions of EITF Issue 02-03 “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” (EITF Issue 02-03), all of these transactions, whether physically or financially settled, have been presented net on the consolidated statements of operations. In addition, during the years ended December 31, 2006, 2005 and 2004, our other businesses recognized aggregate sales to Chevron of zero, $1.2 billion and $1.1 billion, respectively, and aggregate purchases of approximately zero, $1 billion and $1.1 billion, respectively, which are reflected gross on the consolidated statements of operations.

Equity Investments. We hold an investment in a joint venture in which Chevron or its affiliates are also investors. The investment is a 50% ownership interest in Black Mountain (Nevada Cogeneration Associates #2), which holds our Black Mountain power generation facility. Prior to the sale of DMSLP, we previously held a 22.9% ownership interest in VESCO, a venture that operates a natural gas liquids processing, extraction, fractionation and storage facility in the Gulf Coast region, in which Chevron or its affiliates are also investors. During the years ended December 31, 2006, 2005 and 2004, our portion of the net income from joint ventures with Chevron was approximately $8 million, $8 million and $13 million, respectively.

We also purchase and sell, or have purchased or sold, natural gas, natural gas liquids, crude oil, emissions and power and, in some instances, earn management fees from certain entities in which we have equity investments. During the years ended December 31, 2006, 2005 and 2004, we recognized net sales to affiliates related to these transactions of zero, $0.2 billion and $0.3 billion, respectively. In accordance with the net presentation provisions of EITF Issue 02-03, all of these transactions, whether physically or financially settled, have been presented net on the consolidated statements of operations. In addition, during the years ended December 31, 2006, 2005 and 2004, our other businesses recognized aggregate sales to these affiliates of zero million, $4 million and $12 million, respectively, and aggregate purchases of zero, $135 million and $170 million, respectively, which are reflected gross on the consolidated statements of operations. Revenues were related to the supply of fuel for use at generation facilities, primarily West Coast Power, and the supply of natural gas sold by retail affiliates. Expenses primarily represent the purchase of natural gas liquids that were subsequently sold in our marketing operations.

Pending Acquisition of the Kendall Facility. Upon the completion of the merger between Dynegy and the LS Entities, as described in Note 2—Dynegy Inc. and LS Power Combination, or the completion of the Kendall facility acquisition, transactions with Kendall will become transactions with an affiliate or eliminated in consolidation.

Other. Dynegy sold its interest in Illinois Power on September 30, 2004. Prior to the sale, certain of our subsidiaries received revenues of approximately $352 million from Illinois Power during the year ended December 31, 2004. These revenues primarily related to a power purchase agreement that we had with Illinois Power that provided Illinois Power the right to purchase power from us for a primary term that expired December 31, 2004.

During 2006, we repaid a $120 million borrowing from Dynegy. Please see Note 12—Debt—Note Payable to Dynegy beginning on page F-34 for further information.

During 2006, we made a one time dividend payment of $50 million to Dynegy from the proceeds of the Term Loan. Please read Note 12—Debt—Fourth Amended and Restated Credit Facility beginning on page F-31 for further discussion.

Note 14—Income Taxes

Income Tax Benefit. We are subject to U.S. federal, foreign and state income taxes on our operations. Components of loss from continuing operations before income taxes were as follows:

	Year Ended December 31,
	2006	2005	2004
	(in millions)
Loss from continuing operations before income taxes:
Domestic	$(426)	$(1,101)	$(412)
Foreign	5	—	(1)

	$(421)	$(1,101)	$(413)

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Components of income tax benefit related to loss from continuing operations were as follows:

	Year Ended December 31,
	2006	2005	2004
	(in millions)
Current tax benefit (expense):
Domestic	$(1)	$4	$(2)
Foreign	(2)	—	—
Deferred tax benefit (expense):
Domestic	119	385	168
Foreign	9	(15)	—

Income tax benefit	$125	$374	$166

Income tax benefit related to loss from continuing operations for the years ended December 31, 2006, 2005 and 2004, were equivalent to effective rates of 30%, 34% and 40%, respectively. Differences between taxes computed at the U.S. federal statutory rate and our reported income tax benefit were as follows:

	Year Ended December 31,
	2006	2005	2004
	(in millions)
Expected tax benefit at U.S. statutory rate (35%)	$147	$385	$144
State taxes	17	22	25
Foreign taxes	(6)	(2)	—
Valuation allowance	(4)	(14)	2
IRS and state audits and settlements	(38)	(5)	(5)
Reserves legal	—	(11)	—
Basis differentials and other	9	(1)	—

Income tax benefit	$125	$374	$166

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred Tax Liabilities and Assets. Significant components of deferred tax assets and liabilities were as follows:

	December 31,
	2006	2005
	(in millions)
Deferred tax assets:
Current:
NOL carryforwards	$52	$10
Less: valuation allowance	(4)	—

Total current deferred tax assets	48	10

Non-current:
NOL carryforwards	262	185
Foreign tax credits	20	5
Other	17	70
Reserves (legal, environmental and other)	48	72
Miscellaneous book/tax recognition differences	10	69

Subtotal	357	401
Less: valuation allowance	(62)	(52)

Total non-current deferred tax assets	295	349

Deferred tax liabilities:
Current:
Reserves (legal, environmental and other)	—	3

Non-current:
Depreciation and other property differences	588	711
Other	20	—

Total non-current deferred tax liabilities	608	711

Net deferred tax liability	$265	$355

NOL Carryforwards. At December 31, 2006, we had approximately $665 million of regular federal tax NOL carryforwards after considering the effect of carryback to prior years . The federal NOL carryforwards will expire beginning in 2024 through 2026. Certain provisions of the Internal Revenue Code placed an annual limitation on our ability to utilize certain tax carryforwards existing as of the date of a 2005 business acquisition. However, due to the impact of certain 2006 transactions, the limitation is no longer applicable. If certain substantial changes in the Company’s ownership should occur, there could be an annual limitation on the amount of the carryforwards which can be utilized. Upon the adoption of FIN No. 48, a significant amount of the NOL carryforwards will be recharacterized as other deferred tax assets or other deferred tax liabilities; however, there will be no impact to our financial statements. There was no valuation allowance established at December 31, 2006 for our federal NOL carryforwards, as management believes our NOL carryforward is more likely than not to be fully realized in the future based, among other things, on management’s estimates of future taxable net income, future reversals of existing taxable temporary differences and tax planning.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2006, state NOL carryforwards were as follows:

	Amount (in millions)	Expiration Dates
States where we file unitary state income tax returns:
Illinois	$221	2015 & 2018
California	38	2023 & 2026
New Mexico	9	2008 & 2011
States where we file separate state income tax returns:
Louisiana	215	2020 – 2026
New York	687	2021 – 2026
Kentucky	220	2021 – 2026
Texas	268	2007 – 2011
Iowa	48	2022 – 2026
Georgia	51	2022 – 2026
Pennsylvania	50	2022 – 2026
Other	8	2007 – 2026

Total	$1,815

During 2004, we established a valuation allowance for certain state NOL carryforwards which management believes are not likely to be fully realized in the future based on our ability to generate gains in the respective state. See “Change in Valuation Allowance” below.

At December 31, 2006 and 2005, foreign NOL carryforwards totaled $11 million and $13 million, respectively. During 2005, we established a valuation allowance for certain of the foreign NOL carryforwards which management believed were not likely to be fully realized in the future based on our ability to generate gains in the respective jurisdiction. However, because various adjustments are anticipated as a result of the Canadian authorities audit of prior year income tax returns, management determined in 2006 that it is more likely than not that the NOL carryforwards will be utilized, and the valuation allowance was released. See “Change in Valuation Allowance” below.

Foreign Tax Credits. At December 31, 2006 and 2005, we had approximately $20 million and $5 million, respectively, of foreign tax credits. The foreign tax credits expire in 2010 through 2014. At December 31, 2006, a full valuation allowance for our foreign tax credits was recorded as we have disposed of or discontinued the majority of our foreign operations and management believes the foreign tax credits are not likely to be fully realized in the future based on our ability to generate foreign source income. Unless we generate foreign source income prior to their expiration, which we do not anticipate, we will write-off the $20 million of foreign tax credits and the related $20 million valuation allowance in the year of their expiration.

Residual U.S. Income Tax on Foreign Earnings. We have provided U.S. deferred taxes with respect to one foreign subsidiary that is in the process of liquidating with previously untaxed earnings and profits. Otherwise, we do not have material undistributed non-previously taxed earnings from our foreign operations, and have sufficient intercompany loans from or other tax attributes related to our affiliates which will allow us the ability to repatriate available funds without incurring residual U.S. income tax. Therefore, except as noted, we have not provided any U.S. deferred taxes or foreign withholding taxes on the actual or deemed remittance of any such earnings.

Texas Margin Tax. In May 2006, Texas enacted a new law that substantially changes the state’s tax system. The law replaces the taxable-capital and earned-surplus components of its franchise tax with a new franchise tax that is based on modified gross revenue. This new franchise tax is referred to as the “Margin Tax” and will significantly affect the financial reporting of a wide range of enterprises that have operations in Texas. As a result of the new law, which becomes effective January 1, 2007, we established a deferred tax liability of $1 million related to our Texas operations and removed a deferred tax asset of $1 million related to existing Texas net operating losses since we do not forecast a 2006 Texas income tax liability. We also established a deferred tax asset of $5 million and increased the valuation allowance by an equal and offsetting $5 million. The effect of the change in Texas law produced a total expense, which is included in our income tax benefit, of less than $1 million for the year ended December 31, 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Change in Valuation Allowance. Realization of our deferred tax assets is dependent upon, among other things, our ability to generate taxable income of the appropriate character in the future. At December 31, 2006, valuation allowances related to foreign tax credit carryforwards and state NOL carryforwards have been established. During 2006, we increased our valuation allowance associated with various state NOL carryforwards and released a valuation allowance on a foreign NOL carryfoward. In 2005, primarily as a result of the sale of DMSLP, we reduced the valuation allowance related to our capital loss carryforward. This benefit is reflected in income from discontinued operations on our consolidated statements of operations. We also increased our valuation allowance associated with a state NOL carryforward and established a valuation allowance on a foreign NOL carryforward.

The changes in the valuation allowance by attribute for the years ended December 31, 2006, 2005 and 2004 were as follows:

	Capital Loss Carryforwards	Foreign Tax Credits	State NOL Carryforwards	Foreign NOL Carryforwards	Total
	(in millions)
Balance as of December 31, 2003	$(46)	$(5)	$—	$—	$(51)
Changes in valuation allowance—continuing operations	3	(29)	(1)	—	(27)
Changes in valuation allowance—discontinued operations	9	—	—	—	9

Balance as of December 31, 2004	(34)	(34)	(1)	—	(69)
Acquisition of Sithe Energies	(17)	—	(15)	—	(32)
Changes in valuation allowance—continuing operations	—	—	(1)	(13)	(14)
Changes in valuation allowance—discontinued operations	34	29	—	—	63

Balance as of December 31, 2005	(17)	(5)	(17)	(13)	(52)
Changes in valuation allowance – Sithe subordinated debt exchange	—	—	5	—	5
Changes in valuation allowance—continuing operations	—	(15)	(17)	13	(19)

Balance as of December 31, 2006	$(17)	$(20)	$(29)	$—	$(66)

IRS, Canada, and Various State Settlements. Our federal income tax returns are routinely audited by the IRS, and provisions are routinely made in the financial statements in anticipation of the results of these audits. The IRS completed its audit of our 2001-2002 tax returns during late 2005 and in January 2006, we received the Revenue Agent’s Report for our 2001-2002 tax years. During 2006, we met with the IRS and tentatively settled those tax years. Also, during 2006, the Canadian Revenue Agency commenced an audit of Dynegy’s 2003-2004 tax years. As a result of the IRS settlement, the Canadian audit, and various state settlements, we recorded an expense, which is included in our income tax benefit, of $40 million for the year ended December 31, 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Acquisition of Sithe Energies. On January 31, 2005, Dynegy acquired 100% of the outstanding common shares of ExRes, the parent company of Sithe Energies and Independence, and subsequently contributed its interest to us. Please read Note 3—Business Combinations and Acquisitions—Sithe Energies beginning on page F-17 for further discussion. As a part of this transaction, we recorded a net deferred tax liability of $193 million.

Sithe Subordinated Debt Exchange. In July 2006, we acquired approximately $419 million principal amount of the subordinated debt of Sithe Independence, together with all claims for accrued and unpaid interest, in exchange for approximately $297 million principal amount of our 8.375% Senior Unsecured Notes. The acquisition produced a tax gain of approximately $129 million and increased the amount of state net operating loss carryforwards that can be utilized to reduce state tax liability. The increased projected utilization reduced the amount of the state net operating loss valuation allowance by approximately $5 million. The release of the valuation allowance was applied against noncurrent intangible assets on a prospective basis and therefore did not impact current year earnings. Please read Note 12—Debt—Sithe Energies Debt beginning on page F-34 for further discussion.

Note 15—Commitments and Contingencies

Set forth below is a summary of certain ongoing legal proceedings. In accordance with SFAS No. 5, we record reserves for contingencies when information available indicates that a loss is probable and the amount of the loss is reasonably estimable. In addition, we disclose matters for which management believes a material loss is at least reasonably possible. In all instances, management has assessed the matters below based on current information and made a judgment concerning their potential outcome, giving due consideration to the nature of the claim, the amount and nature of damages sought and the probability of success. Management’s judgment may prove materially inaccurate and such judgment is made subject to the known uncertainty of litigation.

In addition to the matters discussed below, we are party to numerous legal proceedings arising in the ordinary course of business or related to discontinued business operations. In management’s opinion, the disposition of these matters will not materially adversely affect our financial condition, results of operations or cash flows.

Gas Index Pricing Litigation. We and/or Dynegy and our former joint venture affiliate West Coast Power are named defendants in numerous lawsuits in state and federal court claiming damages resulting from alleged price manipulation and false reporting of natural gas prices. The cases are pending in California, Nevada, Alabama and Wisconsin. In each of these suits, the plaintiffs allege that we and other energy companies engaged in an illegal scheme to inflate natural gas prices by providing false information to natural gas index publications. All of the complaints rely heavily on prior FERC and CFTC investigations into and reports concerning index-reporting manipulation in the energy industry. Except as specifically mentioned below, the cases are actively engaged in discovery.

During the last year, several cases pending in Nevada federal court were dismissed on defendants’ motions. Certain plaintiffs have appealed to the Court of Appeals for the Ninth Circuit, which coordinated the cases before the same appellate panel. A decision from the Court of Appeals is expected sometime in 2007. In February 2007, a Tennessee state court case was also dismissed on defendants’ motion.

Pursuant to various motions, the cases pending in California state court have been coordinated before a single judge in San Diego (“Coordinated Gas Index Cases”). In August 2006, we entered into an agreement to settle the class action claims in the Coordinated Gas Index Cases for $30 million. The settlement does not include similar claims filed by individual plaintiffs in the Coordinated Gas Index Cases, which we continue to defend vigorously. In December 2006, the court granted final approval of the settlement and dismissed the class action claims. Also in August 2006, we entered into an agreement to settle the class action claims by California natural gas re-sellers and co-generators (to the extent they purchased natural gas to generate electricity for re-sale) pending in Nevada federal court for $2.4 million. A motion to approve this settlement is expected to be filed by plaintiffs in due course. Both settlements are without admission of wrongdoing, and us/Dynegy and West Coast Power continue to deny class plaintiffs’ allegations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We are analyzing the remaining natural gas index cases and are vigorously defending against them. We cannot predict with certainty whether we will incur any liability in connection with these lawsuits. However, given the nature of the claims, an adverse result in any of these proceedings could have a material adverse effect on our financial condition, results of operations and cash flows.

California Market Litigation. We and/or Dynegy and various other power generators and marketers were defendants in numerous lawsuits alleging rate and market manipulation in California’s wholesale electricity market during the California energy crisis several years ago. The complaints generally allege unfair, unlawful and deceptive trade practices in violation of the California Unfair Business Practices Act and sought injunctive relief, restitution and unspecified actual and treble damages. A significant majority of these cases were dismissed on grounds of federal preemption. A motion to dismiss one remaining action on similar grounds is pending in federal court. Similar actions in California state and appellate courts have all been dismissed.

We believe that we have meritorious defenses to the remaining federal court claims and are vigorously defending against them. We cannot predict with certainty whether we will incur any liability in connection with these lawsuits. However, given the nature of the claims, an adverse result in any of these proceedings could have a material adverse effect on our financial condition, results of operations and cash flows.

Danskammer State Pollutant Discharge Elimination System Permit. In January 2005, the NYSDEC issued a Draft SPDES Permit renewal for the Danskammer plant, and an adjudicatory hearing was scheduled for the fall of 2005. Three environmental groups sought to impose a permit requirement that the Danskammer plant install a closed cycle cooling system in order to reduce the volume of water withdrawn from the Hudson River, thus reducing aquatic organism mortality. The petitioners claim that only a closed cycle cooling system meets the Clean Water Act’s requirement that the cooling water intake structures reflect best technology available (BTA) for minimizing adverse environmental impacts.

A formal evidentiary hearing was held in November and December 2005. The Deputy Commissioner’s decision directing that the NYSDEC staff issue the revised Draft SPDES Permit was issued in May 2006. In June 2006, the NYSDEC issued the revised SPDES Permit with conditions generally favorable to us. While the revised SPDES Permit does not require installation of a closed cycle cooling system, it does require aquatic organism mortality reductions resulting from NYSDEC’s determination of BTA requirements under its regulations. In July 2006, two of the petitioners filed suit in the Supreme Court of the State of New York seeking to vacate the Deputy Commissioner’s decision and the revised Danskammer SPDES Permit. We believe that the decision of the Deputy Commissioner is well reasoned and will be affirmed. However, in the event the decision is not affirmed and we ultimately are required to install a closed cycle cooling system, this could have a material adverse effect on our financial condition, results of operations and cash flows.

Roseton State Pollutant Discharge Elimination System Permit. In April 2005, the NYSDEC issued to DNE a draft SPDES Permit renewal (the “Draft SPDES Permit”) for the Roseton plant. The Draft SPDES Permit requires the facility to actively manage its water intake to substantially reduce mortality of aquatic organisms.

In July 2005, a public hearing was held to receive comments on the Draft SPDES Permit. Three environmental organizations filed petitions for party status in the permit renewal proceeding. The petitioners are seeking to impose a permit requirement that the Roseton plant install a closed cycle cooling system in order to reduce the volume of water withdrawn from the Hudson River, thus reducing aquatic organism mortality. The petitioners claim that only a closed cycle cooling system meets the Clean Water Act’s requirement that the cooling water intake structures reflect the best technology available for minimizing adverse environmental impacts. In September 2006, the administrative law judge issued a ruling admitting the petitioners to full party status and setting forth the issues to be adjudicated in the permit renewal hearing. Various holdings in the ruling have been appealed to the Commissioner of NYSDEC by DNE, NYSDEC staff, and the petitioners. We expect that the adjudicatory hearing on the Draft SPDES Permit will occur in 2007. We believe that the petitioners’ claims are without merit, and we plan to oppose those claims vigorously. Given the high cost of installing a closed cycle cooling system, an adverse result in this proceeding could have a material adverse effect on our financial condition, results of operations and cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Enron Trade Credit Litigation. On October 5, 2006, we entered into a Settlement Agreement and Mutual General Release (the “Settlement Agreement”) with Enron Corp. and certain of its subsidiaries and affiliates (collectively the “Enron Parties”). The Settlement Agreement provides for the settlement of all claims by either Dynegy or the Enron Parties against the others arising from or relating to the Master Netting Setoff and Security Agreement (the “MNSSA”) dated November 8, 2001. The MNSSA allowed certain amounts owed from Dynegy to the Enron Parties to be set off against other amounts owed from the Enron Parties to Dynegy as a result of the termination of commercial transactions between the parties.

On October 26, 2006, the settlement received final approval from the Bankruptcy Court. Under the Settlement Agreement, Dynegy and the Enron Parties agreed to the following in exchange for the final resolution and mutual release of all claims asserted by any of the parties in the adversary and arbitration proceedings and an action in Canada relating to an Enron Corp. Canadian subsidiary:

•	A settlement payment of $44 million by Dynegy, payable on the second business day after final Bankruptcy Court approval.

•

We retain the right to pursue claims filed against Enron Capital and Trade Resources Limited (“ECTRL”) in ECTRL’s administration proceedings in the United Kingdom for amounts owed by ECTRL under or in connection with certain underlying commodities contracts.

In accordance with the payment terms, Dynegy funded the settlement on October 30, 2006. The Settlement Agreement further provides for a mutual release of any other claims that exist or could exist between the Dynegy Parties and the Enron Parties through the date payment is made. Neither the Dynegy Parties nor the Enron Parties admit any liability in connection with the Settlement Agreement. We recorded approximately $20 million and $28 million in pre-tax charges related to the settlement and associated legal expenses in the years ended December 31, 2006 and 2005, respectively. These charges are recorded as general and administrative expenses on our consolidated statements of operations.

Other Commitments and Contingencies

In conducting our operations, we have routinely entered into long-term commodity purchase and sale commitments, as well as agreements that commit future cash flow to the lease or acquisition of assets used in our businesses. These commitments have been typically associated with commodity supply arrangements, capital projects, reservation charges associated with firm transmission, transportation, storage and leases for office space, equipment, plant sites, power generation assets and LPG vessel charters. The following describes the more significant commitments outstanding at December 31, 2006.

Purchase Obligations. We have routinely entered into contracts for the purchase and sale of electricity, some of which contain fixed capacity payments. Such obligations are generally payable on a ratable basis, the terms of which extend through September 2017. In return for such fixed capacity payments, we receive the right to generate electricity, which we then may re-market. These types of arrangements are referred to as tolling arrangements. Fixed payments associated with these arrangements totaled approximately $416 million at December 31, 2006. This amount includes the capacity payments on our remaining tolls.

We have other firm capacity payments related to transportation of natural gas. Such arrangements are routinely used in the physical movement and storage of energy. The total of such obligations was $272 million as of December 31, 2006.

We also have a co-sourcing agreement with Accenture LLP for employee and infrastructure outsourcing through October 2015. We are obligated for minimum payments of approximately $114 million over the term of the agreement. This agreement may be cancelled at any time upon the payment of a termination fee not to exceed $2 million. This termination fee is in addition to amounts due for services provided through the termination date.

Advance Agreement. In 1997, we received cash from a natural gas purchaser as an advance payment under our agreement to make future natural gas deliveries over a ten-year period. As a condition of the agreement, we entered into a natural gas swap with a third party under which we became a fixed-price payer on identical volumes

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to those to be delivered under the agreement at prices based on current market rates. The cash receipt is included as deferred revenue in other short-term liabilities on the consolidated balance sheets and is ratably reduced as natural gas is delivered to the purchaser under the terms of the agreement. The balance at December 31, 2006 was approximately $13 million. The agreement contains specified non-performance penalties that impact both parties and, as a condition precedent, we purchased a surety bond in support of our obligations under the agreement.

Other Minimum Commitments. In January 2006, we entered into an obligation under a capital lease related to a coal loading facility which will be used in the transportation of coal to our Vermilion power generating facility. The Vermilion facility is included in the GEN-MW segment. Pursuant to our agreement with the lessor, we are obligated for minimum payments in the aggregate amount of $17 million over the ten year term of the lease. Minimum commitments at December 31, 2006 were $2 million for each of the years ending 2007, 2008, 2009, 2010, 2011, and beyond $7 million.

In the first quarter 2001, we acquired the DNE power generation facilities. These facilities consist of a combination of baseload, intermediate and peaking facilities aggregating approximately 1,700 MW. The facilities are approximately 50 miles north of New York City and were acquired for approximately $903 million cash, plus inventory and certain working capital adjustments. In May 2001, two of our subsidiaries completed a sale-leaseback transaction to provide term financing for the DNE facilities. Under the terms of the sale-leaseback transaction, our subsidiaries sold plants and equipment and agreed to lease them back for terms expiring within 34 years, exclusive of renewal options. We have no option to purchase the leased facilities at the end of their respective lease terms. If one or more of the leases were to be terminated because of an event of loss, because it had become illegal for the applicable lessee to comply with the lease or because a change in law had made the facility economically or technologically obsolete, we would be required to make a termination payment. As of December 31, 2006, the termination payment would be approximately $1 billion for all of the DNE facilities.

Minimum commitments in connection with office space, equipment, plant sites and other leased assets, including the DNE sale-leaseback transaction discussed above, at December 31, 2006, were as follows: 2007-$138 million; 2008-$164 million; 2009-$163 million; 2010-$117 million; 2011-$133 million and beyond-$759 million.

Rental payments made under the terms of these arrangements totaled $79 million in 2006; $87 million in 2005 and $82 million in 2004.

We are party to two charter party agreements relating to VLGCs previously utilized in our global liquids business. The aggregate minimum base commitments of the charter party agreements are approximately $14 million each year for the years 2007 and 2008, and approximately $51 million through lease expiration. The charter party rates payable under the two charter party agreements float in accordance with market based rates for similar shipping services. The $14 million and $51 million numbers set forth above are based on the minimum obligations set forth in the two charter party agreements. The primary term of one charter is through August 2013 while the primary term of the second charter is through August 2014. On January 1, 2003, in connection with the sale of our global liquids business, we sub-chartered both VLGCs to a wholly owned subsidiary of Transammonia Inc. The terms of the sub-charters are identical to the terms of the original charter agreements. To date, the subsidiary of Transammonia has complied with the terms of the sub-charter agreements.

Guarantees and Indemnifications

In the ordinary course of business, we routinely enter into contractual agreements that contain various representations, warranties, indemnifications and guarantees. Examples of such agreements include, but are not limited to, service agreements, equipment purchase agreements, engineering and technical service agreements, and procurement and construction contracts. Some agreements contain indemnities that cover the other party’s negligence or limit the other party’s liability with respect to third party claims, in which event we will effectively be indemnifying the other party. Virtually all such agreements contain representations or warranties that are covered by indemnifications against the losses incurred by the other parties in the event such representations and warranties are false. While there is always the possibility of a loss related to such representations, warranties, indemnifications and guarantees in our contractual agreements, and such loss could be significant, in most cases management considers the probability of loss to be remote.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Kendall Guarantee. On September 14, 2006, the LS Entities and Kendall Power entered into the Kendall Agreement pursuant to which Kendall Power agreed to acquire all of the outstanding interests in LSP Kendall Holdings, LLC for $200 million in cash, as adjusted for certain changes in working capital. The closing of the Kendall Agreement will occur only if closing does not occur with respect to the transactions contemplated by the Merger Agreement. Dynegy has agreed to guarantee certain of Kendall Power’s obligations under the Kendall Agreement. The consummation of the Kendall Agreement is subject to the termination of the Merger Agreement and satisfaction of certain other conditions. Please read Note 3—Business Combinations and Acquisitions—LS Power on page F-16 for further discussion.

WCP Indemnities. In connection with the sale of our 50% interest in West Coast Power to NRG on March 31, 2006, we, NRG and NRG West Coast Power LLC entered into an agreement to allocate responsibility for managing certain litigation and provide for certain indemnities with respect to such litigation. Subject to conditions and limitations specified in that agreement, the parties agreed that we would manage the Gas Index Pricing Litigation described above for which NRG could suffer a loss subsequent to the closing and that we would indemnify NRG for all costs or losses resulting from such litigation, as well as from other proceedings based on similar acts or omissions which formed the basis of such litigation. Further, the parties agreed that we would manage the California Market Litigation described above for which NRG could suffer a loss subsequent to the closing, and that we and NRG would each be responsible for 50% of any costs or losses resulting from that power litigation, as well as from other proceedings based on similar acts or omissions which formed the basis of such litigation. The agreement also provides that NRG will manage other active litigation and indemnify us for any resulting losses, subject to certain conditions. Please also read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Dispositions and Contract Terminations—West Coast Power on page F-19 for further discussion.

Targa Indemnities. During 2005, as part of our sale of DMSLP, we agreed to indemnify Targa against losses it may incur under indemnifications DMSLP provided to purchasers of Hackberry and certain other assets, properties and businesses disposed of by DMSLP prior to our sale of DMSLP. We have incurred no significant expense under these prior indemnities and deem their value to be insignificant. We have recorded an accrual in association with the cleanup of groundwater contamination at the Breckenridge Gas Processing Plant. The indemnification provided by DMSLP to the purchaser of the plant has a limit of $5 million. We have also indemnified Targa for certain tax matters arising from periods prior to our sale of DMSLP. We have recorded a reserve associated with this indemnification.

Northern Natural and Other Indemnities. During 2003, as part of our sale of Northern Natural, the Rough and Hornsea natural gas storage facilities and certain natural gas liquids assets, we provided indemnities to third parties regarding environmental, tax, employee and other representations. Maximum recourse under these indemnities is limited to $209 million, $857 million and $28 million for the Northern Natural, Rough and Hornsea natural gas storage facilities and natural gas liquids assets, respectively. We also entered into similar indemnifications regarding environmental, tax, employee and other representations when completing other asset sales such as, but not limited to, Hackberry LNG Project, SouthStar Energy Services, various Canadian assets, Michigan Power, Oyster Creek, Hartwell, Commonwealth, Sherman and Indian Basin. We have recorded reserves for existing environmental, tax and employee liabilities and have incurred no other expense relating to these indemnities.

Through one of our subsidiaries, we hold a 50% ownership interest in Black Mountain (Nevada Cogeneration) (“Black Mountain”), in which our partner is a Chevron subsidiary. Black Mountain owns the Black Mountain power generation facility and has a power purchase agreement with a third party that extends through April 2023. In connection with the power purchase agreement, pursuant to which Black Mountain receives payments which decrease in amount over time, we agreed to guarantee 50% of certain payments that may be due to the power purchaser under a mechanism designed to protect it from early termination of the agreement. At December 31, 2006, if an event of default due to early termination had occurred under the terms of the mortgage on the facility entered into in connection with the power purchase agreement, we could have been required to pay the power purchaser approximately $60 million under the guarantee. While there is a question of interpretation regarding the existence of an obligation to make payments calculated under this mechanism upon the scheduled termination of the agreement, management does not expect that any such payments would be required.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 16—Regulatory Issues

We are subject to regulation by various federal, state and local agencies, including extensive rules and regulations governing transportation, transmission and sale of energy commodities as well as the discharge of materials into the environment or otherwise relating to environmental protection. Compliance with these regulations requires general and administrative, capital and operating expenditures including those related to monitoring, pollution control equipment, emission fees and permitting at various operating facilities and remediation obligations.

Energy Policy Act of 2005. The EPACT was signed into law on August 8, 2005. Title XII of EPACT (Electricity) created new legislation which deals with various matters impacting the power industry, including reliability of the bulk power system; transmission congestion and transmission structure siting and modernization; the repeal of PUHCA; and prohibition of energy market manipulation, with enhanced FERC authority to prohibit market manipulation, including enhanced penalty authority. The FERC has implemented and is considering a number of related regulations to implement EPACT that may impact, among other things, requirements for reliability, QFs, such as CoGen Lyondell and Black Mountain, transmission information availability, transmission congestion, security constrained dispatch, energy market transparency, energy market manipulation and behavioral rules.

Illinois Resource Procurement Auction. In January 2006, the ICC approved a reverse power procurement auction as the process by which utilities will procure power beginning in 2007. The auction occurred in September 2006, and we subsequently entered into two SFCs with subsidiaries of Ameren Corporation to provide capacity, energy and related services. There continue to be challenges to the auction process. The ICC initiated an investigation into the hourly auction segment, and we have intervened in that proceeding.

Further, there is a possibility of political, legislative, judicial and/or regulatory actions over the next several months that could substantially alter the parties’ rights and obligations under or relating to the SFCs. Numerous parties have appealed various aspects of the ICC Orders approving the auctions to the state intermediate appellate courts. The Illinois Attorney General has also filed for direct review by the state Supreme Court and a stay of the ICC Orders pending that review, which was denied. The appellate court cases have been consolidated and are in the briefing stage; we anticipate a ruling this year, with the possibility of further review by the Illinois Supreme Court. There is also the possibility that the Illinois General Assembly will consider legislation regarding retail rates and the use of an auction by electric utilities for procuring power and energy.

Separately, the ICC has opened a docket to consider changes to the auction and auction process prior to the next auction being held. We have intervened in that docket.

Clean Air Mercury Rule. In March 2005, the Administrator of the EPA signed a final Clean Air Mercury Rule (“CAMR”) that will require mercury emission reductions to be achieved from existing coal-fired electric generating units. This rule requires all states to adopt either the EPA rule, or a state rule meeting the minimum requirements as outlined in CAMR.

The Illinois EPA has proposed a state-specific rule (the Illinois Mercury Rule) that would require larger percentage reductions in mercury emissions on a significantly shorter timeframe than the CAMR would require. We, along with most other owners of Illinois coal-fired electric generating units, opposed the Illinois Mercury Rule in proceedings before the Illinois Pollution Control Board (“IPCB”). The first hearing was held in June 2006 and the second hearing began on August 14, 2006. DMG filed a Joint Statement with the Illinois EPA on August 21, 2006 supporting a Multi-Pollutant Alternative to the Illinois Mercury Rule that significantly extends the schedule for compliance with the proposed new mercury standard while adding new requirements for the control of sulfur dioxide and nitrogen oxide emissions. On November 2, 2006, the IPCB adopted the Illinois Mercury Rule including the Multi-Pollutant Alternative and transmitted it to the Joint Committee on Administrative Rules (“JCAR”), which approved the rule along with the Multi-Pollutant Alternative on December 12, 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In May 2006, the Governor of New York announced plans to regulate mercury emissions from coal-fired power plants by reducing emissions by approximately 50% by 2010 and 90% by 2015. NYSDEC issued a proposed rule in July 2006 which was adopted on January 27, 2007. The rule establishes reduced mercury emission limits for the Danskammer generating units beginning in January 2010 and beginning in January 2015, the rule imposes further restrictions in emissions for all affected generating units. The rule will not allow trading of mercury emission allowances.

Various state legislative and regulatory bodies may be considering other legislation or rules that could impact current regulations or impose new regulations applicable to us and our subsidiaries. We cannot predict the outcome of these legislative and other regulatory developments, or the effects that they might have on our business.

Carbon Emissions. The international treaty relating to global warming, commonly known as the Kyoto Protocol, requires member nations to reduce emissions of greenhouse gases, primarily carbon dioxide and methane. The United States has declined to ratify the Kyoto Protocol, and instead favors voluntary greenhouse gas emission reductions, increased efficiency in the production and consumption of energy, and continued research and technology development. Our Northeast assets may be subject to a state-driven greenhouse gas program known as the Regional Greenhouse Gas Initiative (RGGI). RGGI is a program under development by seven New England and Mid-Atlantic states to reduce carbon dioxide emissions from power plants. The State of New York has introduced, as a “pre-proposal”, a rule that would require affected generators to purchase 100 percent of the carbon credits needed to operate their facilities through an auction process. The final program requirements of RGGI and subsequent impact to our operations are not known at this time, but the Northeast states currently intend to finalize carbon dioxide emissions requirements for electric generating facilities during 2007.

FERC Market-Based Rate Authority. The FERC’s market-based rate authority allows the sale of power at negotiated rates through the bilateral market or within an organized energy market, conditioned on periodic re-review. In April 2004, the FERC issued an order concerning the ability of companies to sell electricity at market-based rates. In this order, the FERC adopted two new tests for assessing generation market power. If an applicant for market-based rate authority is found to possess generation market power under these tests and is unsuccessful in challenging that finding, the applicant may either propose mitigation measures or adopt cost-based rates for sales within the relevant markets. If the FERC finds that the proposed mitigation measures fail to eliminate the ability to exercise market power, the applicant’s market-based rate authority will be revoked and the applicant will be subject to cost-based default rates, or other cost-based rates proposed by the applicant and approved by the FERC. Our entities with applications pending since February 2002, timely resubmitted their applications to the FERC. On June 16, 2005, the FERC issued an order accepting the updated market power analyses submitted by Dynegy. Dynegy’s next triennial market power analysis is due June 16, 2008. Accordingly, these entities have continuously had market-based rate authority.

We are also subject to the FERC’s market behavior rules, which emerged from its consideration of market manipulation in the Western markets. The rules, which were promulgated in 2003 for the purpose of prohibiting manipulation in the wholesale electricity and natural gas markets subject to the FERC’s jurisdiction are incorporated in the tariffs of the various Dynegy entities with market based rates for wholesale power and apply to sales in organized and bilateral markets and spot markets, as well as long-term sales (as well as to the wholesale sale of natural gas under a blanket marketing certificate). The remedies for violating the rules could include disgorgement of unjust profits, refunds or suspension or revocation of the authority to sell at market-based rates and penalties. Pursuant to the EPACT, the FERC recently finalized new regulations prohibiting energy market manipulation, which regulations are patterned after the language of the SEC’s Rule 10b-5. Subsequently, the FERC rescinded two of the six market behavior rules (as they are covered in FERC’s new regulations prohibiting market manipulation or other FERC standards) and codified the remaining four rules in its regulations. The extent to which these regulations will affect the costs or other aspects of our operations is uncertain. However, we believe that our entities subject to the regulations are currently in compliance.

Note 17—Capital Stock

All of our outstanding equity securities are held by our parent, Dynegy Inc. There is no established trading market for such securities, and they are not traded on any exchange.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Options. Dynegy has seven stock option plans, in which our employees participate, all of which provide for the issuance of authorized shares of Dynegy’s Class A common stock. Restricted stock awards and option grants are issued under the plans. See restricted stock discussion on page F-44. Each option granted is exercisable at a strike price, which ranges from $1.47 per share to $56.98 per share for options currently outstanding. A brief description of each plan is provided below:

•

NGC Plan. Created early in Dynegy’s history and revised prior to Dynegy becoming a publicly traded company in 1996, this plan provided for the issuance of 13,651,802 authorized shares, had a 10-year term, and expired in May 2006. All option grants are vested.

•

Employee Equity Plan. This plan expired in May 2002 and is the only plan under which Dynegy granted options below the fair market value of Class A common stock on the date of grant. This plan provided for the issuance of 20,358,802 authorized shares, and grants under this plan vest on the fifth anniversary from the date of the grant. All option grants are vested.

•	UK Plan. This plan provided for the issuance of 276,000 authorized shares and has been terminated. All option grants are vested.

•

Dynegy 1999 Long-Term Incentive Plan (“LTIP”). This annual compensation plan provides for the issuance of 6,900,000 authorized shares, has a 10-year term and expires in 2009. All option grants are vested.

•

Dynegy 2000 LTIP. This annual compensation plan, created for all employees upon Illinova’s merger with Dynegy, provides for the issuance of 10,000,000 authorized shares, has a 10-year term and expires in February 2010. Grants from this plan vest in equal annual installments over a three-year period.

•

Dynegy 2001 Non-Executive LTIP. This plan is a broad-based plan and provides for the issuance of 10,000,000 authorized shares, has a ten-year term and expires in September 2011. Grants from this plan vest in equal annual installments over a three-year period.

•

Dynegy 2002 LTIP. This annual compensation plan provides for the issuance of 10,000,000 authorized shares, has a 10-year term and expires in May 2012. Grants from this plan vest in equal annual installments over a three-year period.

All options granted under Dynegy’s option plans cease vesting for employees who are terminated for cause. For voluntary and involuntary termination, disability, retirement or death, continued vesting and/or an extended period in which to exercise vested options may apply, dependent upon the terms of the grant agreement applying to a specific grant that was awarded. It has been Dynegy’s practice to issue shares of common stock upon exercise of stock options generally from previously unissued shares. Options awarded to our executive officers and others who participate in Dynegy’s Executive Severance Pay Plan vest immediately upon the occurrence of a change in control in accordance with the terms of the Second Supplemental Amendment to the Executive Severance Pay Plan.

The Merger Agreement with LS Power will constitute a change in control as defined in Dynegy’s severance pay plans, as well as the various grant agreements. Please read Note 3—Business Combinations and Acquisitions—LS Power beginning on page F-16 for further discussion of the transaction. As a result, all options previously granted to employees will fully vest immediately upon the closing of the LS Power transaction and related change in control. This occurrence will result in the accelerated vesting of the unvested tranche of previous option grants issued in 2006 and 2005, which will not have a material effect on our financial condition, results of operations or cash flows.

During 2006, Dynegy entered into an exchange transaction with its Chairman and CEO, who also serves as our CEO. Under the terms of the transaction, the purpose of which was to address uncertainties created by proposed regulations issued in late 2005 pursuant to Section 409A of the Internal Revenue Code, Dynegy cancelled all of the 2,378,605 stock options then held by its Chairman and CEO. As consideration for canceling these stock options, Dynegy granted its Chairman and CEO 967,707 stock options at an exercise price of $4.88, which equaled the closing price of our Class A common stock on the date of grant, and agreed to make a cash payment to him of approximately $5.6 million on January 15, 2007 based on the in-the-money value of the vested stock options that

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

were cancelled. This cash payment was made as agreed. The newly-granted stock options have a term of 10 years, vest in three equal annual installments beginning on the first anniversary of the grant date and are subject to earlier vesting upon a constructive termination, a termination without cause or a termination resulting from a change in control. We recorded a liability to reflect the agreed upon cash payment. We were not required to record any incremental compensation expense in connection with the transaction.

Compensation expense related to options granted and restricted stock awarded totaled $8 million, $9 million and $6 million for the years ended December 31, 2006, 2005 and 2004, respectively. We recognize compensation expense ratably over the vesting period of the respective awards. Tax benefits for compensation expense related to options granted and restricted stock awarded totaled $3 million, $3 million and $2 million for the years ended December 31, 2006, 2005, and 2004, respectively. As of December 31, 2006, $7 million of total unrecognized compensation expense related to options granted and restricted stock awarded is expected to be recognized over a weighted-average period of 2.0 years. The total fair value of shares vested was $4 million , $6 million and $1 million for the years ended December 31, 2006, 2005 and 2004, respectively. We did not capitalize or use cash to settle any share-based compensation in the year ended December 31, 2006.

Cash received from option exercises for the year ended December 31, 2006 was $5 million, and the tax benefit realized for the additional tax deduction from share-based payment awards totaled $3 million. The total intrinsic value of options exercised and released for the years ended December 31, 2006, 2005 and 2004 was $5 million, $1 million and $5 million, respectively.

In 2006, Dynegy granted stock-based compensation awards that cliff vest after three years based on our cumulative operating cash flows for 2006-2008. Compensation expense recorded in the year ended December 31, 2006 related to these “performance units” was less than $1 million and was accrued in Other long-term liabilities in our consolidated balance sheets. The Merger Agreement with the LS Entities will constitute a change in control as related to these performance units.

Stock option activity for the years ended December 31, 2006, 2005 and 2004 was as follows:

	Year Ended December 31,
	2006		2005		2004
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
	(options in thousands)
Outstanding at beginning of period	9,122	$12.64	9,924	$17.44	14,917	$18.50
Granted	3,268	$4.88	2,056	$4.30	1,436	$4.47
Exercised	(1,560)	$3.46	(632)	$3.44	(1,982)	$4.65
Cancelled, forfeited or expired	(3,616)	$9.62	(2,226)	$22.51	(4,447)	$24.62

Outstanding at end of period	7,214	$12.60	9,122	$12.64	9,924	$17.44

Vested and unvested expected to vest at December 31, 2006	6,751	$13.13
Exercisable at end of period	3,627	$20.30	6,550	$15.94	7,856	$22.27

	Year Ended December 31, 2006
	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at end of period	6.55	$12.37
Vested and unvested expected to vest	6.38	$11.25
Exercisable at end of period	4.10	$3.65

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the three-year period ended December 31, 2006, Dynegy did not grant any options at an exercise price less than the market price on the date of grant.

Options outstanding as of December 31, 2006 are summarized below:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options Outstanding at December 31, 2006	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable at December 31, 2006	Weighted Average Exercise Price
	(options in thousands)
$ 1.47 - $ 4.30	1,010	6.6	$3.27	656	$2.71
$ 4.31 - $ 4.48	360	6.8	$4.48	246	$4.48
$ 4.88 - $ 4.88	3,119	9.2	$4.88	—	—
$ 7.02 - $16.62	986	2.2	$13.62	986	$13.62
$20.94 - $23.38	195	3.0	$23.36	195	$23.36
$23.85 - $23.85	803	4.6	$23.85	803	$23.85
$28.47 - $50.63	717	3.9	$45.02	717	$45.02
$52.52 - $52.50	5	3.7	$52.50	5	$52.50
$54.99 - $54.99	1	4.3	$54.99	1	$54.99
$56.98 - $56.98	18	2.4	$56.98	18	$56.98

	7,214			3,627

For stock options, we determine the fair value of each stock option at the grant date using a Black-Scholes model, with the following weighted-average assumptions used for grants.

	Twelve Months Ended December 31,
	2006	2005	2004
Dividends	—	—	—
Expected volatility (historical)	48.8%	84.1%	87.5%
Risk-free interest rate	5.1%	4.2%	4.1%
Expected option life	6 Years	10 Years	10 Years

The expected volatility was calculated based on a ten-year historical volatility of Dynegy’s stock price in 2005 and 2004; beginning in first quarter 2006, we used a three-year historical volatility. The risk-free interest rate was calculated based upon observed interest rates appropriate for the term of Dynegy’s employee stock options. Currently, we calculate the expected option life using the simplified methodology suggested by SAB 107, “Share-Based Payment”. For restricted stock awards, we consider the fair value to be the closing price of the stock on the grant date. We recognize the fair value of our share-based payments over the vesting periods of the awards, which is typically a three-year service period.

The weighted average grant-date fair value of options granted during the years ended December 31, 2006, 2005 and 2004 was $2.61, $3.66 and $3.88, respectively.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted Stock. Dynegy’s restricted stock activity for the three years ended December 31, 2006 was as follows:

	Year Ended December 31,
	2006	2006 Weighted Average Grant Date Fair Value	2005	2004
	(shares in thousands)
Outstanding at beginning of period	1,239	$4.40	902	22
Granted	1,311 (1)	$4.88	632 (2)	933	(3)
Vested	(251)	$4.40	(130)	—
Cancelled or expired	(185)	$4.75	(165)	(53)

Outstanding at end of period	2,114	$4.67	1,239	902

(1)	In March 2006, Dynegy awarded 1,311,149 shares of restricted stock. The closing stock price was $4.88 on the date of the award.
(2)	In January 2005, Dynegy awarded 631,524 shares of restricted stock. The closing stock price was $4.30 on the date of the award.
(3)	During the first and second quarters 2004, Dynegy awarded an aggregate 933,337 shares of restricted stock. The closing stock price of Dynegy’s Class A common stock was $4.48 and $3.85, respectively, on the dates of awards.

All restricted stock awards to employees vest immediately upon the occurrence of a change in control in accordance with the terms of the applicable Severance Pay Plan. The Merger Agreement with the LS Entities will constitute a change in control as defined in Dynegy’s restricted stock agreements. Please read Note 3—Business Combinations and Acquisitions—LS Power beginning on page F-15 for further discussion.

Note 18—Employee Compensation, Savings and Pension Plans

Short-Term Incentive Plan. We maintain a discretionary incentive compensation plan to provide employees with rewards for the achievement of corporate goals and individual, professional accomplishments. Specific awards are at the discretion of the Compensation and Human Resources Committee of the Board of Directors.

In addition, in 2003, Dynegy adopted the Mid-Term Incentive Plan. This special compensation program is limited to select employees who were eligible to receive cash compensation of up to 200% of their annual base salary, payable in two installments over a two-year period, based on the performance of Dynegy’s Class A common stock during the last 30 trading days in 2004 and over the entire year in 2005. The first performance period ended December 31, 2004. The first installment in the aggregate amount of approximately $0.6 million was approved by Dynegy’s Compensation and Human Resources Committee of the Board of Directors and was paid during the first quarter 2005. The second and final installment in the aggregate amount of approximately $0.4 million was approved and paid during the first quarter 2006. We account for this cash plan using variable plan accounting and recognized an aggregate amount of approximately $1 million and zero in compensation expense during 2006 and 2005, respectively, associated with the plan. The plan was terminated in February 2006.

401(k) Savings Plan. During the 12-months ended December 31, 2006, our employees participated in four 401(k) savings plans, all of which meet the requirements of Section 401(k) of the Internal Revenue Code and are defined contribution plans subject to the provisions of ERISA. The following summarizes the plans:

•

Dynegy Inc. 401(k) Savings Plan—this plan and the related trust fund are established and maintained for the exclusive benefit of participating employees in the United States. All employees of designated Dynegy subsidiaries are eligible to participate in the plan. Employee pre-tax contributions to the plan are matched 100%, up to a maximum of 5% of base pay, subject to IRS limitations. Vesting in our contributions is based on years of service at 25% per full year of service. Dynegy may also make annual discretionary contributions to employee accounts, subject to its performance. Matching and discretionary contributions, if any, are allocated in the form of units in the Dynegy common stock fund. During the years ended December 31, 2006, 2005 and 2004, Dynegy issued approximately 0.3 million, 0.9 million and 0.9 million shares, respectively, of Dynegy’s common stock in the form of matching contributions to fund the plan. No discretionary contributions were made for any of the years in the three-year period ended December 31, 2006;

•	Dynegy Midwest Generation, Inc. 401(K) Savings Plan (formerly the Illinois Power Company Incentive Savings Plan) and Dynegy Midwest Generation, Inc. 401(K) Savings Plan for Employees Covered Under

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

a Collective Bargaining Agreement (formerly the Illinois Power Company Incentive Savings Plan for Employees Covered Under A Collective Bargaining Agreement)—we match 50% of employee contributions to the plans, up to a maximum of 6% of compensation, subject to IRS limitations. Employees are immediately 100% vested in our contributions. Matching contributions to the plans are allocated in the form of units in the Dynegy common stock fund. During the years ended December 31, 2006, 2005 and 2004, we issued 0.2 million, 0.2 million and 0.6 million shares, respectively, of Dynegy’s common stock in the form of matching contributions to the plans; and

•

Dynegy Northeast Generation, Inc. Savings Incentive Plan—under this plan, which is for union and non-union employees, we match 24% of employee contributions up to 6% of base salary for union employees and 50% of employee contributions up to 8% of base salary for non-union employees, in each case subject to IRS limitations. Employees are immediately 100% vested in our contributions. Matching contributions to this plan are made in cash and invested according to the employee investment discretion.

During the years ended December 31, 2006, 2005 and 2004, we recognized aggregate costs related to these employee compensation plans of $3 million, $5 million and $5 million, respectively.

Pension and Other Post-Retirement Benefits

We have various defined benefit pension plans and post-retirement benefit plans. All domestic employees participate in the pension plans, but only some of our domestic employees participate in the other post-retirement medical and life insurance benefit plans. Our pension plans are in the form of a cash balance plan and more traditional career average or final average pays formula plans.

Prior to September 30, 2004, our employees and other Dynegy employees were participants in various defined benefit pension plans and post-retirement benefit plans. We accounted for these plans as multiemployer plans, and as such, the applicable portions of the plans’ accrued benefit liabilities and fair value of the plan assets were not recorded on our balance sheets. However, as a result of Dynegy’s sale of Illinois Power to Ameren, the number of participants in Dynegy’s various defined benefit pension plans and post-retirement benefit plans was reduced substantially. As of October 1, 2004, all participants in the plans are our employees. As a result, we transferred the remaining balance of the plans’ accrued benefit liabilities and fair value of the plan assets to our balance sheets as of September 30, 2004. Considering the transfer, during the years ended December 31, 2006, 2005 and 2004, we recognized pension expense for these plans totaling approximately $13 million, $15 million and $15 million, respectively.

Obligations and Funded Status. The following tables contain information about the obligations and funded status of these plans on a combined basis:

	Pension Benefits		Other Benefits
	2006	2005	2006	2005
	(in millions)
Projected benefit obligation, beginning of the year	$181	$153	$55	$46
Business acquisition	—	3	—	—
Service cost	9	11	3	2
Interest cost	10	9	3	2
Plan amendments	—	4	—	—
Actuarial (gain) loss	(6)	6	1	5
Benefits paid	(12)	(5)	(1)	—

Projected benefit obligation, end of the year	$182	$181	$61	$55

Fair value of plan assets, beginning of the year	$118	$88	$—	$—
Business acquisition	—	2	—	—
Actual return on plan assets	15	2	—	—
Employer contributions	14	31	1	—
Benefits paid	(12)	(5)	(1)	—

Fair value of plan assets, end of the year	$135	$118	$—	$—

Funded status	$(47)	$(63)	$(61)	$(55)
Unrecognized prior service costs		8		—
Unrecognized actuarial (gain) loss		54		24

Net amount recognized		$(1)		$(31)

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result of the acquisition of Sithe, which closed on January 31, 2005, we acquired a small pension plan with approximately $2.7 million in obligations and $2.4 million in assets. As of February 1, 2005, this pension plan was frozen and the employees in this pension plan began to accrue a benefit in our cash balance pension plan. This resulted in an increase of $0.5 million in 2005 net periodic pension cost. For further information, please read Note 3—Business Combinations and Acquisitions—Sithe Energies beginning on page F-17.

The accumulated benefit obligation for all defined benefit pension plans was $157 million and $153 million at December 31, 2006 and 2005, respectively. On December 31, 2006 and 2005, our annual measurement date, the accumulated benefit obligation related to certain of our pension plans exceeded the fair value of the pension plan assets. The following summarizes information for pension plans with an accumulated benefit obligation in excess of plan assets:

	December 31,
	2006	2005
	(in millions)
Projected benefit obligation	$182	$181
Accumulated benefit obligation	157	153
Fair value of plan assets	135	118

Amounts recognized in the consolidated balance sheets as of December 31, 2005 consist of:

	Pension Benefits	Other Benefits
	(in millions)
Accrued benefit liability	$(36)	$(31)
Intangible asset	8	—
Accumulated other comprehensive income	27	—

Net amount recognized	$(1)	$(31)

As further discussed in Note 2—Summary of Significant Accounting Policies—Accounting Principles Adopted—SFAS No. 158 beginning on page F-15, on September 29, 2006, the FASB issued SFAS No. 158. SFAS No. 158 requires employers to recognize the overfunded or underfunded status of a defined benefit or other postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.

Under SFAS No. 158, adjustments to the minimum pension liability were eliminated. In the year of adoption, we were required to adjust the minimum pension liability for a final time in accordance with SFAS No. 87. Our adjustment for the year ended December 31, 2006 was $15 million (pre-tax), with an offset to accumulated other comprehensive income. The following table summarizes the change to accumulated other comprehensive income associated with the minimum pension liability:

	2006	2005	2004
	(in millions)
Change in minimum liability included in other comprehensive income (net of tax benefit (expense) of $(5) million, $3 million and $5 million, respectively)	$10	$(5)	$(10)

Subsequent to the final minimum pension liability adjustment, we were required to recognize as a component of accumulated other comprehensive income the gains or losses and prior service costs that existed at December 31,

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2006, but that had not been recognized as components of net period benefit cost pursuant to SFAS No. 87 and SFAS No. 106. As a result, the pre-tax amounts recognized in accumulated other comprehensive income as of December 31, 2006 consist of:

	Pension Benefits	Other Benefits
	(in millions)
Prior service cost	$7	$—
Actuarial loss	37	23

Net amount recognized	$44	$23

The following table summarizes the incremental effect of this adjustment on accumulated other comprehensive income, as well as other line items impacted on the balance sheet:

	Before Application of SFAS No. 158	Adjustment	After Application of SFAS No. 158
	(in millions)
Intangible asset	$7	$(7)	$—
Accrued benefit liability	(59)	(49)	(108)
Deferred tax asset	4	21	25
Accumulated other comprehensive income, pre-tax	12	56	68
Accumulated other comprehensive income, tax impact	(4)	(21)	(25)

Amounts recognized in the consolidated balance sheets as of December 31, 2006 consist of:

	Pension Benefits	Other Benefits
	(in millions)
Current liabilities	$—	$(1)
Noncurrent liabilities	(47)	(60)

Net amount recognized	$(47)	$(61)

The estimated net actuarial loss and prior service cost that will be amortized from accumulated other comprehensive income into net periodic benefit cost during the year ended December 31, 2007 for the defined benefit pension plans are $2 million and $1 million, respectively. The estimated net actuarial loss and prior service cost that will be amortized from accumulated other comprehensive income into net periodic benefit cost during the year ended December 31, 2007 for other postretirement benefit plans are $1 million and zero, respectively. The amortization of prior service cost is determined using a straight line amortization of the cost over the average remaining service period of employees expected to receive benefits under the Plan.

Components of Net Periodic Benefit Cost. The components of net periodic benefit cost were:

	Pension Benefits			Other Benefits
	2006	2005	2004	2006	2005	2004
	(in millions)
Service cost benefits earned during period	$9	$11	$4	$3	$2	$1
Interest cost on projected benefit obligation	10	9	4	3	3	1
Expected return on plan assets	(10)	(8)	(4)	—	—	—
Amortization of prior service costs	1	1	—	—	—	—
Recognized net actuarial loss	3	2	1	1	1	1

Net periodic benefit cost (income)	$13	$15	$5	$7	$6	$3
Additional cost due to curtailment	3	3	—	—	—	—

Total net periodic benefit cost	$16	$18	$5	$7	$6	$3

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Assumptions. The following weighted average assumptions were used to determine benefit obligations:

	Pension Benefits		Other Benefits
	December 31,		December 31,
	2006	2005	2006	2005
Discount rate (1)	5.87%	5.52%	5.90%	5.53%
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%

(1)	We utilized a yield curve approach to determine the discount rate as of December 31, 2006 and 2005. Projected benefit payments for the plans were matched against the discount rates in the yield curve.

The following weighted average assumptions were used to determine net periodic benefit cost:

	Pension Benefits			Other Benefits
	Year Ended December 31,			Year Ended December 31,
	2006	2005	2004	2006	2005	2004
Discount rate	5.52%	5.75%	5.98%	5.53%	5.75%	5.98%
Expected return on plan assets	8.25%	8.25%	8.75%	N/A	N/A	8.75%
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%

Our expected long-term rate of return on plan assets for the year ended December 31, 2007 will be 8.25%. This figure begins with a blend of asset class-level returns developed under a theoretical global capital asset pricing model methodology conducted by an outside consultant. In development of this figure, the historical relationships between equities and fixed income are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long-term. Current market factors such as inflation and interest rates are also incorporated in the assumptions. The figure also incorporates an upward adjustment reflecting the plan’s use of active management and favorable past experience.

The following summarizes our assumed health care cost trend rates:

	December 31,
	2006	2005
Health care cost trend rate assumed for next year	9.69%	9.47%
Ultimate trend rate	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2016	2015

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The impact of a one percent increase/decrease in assumed health care cost trend rates is as follows:

	Increase	Decrease
	(in millions)
Aggregate impact on service cost and interest cost	$1	$(1)
Impact on accumulated post-retirement benefit obligation	$12	$(9)

Plan Assets. We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks as well as growth, value, and small and large capitalizations. Other assets such as private equity are actively managed to enhance long-term returns while improving portfolio diversification.

Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investment. Investment risk is measured and monitored on an ongoing basis through quarterly investments portfolio reviews, periodic asset/liability studies, and annual liability measurements.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our pension plans weighted-average asset allocations by asset category were as follows:

	December 31,
	2006	2005
Equity securities	71%	70%
Debt securities	29%	30%

Total	100%	100%

Equity securities did not include any of Dynegy’s common stock at December 31, 2006 or 2005.

Contributions. During the year ended December 31, 2006, we contributed approximately $14 million to our pension plans and less than $1 million to our other post-retirement benefit plans. In 2007, we expect to contribute approximately $25 million to our pension plans and less than $1 million to our other postretirement benefit plans.

Our expected benefit payments for future services for our pension and other postretirement benefits are as follows:

	Pension Benefits	Other Benefits
	(in millions)
2007	$10	$1
2008	9	1
2009	8	1
2010	6	2
2011	8	2
2012 – 2016	59	18

Medicare Prescription Drug, Improvement and Modernization Act of 2003. On December 8, 2003, President Bush signed into law a bill that expands Medicare, primarily adding a prescription drug benefit for Medicare-eligible retirees starting in 2006. In anticipation of this new benefit, the December 31, 2004 Accumulated Postretirement Benefit Obligation was reduced by approximately $1 million, with the expectation that we would coordinate its benefits with the Medicare prescription drug plan. However, in 2006 and 2005, no provisions were set forth to handle this coordination; as a result, the December 31, 2006 Accumulated Postretirement Benefit Obligation does not reflect significant savings due to the Medicare prescription drug plan.

Note 19—Segment Information

We report the results of our power generation business as three separate geographical segments in our consolidated financial statements: (1) the Midwest segment (GEN-MW); (2) the Northeast segment (GEN-NE); and (3) the South segment (GEN-SO). We also continue to separately report the results of our CRM business because of the diversity among its operations. Results associated with our former NGL segment are included in discontinued operations in Other and Eliminations due to the sale of these businesses. Our consolidated financial results also reflect corporate-level expenses such as general and administrative and interest.

Effective July 1, 2004, our power generation segments began transacting directly with third parties on their own behalf. Therefore, certain generation capacity, forward sales, and related market positions previously sold by our power generation segments to CRM are now sold by our power generation segments directly to third parties. Our power generation segments now record revenues for such third party sales as unaffiliated revenues.

Revenues from third party sales in which a power generation segment entity is the legal party to the third party sales contracts are presented gross in the respective power generation segments’ unaffiliated revenues for the years ended December 31, 2006, 2005 and 2004.

During 2006, one customer in our GEN-MW segment and one customer in our GEN-NE segment accounted for approximately 20% and 26% of our consolidated revenues, respectively. For the year ended December 31, 2004, one customer in our GEN-NE segment accounted for approximately 13% of our consolidated revenues. No individual customer accounted for more than 10% of our consolidated revenue for the year ended December 31, 2005.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pursuant to EITF Issue 02-03, all gains and losses on third party energy trading contracts in the CRM business, whether realized or unrealized, are presented net in the consolidated statements of operations. For the purpose of the segment data presented below, intersegment transactions between CRM and our other segments are presented net in CRM intersegment revenues but are presented gross in the intersegment revenues of our other segments, as the activities of our other segments are not subject to the net presentation requirements contained in EITF Issue 02-03. If transactions between CRM and our other segments result in a net intersegment purchase by CRM, the net intersegment purchases and sales are presented as negative revenues in CRM intersegment revenues. In addition, intersegment hedging activities are presented net pursuant to SFAS No. 133.

Reportable segment information, including intercompany transactions accounted for at prevailing market rates, for the years ended December 31, 2006, 2005 and 2004 is presented below:

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Segment Data for the Year Ended December 31, 2006

(in millions)

	Power Generation
	GEN-MW	GEN-NE	GEN-SO	CRM	Other and Eliminations	Total
Unaffiliated revenues:
Domestic	$969	$501	$87	$66	$—	$1,623
Other	—	129	—	18	—	147

	969	630	87	84	—	1,770
Intersegment revenues	—	(21)	—	21	—	—

Total revenues	$969	$609	$87	$105	$—	$1,770

Depreciation and amortization	$(168)	$(24)	$(8)	$—	$(17)	$(217)
Impairment and other charges	(110)	—	(9)	—	—	(119)

Operating income (loss)	$208	$55	$(2)	$7	$(160)	$108
Losses from unconsolidated investments	—	—	(1)	—	—	(1)
Other items, net	2	9	1	4	35	51
Interest expense and debt conversion costs						(579)

Loss from continuing operations before taxes						(421)
Income tax benefit						125

Loss from continuing operations						(296)
Loss from discontinued operations, net of taxes						(12)

Net loss						$(308)

Identifiable assets:
Domestic	$5,112	$1,358	$455	$439	$776	$8,140
Other	—	32	—	57	—	89

Total	$5,112	$1,390	$455	$496	$776	$8,229

Capital expenditures	$(101)	$(22)	$(24)	$—	$(8)	$(155)

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Segment Data for the Year Ended December 31, 2005

(in millions)

	Power Generation
	GEN-MW	GEN-NE	GEN-SO	CRM	Other and Eliminations	Total
Unaffiliated revenues:
Domestic	$947	$772	$144	$72	$—	$1,935
Other	—	127	—	(45)	—	82

	947	899	144	27	—	2,017
Intersegment revenues	—	3	(35)	32	—	—

Total revenues	$947	$902	$109	$59	$—	$2,017

Depreciation and amortization	$(157)	$(21)	$(11)	$(1)	$(18)	$(208)
Impairment and other charges	(30)	—	—	—	(10)	(40)

Operating income (loss)	$199	$29	$(16)	$(647)	$(298)	$(733)
Earnings (losses) from unconsolidated investments	7	—	(7)	—	—	—
Other items, net	2	5	(1)	—	9	15
Interest expense						(383)

Loss from continuing operations before taxes						(1,101)
Income tax benefit						374

Loss from continuing operations						(727)
Income from discontinued operations, net of taxes						813
Cumulative effect of change in accounting principle, net of taxes						(5)

Net income						$81

Identifiable assets:
Domestic	$3,830	$1,358	$1,386	$59	$3,164	$9,797
Other	—	90	—	693	—	783

Total	$3,830	$1,448	$1,386	$752	$3,164	$10,580

Unconsolidated investments	$60	$—	$207	$—	$—	$267
Capital expenditures	$(113)	$(21)	$(9)	$—	$(52)	$(195)

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Segment Data for the Year Ended December 31, 2004

(in millions)

	Power Generation
	GEN-MW	GEN-NE	GEN-SO	CRM	Other and Eliminations	Total
Unaffiliated revenues:
Domestic	$336	$189	$67	$590	$—	$1,182
Other	—	—	—	(87)	—	(87)

	336	189	67	503	—	1,095
Affiliate revenues	352	—	—	—	—	352
Intersegment revenues	187	238	(4)	(331)	(90)	—

Total revenues	$875	$427	$63	$172	$(90)	$1,447

Depreciation and amortization	$(156)	$(10)	$(10)	$(1)	$(33)	$(210)
Impairment and other charges	—	—	—	—	(24)	(24)

Operating income (loss)	$194	$21	$(19)	$(118)	$(280)	$(202)
Earnings from unconsolidated investments	5	—	111	—	—	116
Other items, net	—	—	—	(3)	8	5
Interest expense						(332)

Loss from continuing operations before taxes						(413)
Income tax benefit						166

Loss from continuing operations						(247)
Income from discontinued operations, net of taxes						143

Net loss						$(104)

Identifiable assets:
Domestic	$4,112	$295	$1,077	$312	$3,567	$9,363
Other	—	—	—	749	17	766

Total	$4,112	$295	$1,077	$1,061	$3,584	$10,129

Unconsolidated investments	$62	$—	$274	$—	$78	$414

Capital expenditures	$(113)	$(17)	$(15)	$—	$(74)	$(219)

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 20—Quarterly Financial Information (Unaudited)

The following is a summary of our unaudited quarterly financial information for the years ended December 31, 2006 and 2005:

	Quarter Ended
	March 2006	June 2006	September 2006	December 2006
	(in millions)
Revenues	$540	$379	$508	$343
Operating income (loss)	92	21	(19)	14
Net income (loss) before cumulative effect of change in accounting principles	3	(181)	(67)	(63)
Net income (loss)	3	(181)	(67)	(63)

	Quarter Ended
	March 2005	June 2005	September 2005	December 2005
	(in millions)
Revenues	$405	$369	$684	$559
Operating income (loss)	(309)	(33)	56	(447)
Net income (loss) before cumulative effect of change in accounting principles	(228)	(21)	25	310
Net income (loss)	(228)	(21)	25	305

Note 21—Subsequent Events

On January 31, 2007, we entered into an agreement to sell our interest in the Calcasieu power generation facility to Entergy. Subject to regulatory approval, the transaction is expected to close in early 2008. Please read Note 4—Dispositions, Contract Terminations and Discontinued Operations—Discontinued Operations—Calcasieu on page F-20 for further discussion.

On February 13, 2007, Dynegy’s registration statement on Form S-4 related to the proposed Merger Agreement with the LS Entities was declared effective by the SEC. Please read Note 3—Business Combinations and Acquisitions—LS Power beginning on page F-16 for further discussion.

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DEFINITIONS

As used in this Form 10-K, the abbreviations listed below have the following meanings:

AMP	Automated mitigation procedure
APB	Accounting Principles Board
APIC	Additional paid-in-capital
ARB	Accounting Research Bulletin
ARO	Asset retirement obligation
Bcf/d	Billion cubic feet per day
CAA	Clean Air Act
Cal ISO	The California Independent System Operator
Cal PX	The California Power Exchange
CDWR	California Department of Water Resources
CERCLA	The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended
CFTC	Commodity Futures Trading Commission
CO2	Carbon dioxide
COSO	Committee of Sponsoring Organizations of the Treadway Commission
CPUC	California Public Utilities Commission
CRM	Our customer risk management business segment
DMG	Dynegy Midwest Generation
DMSLP	Dynegy Midstream Services L.P.
DMT	Dynegy Marketing and Trade
DNE	Dynegy Northeast Generation
DOJ	Department of Justice
DOT	Department of Transportation
DPM	Dynegy Power Marketing Inc
EIOL	Energy Infrastructure Overseas Limited
EITF	Emerging Issues Task Force
EPA	Environmental Protection Agency
EPACT	The Energy Policy Act of 2005
ERCOT	Electric Reliability Council of Texas, Inc.
ERISA	The Employee Retirement Income Security Act of 1974, as amended
EWG	Exempt Wholesale Generators
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
FIN	FASB Interpretation
FPA	The Federal Power Act of 1935, as amended
FSP	FASB Staff Position
FTC	U.S. Federal Trade Commission
FUCOs	Foreign Utility Companies
GAAP	Generally Accepted Accounting Principles of the United States of America
GEN	Our power generation business
GEN-MW	Our power generation business—Midwest segment
GEN-NE	Our power generation business—Northeast segment
GEN-SO	Our power generation business—South segment
GCF	Gulf Coast Fractionators
HLPSA	The Hazardous Liquid Pipeline Safety Act of 1979, as amended
HSR	Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended
ICC	Illinois Commerce Commission
ISO	Independent System Operator
KW—yr	Kilowatt year
KWh	Kilowatt hour
LMP	Locational marginal pricing
LNG	Liquefied natural gas

DYNEGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

LPG	Liquefied petroleum gas
MBbls/d	Thousands of barrels per day
Mcf	Thousand cubic feet
MISO	Midwest ISO Regional Transmission Organization
MMBtu	Millions of British thermal units
MMCFD	Million cubic feet per day
MW	Megawatts
MWh	Megawatt hour
NERC	North American Electric Reliability Council
NGA	The Natural Gas Act of 1938, as amended
NGL	Our natural gas liquids business segment
NGPA	The Natural Gas Policy Act of 1978, as amended
NGPSA	The Natural Gas Pipeline Safety Act of 1968, as amended
NOL	Net operating loss
NOV	Notice of Violation issued by the EPA
NOx	Nitrogen oxide
NYISO	New York Independent System Operator
NYDEC	New York Department of Environmental Conservation
PCAOB	Public Company Accounting Oversight Board (United States)
PJM	Pennsylvania-New Jersey-Maryland Interconnection, LLC
PPA	Power purchase agreement
PRB	Powder River Basin coal
PUCT	Public Utility Commission of Texas
PUHCA	The Public Utility Holding Company Act of 1935, as amended
PURPA	The Public Utility Regulatory Policies Act of 1978
QFs	Qualifying Facilities
RCRA	The Resource Conservation and Recovery Act of 1976, as amended
RGGI	Regional Greenhouse Gas Initiative
RMR	Reliability Must Run
RTO	Regional Transmission Organization
SAB	SEC Staff Accounting Bulletin
SEC	U.S. Securities and Exchange Commission
SERC	Southeastern Electric Reliability Council
SFAS	Statement of Financial Accounting Standards
SFC	Supplier forward contract
SO2	Sulfur dioxide
SPE	Special Purpose Entity
SPDES	State Pollutant Discharge Elimination System
SPN	Second Priority Senior Secured Notes
VaR	Value at Risk
VIE	Variable Interest Entity
VLGC	Very large gas carrier
WECC	Western Electricity Coordinating Council
WEN	Our former wholesale energy network business segment

Schedule II

DYNEGY HOLDINGS INC.

VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 31, 2006, 2005 and 2004

	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
	(in millions)
2006
Allowance for doubtful accounts	$103	$(35)	$43	$(63)	$48
Allowance for risk-management assets (1)	10	—	—	(10)	—
Deferred tax asset valuation allowance	52	4	15	(5)	66

2005
Allowance for doubtful accounts	$169	$1	$—	$(67)	$103
Allowance for risk-management assets (1)	6	—	—	4	10
Deferred tax asset valuation allowance	69	14	(63)	32	52

2004
Allowance for doubtful accounts	$174	$(7)	$4	$(2)	$169
Allowance for risk-management assets (1)	11	—	—	(5)	6
Deferred tax asset valuation allowance	51	18	—	—	69

(1)	Changes in price and credit reserves related to risk-management assets are offset in the net mark-to-market income accounts reported in revenues.

WEST COAST POWER LLC

WEST COAST POWER LLC

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited) (in thousands)

Three Months Ended March 31, 2006
Revenues	$66,728
Operating costs, exclusive of depreciation shown separately below	(64,966)
Depreciation and amortization expense	(5,325)
Gain on sale of assets	308
General and administrative expenses	(762)

Operating loss	(4,017)
Interest income	2,047

Net loss	$(1,970)

See the notes to the condensed consolidated financial statements.

WEST COAST POWER LLC

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited) (in thousands)

Three Months Ended March 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,970)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	5,325
Gain on sale of assets	(308)
Changes in working capital:
Accounts receivable, net	20,785
Inventory	272
Prepaid expenses	6,161
Accounts payable	(11,268)
Accrued liabilities and other current liabilities	(5,575)
Other	1,157

Net cash provided by operating activities	14,579

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(41)
Proceeds from asset sales, net	308

Net cash provided by investing activities	267

Net increase in cash and cash equivalents	14,846
Cash and cash equivalents, beginning of period	165,704

Cash and cash equivalents, end of period	$180,550

See the notes to the condensed consolidated financial statements.

WEST COAST POWER LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

For the interim period ended March 31, 2006

Note 1—Organization

On March 31, 2006, Dynegy Inc. (“Dynegy”) completed the sale of its 50% ownership interest in WCP (Generation) Holdings LLC (“Holdings”), our parent, to NRG Energy, Inc. (“NRG”) for approximately $205 million. After the transaction, we became an indirect wholly owned subsidiary of NRG. The financial statements included herein are included to comply with Dynegy’s requirement to include separate financial statements of investees in accordance with Rule 3-09 of Regulation S-X, and therefore only include financial statements for the periods under which Dynegy owned Holdings.

Note 2—Accounting Policies

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to interim financial reporting as prescribed by the SEC. These interim financial statements should be read together with the consolidated financial statements and notes thereto for the year ended December 31, 2005.

The unaudited condensed consolidated financial statements contained in this report include all material adjustments that, in the opinion of management, are necessary for a fair statement of the results for the interim periods. The results of operations for the interim period presented are not necessarily indicative of the results to be expected for the full year or any other interim period due to seasonal fluctuations in demand for our energy products and services, changes in commodity prices, timing of maintenance and other expenditures and other factors. The preparation of the unaudited condensed consolidated financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and judgments that affect our reported financial position and results of operations. These estimates and judgments also impact the nature and extent of disclosure, if any, of our contingent liabilities. We review significant estimates and judgments affecting our consolidated financial statements on a recurring basis and record the effect of any necessary adjustments prior to their publication. Estimates and judgments are based on information available at the time such estimates and judgments are made. Adjustments made with respect to the use of these estimates and judgments often relate to information not previously available. Uncertainties with respect to such estimates and judgments are inherent in the preparation of financial statements. Estimates and judgments are used in, among other things, (1) developing fair value assumptions, including estimates of future cash flows and discounts rates, (2) analyzing tangible and intangible assets for possible impairment, (3) estimating the useful lives of our assets and (4) determining amounts to accrue for contingencies, guarantees and indemnifications. Our actual results from operations could differ materially from our estimates.

Note 3—Related Parties

We purchase fuel for our plants under full requirement natural gas supply agreements (“GSAs”) with Dynegy Marketing and Trade (“DMT”), one of our affiliates. Charges for fuel are based upon similar terms and conditions, primarily index, as could be obtained from unrelated third parties. Fuel purchases from DMT are included in affiliated operating costs in the consolidated statements of operations.

We contracted with DYPM to provide all power scheduling, power marketing and risk management for us under an energy management agreement (the “EMA”). Additionally, we contracted with DMT to provide all scheduling of fuel supply.

We entered into operation and maintenance (“O&M”) agreements with NRG Cabrillo Power Operations Inc. and NRG El Segundo Operations Inc., two of our affiliates, for Cabrillo I and Cabrillo II effective May 2001 and for El Segundo Power, LLC (“ESP”) and Long Beach Generation LLC (“LBG”) effective April 2000. Fees for services under these contracts primarily include recovery of the costs of operating the plant as approved in the annual budget, as well as a base monthly fee. When NRG became operator, we contracted with NRG Development Company, Inc.,

WEST COAST POWER LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

For the interim period ended March 31, 2006

one of our affiliates, to provide services under the Administrative Management Agreement (the “AMA”). Services provided under the AMA included environmental, engineering, legal and public relations services not covered under the O&M agreements. Fees for such services are subject to executive committee approval if the amounts exceed a certain percentage of the applicable annual approved budget.

We entered into an administrative services management agreement (the “ASMA”) with Dynegy Power Management Services, L.P., one of our affiliates, under which Dynegy Power Management Services, L.P. provides administrative services such as business management and accounting. Fees for such services are subject to executive committee approval if the amounts exceed a certain percentage of the applicable annual approved budget.

As described above, our affiliates provide various services for us. Charges for these services are included in our operating and general and administrative expenses in the consolidated statements of operations and consisted of the following costs for the three months ended March 31, 2006 (in thousands):

Dynegy Related Cost
Fuel	$47,187
EMA Charges	577

Charges included in operating costs	$47,764

ASMA fees included in general and administrative expenses	$277

NRG Related Cost
O&M charges included in operating costs	$8,391

AMA charges included in general and administrative expenses	$200

Note 4—Commitments and Contingencies

Set forth below is a summary of certain ongoing legal proceedings pending against West Coast Power LLC and its subsidiaries. The matters discussed herein existed at Closing (which occurred on March 31, 2006, the “Closing”) of Dynegy’s sale of its interest in Holdings. In accordance with SFAS No. 5, we record reserves for contingencies when information available indicates that a loss is probable and the amount of the loss is reasonably estimable. In addition, we disclose for matters which management believes a material loss is at least reasonably possible. In all instances, management has assessed the matters below based on current information and made a judgment concerning their potential outcome, giving due consideration to the nature of the claim, the amount and nature of damages sought and the probability of success. Management’s judgment may prove materially inaccurate and such judgment is made subject to the known uncertainty of litigation.

In addition to matters discussed below, at Closing, we were party to numerous legal proceedings arising in the ordinary course of business or related to discontinued business operations. In management’s opinion, the disposition of these matters will not materially adversely affect our financial condition, results of operations, or cash flows.

Gas Index Pricing Litigation. We and/or Dynegy are named defendants in numerous lawsuits in state and federal court claiming damages resulting from alleged price manipulation and false reporting of natural gas prices. The cases are pending in California, Nevada, Alabama and Wisconsin. In each of these suits, the plaintiffs allege that we and other energy companies engaged in an illegal scheme to inflate natural gas prices by providing false information to natural gas index publications. All of the complaints rely heavily on prior FERC and CFTC investigations into and reports concerning index-reporting manipulation in the energy industry. Except as specifically mentioned below, the cases are actively engaged in discovery.

WEST COAST POWER LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

For the interim period ended March 31, 2006

During the last year, several cases pending in Nevada federal court were dismissed on defendants’ motions. Certain plaintiffs have appealed to the Court of Appeals for the Ninth Circuit, which coordinated the cases before the same appellate panel. A decision from the Court of Appeals is expected sometime in 2007. In February 2007, a Tennessee state court case was also dismissed on defendants’ motion.

Pursuant to various motions, the cases pending in California state court have been coordinated before a single judge in San Diego (“Coordinated Gas Index Cases”). In August 2006, we entered into an agreement to settle the class action claims in the Coordinated Gas Index Cases for $30 million. The settlement does not include similar claims filed by individual plaintiffs in the Coordinated Gas Index Cases, which we continue to defend vigorously. In December 2006, the court granted final approval of the settlement and dismissed the class action claims. Also in August 2006, we entered into an agreement to settle the class action claims by California natural gas re-sellers and co-generators (to the extent they purchased natural gas to generate electricity for re-sale) pending in Nevada federal court for $2.4 million. A motion to approve this settlement is expected to be filed by plaintiffs in due course. Both settlements are without admission of wrongdoing, and us/Dynegy and West Coast Power continue to deny class plaintiffs’ allegations.

We are analyzing the remaining natural gas index cases and are vigorously defending against them. We cannot predict with certainty whether we will incur any liability in connection with these lawsuits. However, given the nature of the claims, an adverse result in any of these proceedings could have a material adverse effect on our financial condition, results of operations and cash flows.

California Market Litigation. We and/or Dynegy and various other power generators and marketers were defendants in numerous lawsuits alleging rate and market manipulation in California’s wholesale electricity market during the California energy crisis several years ago. The complaints generally alleged unfair, unlawful and deceptive trade practices in violation of the California Unfair Business Practices Act and sought injunctive relief, restitution and unspecified actual and treble damages. A significant majority of these cases were dismissed on grounds of federal preemption. A motion to dismiss one remaining action on similar grounds is pending in federal court. Similar actions in California state and appellate courts have all been dismissed.

We believe that we have meritorious defenses to the remaining federal court claims and are vigorously defending against them. We cannot predict with certainty whether we will incur any liability in connection with these lawsuits. However, given the nature of the claims, an adverse result in any of these proceedings could have a material adverse effect on our financial condition, results of operations and cash flows.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of West Coast Power LLC:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in members’ equity and cash flows present fairly, in all material respects, the financial position of West Coast Power LLC (the “Company”) at December 31, 2005, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 9, the Company is the subject of substantial litigation. The Company’s ongoing liquidity, financial position and operating results may be adversely impacted by the nature, timing and amount of the resolution of such litigation. The consolidated financial statements do not include any adjustments, beyond existing accruals applicable under Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies”, that might result from the ultimate resolution of such matters.

As discussed in Note 2, effective January 1, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”.

PricewaterhouseCoopers LLP

Houston, Texas

March 15, 2006

WEST COAST POWER LLC

CONSOLIDATED BALANCE SHEETS

(in thousands)

December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$165,704
Accounts receivable, net of allowance for doubtful accounts of zero	75,654
Inventory	17,937
Prepaid expenses	52,211

Total Current Assets	311,506

Property, Plant and Equipment	600,712
Accumulated depreciation	(224,446)

Property, Plant and Equipment, Net	376,266

Other Long Term Assets	2,036

Total Assets	$689,808

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts payable	$3,906
Accounts payable, affiliates	30,547
Accrued liabilities and other current liabilities	8,470

Total Current Liabilities	42,923

Asset retirement obligation	5,481

Total Liabilities	48,404

Commitments and Contingencies (Note 9)
Total Members’ Equity	641,404

Total Liabilities and Members’ Equity	$689,808

See the notes to the condensed consolidated financial statements.

WEST COAST POWER LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2005	2004
Revenues	$300,581	$725,626
Affiliate operating costs, exclusive of depreciation shown separately below	(218,517)	(314,754)
Non-affiliate operating costs, exclusive of depreciation shown separately below	(39,940)	(42,189)
Depreciation and amortization expense	(22,017)	(39,456)
Impairment charges	—	(24,348)
Gain on sale of assets	1	689
General and administrative expenses	(5,318)	(2,078)

Operating income	14,790	303,490
Interest expense	—	(82)
Interest income	6,572	2,539

Net income	$21,362	$305,947

See the notes to the condensed consolidated financial statements.

WEST COAST POWER LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

(in thousands)

	Members’ Equity	Comprehensive Income
Balance at December 31, 2003	$648,085
Net income	305,947	$305,947

Comprehensive income		$305,947

Contributions	5,000
Distributions	(217,245)
Other distributions	(6,245)

Balance at December 31, 2004	$735,542
Net income	21,362	$21,362

Comprehensive income		$21,362

Distributions	(115,500)

Balance at December 31, 2005	$641,404

See the notes to the condensed consolidated financial statements.

WEST COAST POWER LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$21,362	$305,947
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	22,017	39,456
Impairment charges	—	24,348
Risk-management activities	(3,559)	3,559
Gain on sale of assets	(1)	(689)
Other, non-cash and adjustments	151	(1,313)
Changes in working capital:
Accounts receivable, net	38,140	(55,950)
Inventory	1,345	1,281
Prepaid expenses	(366)	(11,584)
Accounts payable	(770)	14,949
Accrued liabilities and other current liabilities	(1,662)	(18,654)
Other	67	(1,512)

Net cash provided by operating activities	76,724	299,838

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,251)	(1,386)
Proceeds from asset sales, net	1	3,278

Net cash provided by (used in) investing activities	(4,250)	1,892

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions	(115,500)	(217,245)

Net cash used in financing activities	(115,500)	(217,245)

Net increase (decrease) in cash and cash equivalents	(43,026)	84,485
Cash and cash equivalents, beginning of period	208,730	124,245

Cash and cash equivalents, end of period	$165,704	$208,730

Supplemental Disclosure of Cash Flow Information:
Interest paid	—	82

Other non-cash investing and financing activity:
Contribution of El Segundo Power II LLC by NRG	—	5,000

See the notes to the condensed consolidated financial statements.

WEST COAST POWER LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and Operations of the Company

Effective June 30, 1999, Dynegy Power Corp. (“DPC”), an indirect wholly owned subsidiary of Dynegy Holdings Inc. (“Dynegy”), and NRG Energy, Inc. (“NRG”), then a subsidiary of Xcel Energy, Inc (collectively, the “Sponsors”) formed WCP (Generation) Holdings LLC (“Holdings”) and West Coast Power LLC (“WCP”, “we”, “us” or “our”), both of which are Delaware limited liability companies. The Sponsors have an equal interest in Holdings and share in profits and losses equally. WCP is wholly owned by Holdings and serves as a holding company for El Segundo Power, LLC (“ESP”), El Segundo Power II LLC (“ESP II”), Long Beach Generation LLC (“LBG”), Cabrillo Power I LLC (“Cabrillo I”) and Cabrillo Power II LLC (“Cabrillo II”). NRG became an independent public company upon its emergence from bankruptcy on December 5, 2003 and no longer has any material affiliation or relationship with Xcel Energy.

Upon formation of WCP, the assets and liabilities of ESP, LBG, Cabrillo I and Cabrillo II (collectively, the “LLCs”) were contributed to WCP by the Sponsors and were recorded at their historical costs because the transfer represented a reorganization of entities under common control. Operations are governed by the executive committee, which consists of two representatives from each Sponsor.

On December 27, 2005, Dynegy entered into an agreement to sell its 50% ownership interest in Holdings to NRG for approximately $205 million, subject to purchase price adjustments. After the transaction, we will become an indirect wholly owned subsidiary of NRG. Dynegy and NRG expect the sale to close in early 2006.

ESP owns a 670-megawatt (“MW”) plant located in EI Segundo, California, consisting of two operating steam electric generating units. The facility has operated as a merchant plant, selling energy and ancillary services through the deregulated California wholesale electric market and other western markets. In December 2004, the California Independent System Operator (“Cal ISO”), pursuant to its tariff, designated ESP units 3 and 4 as Reliability Must Run (“RMR”) units for the calendar year 2005. On December 21, 2004, ESP filed with the Federal Energy Regulatory Commission (“FERC”), an application for approval of its rates as an RMR designated facility. ESP made the election to collect rates as a “Condition 2” plant, effective January 1, 2005. In the third quarter of 2005, ESP entered into a settlement with various California parties including the Cal ISO, regarding the rate application. In the fourth quarter of 2005, FERC issued an order approving the settlement and accepting the agreed upon rates.

On January 27, 2005, Dynegy Power Marketing Inc, an affiliate of ESP, acting as its fully authorized agent, entered into a power purchase agreement with a major California utility for a term commencing May 1, 2005 and ending December 31, 2005. As part of that agreement, ESP was required to obtain certain consents and waivers from Cal ISO and to file for an application with FERC to change from “Condition 2” to “Condition 1” under the Cal ISO tariff. Such consents and waivers were received from the Cal ISO, an application to FERC was filed and the changes were accepted. As a result of these actions, during the term of this agreement, the utility was entitled to primary energy dispatch right for the facility’s generating capacity while preserving Cal ISO’s ability to call on the El Segundo facility as a reliability resource under the RMR agreement, if necessary. (See Note 7 – Power Purchase Agreement for a more detailed explanation).

In the fourth quarter 2005, ESP entered into a power sales agreement with a major California utility for the sale of 100% of the capacity and associated energy from the El Segundo facility from May 2006 through April 2008. During the term of this agreement, the utility will be entitled to primary energy dispatch right for the facility’s generating capacity.

For the calendar year 2006, ESP was not designated as an RMR resource by the Cal ISO.

In October 2004, the FERC approved WCP’s settlement of claims relating to western energy market transactions that occurred from January 2000 through June 2001. (See Note 9 – Commitments and Contingencies for further discussion of this settlement). Included in this settlement was a payment of $22,544,942 to various California energy purchasers. In order to provide the funds for this settlement, Dynegy has agreed to forego approximately $17,000,000 of distributions from WCP, and NRG has agreed to forego approximately $5,500,000 of distributions and contribute El Segundo Power II LLC valued at $5,000,000 to WCP. The contribution of these assets is reflected as a contribution in the Consolidated Statements of Changes in Members’ Equity. WCP paid $6,244,942 of the settlement on behalf of Dynegy in accordance with the settlement agreement, and is recorded as a reduction of Dynegy’s member’s equity on the Consolidated Statements of Changes in Members’ Equity.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On December 30, 2004, NRG West Coast LLC, a Delaware limited liability company, assigned its right, title, and interest in El Segundo Power II LLC to Holdings, which in turn assigned its interest to WCP, as part of the funding of the settlement agreement with the FERC. On February 3, 2005, the California Energy Commission approved the certificate for the construction and operation of a proposed 630-MW combined-cycle facility by ESP II on the site previously used by ESP units 1 and 2. A Petition For Writ of Mandate was filed in the California Supreme Court against the California Energy Commission seeking to invalidate the certificate awarded to ESP II. The Petition was denied without comment. ESP II became 100% owned by WCP on December 30, 2004. No date has been set to commence construction, although California state law requires that construction commence five years after the issuance of the certificate.

LBG owns a 560-MW plant located in Long Beach, California. On January 1, 2005, after due notice to the Cal ISO, the plant was shut down and the operator began decommissioning, environmental remediation of the plant site, equipment salvage and investment recovery efforts.

Cabrillo I owns a 970-MW plant located in Carlsbad, California, consisting of five steam electric generating units and one combustion turbine. The facility has operated as a merchant plant, selling energy and ancillary services through the deregulated California wholesale electric market and other western markets. Cabrillo I was designated as a RMR unit by the Cal ISO for 2004 and 2005. Pursuant to an uncontested settlement agreement filed in December 2004 with the Cal ISO and various interveners in FERC Docket No. ER04-308, RMR rates for the years 2004 through 2006 were agreed upon between the parties. As a part of that settlement, Cabrillo I chose to collect rates as a Condition 2 plant, effective January 1, 2005 (See Note 7 – Power Purchase Agreement for a more detailed explanation). On February 14, 2005, FERC issued an order accepting these rates. In November 2005, Cabrillo I filed with FERC an application to revise its existing RMR agreement with the Cal ISO for Units 1-3 and 5. In December 2005, FERC accepted those rates effective January 1, 2006. Finally, in late December 2005, Cabrillo I, Unit 4 was selected as a RMR resource for 2006 by the Cal ISO. Cabrillo I filed an application on December 29, 2005 to revise its current RMR agreement to include Unit 4 and to change Units 4 and 5 from Condition 2 to Condition 1. Cabrillo I requested an effective date of January 1, 2006. On February 13, 2006, FERC issued an order accepting the revised rates effective as of January 1, 2006. Subsequent to the FERC order approving the Cabrillo I rates, an application for rehearing challenging that order, was filed by an intervenor. We do not know when FERC will rule on that rehearing application.

Cabrillo II owns 13 combustion turbines with an aggregate capacity of 202-MW located throughout San Diego County, California. The facilities have operated as merchant plants, selling energy and ancillary services through the deregulated California wholesale electric market and other western markets. The Cabrillo II combustion turbines except for Division Street, were designated as RMR units by the Cal ISO for 2004 and 2005. Pursuant to an uncontested settlement agreement filed in December 2004 with the Cal ISO and various interveners in FERC Docket No. ER04-308, RMR rates for the years 2004 through 2006 were agreed upon between the parties. As a part of that settlement, Cabrillo I chose to continue collecting rates as a “Condition 2” plant, effective January 1, 2005 (See Note 7 – Power Purchase Agreement for a more detailed explanation). On February 14, 2005, FERC issued an order accepting these rates. Cabrillo II units were also designated RMR units by the Cal ISO for 2006. In November 2005, Cabrillo II filed an application with FERC for approval of its rates. In December 2005, FERC accepted those rates effective January 1, 2006.

Note 2—Accounting Policies

Our accounting policies conform to Generally Accepted Accounting Principles (“GAAP”). Our most significant accounting policies are described below. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and judgments that affect our reported financial position and results of operations. We review significant estimates and judgments affecting our consolidated financial statements on a recurring basis and record the effect of any necessary adjustments prior to their publication. Estimates and judgments are based on information available at the time such estimates and judgments are made. Adjustments made with respect to the use of these estimates and judgments often relate to information

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

not previously available. Uncertainties with respect to such estimates and judgments are inherent in the preparation of financial statements. Estimates and judgments are used in, among other things, (1) developing fair value assumptions, including estimates of future cash flows and discounts rates, (2) analyzing tangible and intangible assets for possible impairment, (3) estimating the useful lives of our assets and (4) determining amounts to accrue for contingencies, guarantees and indemnifications. Our actual results from operations could differ materially from our estimates.

Principles of Consolidation. The accompanying consolidated financial statements include our accounts after eliminating intercompany accounts and transactions. Certain reclassifications have been made to prior-period amounts to conform with current-period financial statement classifications.

Cash and Cash Equivalents. Cash and cash equivalents consist of all demand deposits and funds invested in highly liquid short-term investments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts. We establish provisions for losses on accounts receivable if it becomes probable we will not collect all or part of outstanding balances. We review collectibility and establish or adjust our allowance as necessary using the specific identification method. As of December 31, 2005, we have no reserve as an allowance for doubtful accounts relating to receivables owed to us by the California Department of Water Resources (“CDWR”).

Concentration of Credit Risk. We sell our electricity production to purchasers of electricity in California, which includes the Cal ISO and Dynegy Power Marketing, Inc. (“DYPM”). These industry and geographical concentrations have the potential to impact our overall exposure to credit risk, either positively or negatively, because the customer base may be similarly affected by changes in economic, industry, weather or other conditions.

Inventory. Inventories are valued at the lower of cost or market using the last-in, first-out (“LIFO”) or the average cost methods and are comprised of the following:

December 31, 2005
(in thousands)
Emissions credits (average cost)	$1,411
Materials and supplies (average cost)	3,254
Fuel oil (LIFO)	13,272

$17,937

In conjunction with the retirement of LBG at the end of 2004, a lower of cost or market analysis was performed on the facility’s materials and supplies balance. The vast majority of the materials and supplies were designed for use specifically at LBG or are otherwise obsolete. As a result, an adjustment of $3,027,613, which is included as a charge in operating costs on the consolidated statement of operations, was made to reduce the inventory to net realizable value as of December 31, 2004.

Emission credits represent costs paid by us to acquire additional NOx credits. We use these credits to comply with emission caps imposed by various environmental laws under which we must operate. As individual credits are used, costs are recognized as operating expense.

If we have more emission credits on hand than are required to operate our facilities, we may sell these credits. To the extent the proceeds received from the sale of such credits exceed our cost, we defer the associated gain until the period to which the allowance relates. As of December 31, 2005 we had a deferred gain of $22,307 included as accrued liabilities and other current liabilities on our consolidated balance sheets. This amount will be realized in 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition, emissions allowances related to periods subsequent to 2006 totaling $2,035,931 at December 31, 2005, and emissions allowances related to periods subsequent to 2005 totaling $2,970,900 at December 31, 2004, are included in other long-term assets on the consolidated balance sheets.

Property, Plant and Equipment. Property, plant and equipment, which consists primarily of power generating facilities, furniture, fixtures and computer equipment, is recorded at historical cost. Expenditures for major replacements, renewals and major maintenance are capitalized. We consider major maintenance to be expenditures incurred on a cyclical basis in order to maintain and prolong the efficient operation of our assets. Expenditures for repairs and minor renewals to maintain assets in operating condition are expensed when incurred. Depreciation is provided using the straight-line method over the estimated economic service lives of the assets, ranging from 3 to 30 years. The estimated economic service lives of our asset groups are as follows:

Asset Group	Range of Years
Power Generation Facilities	3 to 30
Furniture and Fixtures	3 to 5
Other Miscellaneous	4 to 20

Gains and losses on sales of individual assets are reflected in gain on sale of assets in the consolidated statement of operations. We assess the carrying value of our plant and equipment in accordance with Statement of Financial Accounting Standards “SFAS” No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” If an impairment has occurred, the amount of the impairment loss recognized would be determined by estimating the related discounted cash flows of the assets and recording a loss if the resulting estimated fair value is less than the book value. For assets identified as held for sale, the book value is compared to comparable market prices or the estimated fair value if comparable market prices are not readily available to determine if an impairment loss is required. Please read Note 4—Impairment of Long-Lived Assets for a discussion of impairment charges we recognized in 2004.

On September 30, 2004, the WCP executive committee consented to a plan to retire the Long Beach facilities effective January 1, 2005. The revision of the expected useful life of Long Beach was a change in accounting estimate, per the guidance in Accounting Principles Board Opinions “APB” No. 20, “Accounting Changes.” This change was accounted for in the current and future periods since the change affects both. The remaining asset value, excluding land, as of September 30, 2004 was $9,918,597. The depreciation was accelerated so that the Long Beach facilities were fully depreciated by December 31, 2004.

Asset Retirement Obligations. We adopted SFAS No. 143, “Asset Retirement Obligations,” effective January 1, 2003. Under the provisions of SFAS No. 143, we are required to record liabilities for legal obligations to retire tangible, long-lived assets. Those obligations are recorded at a discount when the liability is incurred. Significant judgment is involved in estimating future cash flows associated with such obligations, as well as the ultimate timing of the cash flows. If our estimates on the amount or timing of the cash flow change, the change may have a material impact on our results of operations.

As part of the transition adjustment in adopting SFAS No. 143, existing environmental liabilities in the amount of $5,200,000 were reversed in the first quarter 2003. The fair value of the remediation costs estimated to be incurred upon retirement of the respective assets is included in the asset retirement obligation (“ARO”) and was recorded upon adoption of SFAS No. 143. Since the previously accrued liabilities exceeded the fair value of the future retirement obligations, the impact of adopting SFAS No. 143 was an increase in earnings of $1,029,756 in 2003, which is the cumulative effect of change in accounting principle in the consolidated statement of operations.

At January 1, 2004, our ARO liabilities totaled $7,631,979, which includes monitoring charges related to El Segundo Units 1 and 2, as well as dismantlement and remediation at the Cabrillo II facilities since these assets reside on leased property. Annual accretion of the liability towards the ultimate obligation amount was $628,290 during 2004. During 2004, we settled $2,140,550 relating to our ARO. During 2004, the timing or fair value of the estimated cost to be incurred upon retirement related to the dismantlement and remediation changed for the Cabrillo II facilities. These changes resulted in an $896,809 decrease in our ARO liability. Since the change in the ARO

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

liability associated with one of the facilities exceeded the asset retirement cost net of accumulated depreciation, an increase in earnings of $641,236 was recorded during 2004, which is included in non-affiliate operating costs on the consolidated statements of operations. At December 31, 2004, our ARO liabilities totaled $5,222,910.

Annual accretion of the liability towards the ultimate obligation amount was $490,484 during 2005. During 2005, we settled $423,288 relating to our ARO. During 2005, the estimated cost to be incurred upon retirement changed again for the Cabrillo II facilities. These changes resulted in an $190,796 increase in our ARO liability. This change resulted in a decrease in earnings of $150,832 during 2005, which is included in non-affiliate operating costs on the consolidated statements of operations. At December 31, 2005, our ARO liabilities totaled $5,480,902.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” (“FIN No. 47”) which is an interpretation of SFAS No. 143. FIN No. 47 defines a conditional ARO as an ARO for which the timing and/or method of settlement are conditional upon future events that may or may not be within the control of the entity. Uncertainty about the timing and method of settlement for a conditional ARO should be considered in estimating the ARO when sufficient information exists. FIN No. 47 clarifies when sufficient information exists to reasonably estimate the fair value of an ARO. FIN No. 47 was effective for fiscal years ending after December 15, 2005. We adopted FIN No. 47 on December 31, 2005 and the adoption did not have a material impact on our consolidated statement of operations or balance sheet.

Other Contingencies. We are involved in numerous lawsuits, claims, and proceedings in the normal course of our operations. In accordance with SFAS No. 5, “Accounting for Contingencies,” we record a loss contingency for these matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We review our loss contingencies on an ongoing basis to ensure that we have appropriate reserves recorded on the consolidated balance sheets. These reserves are based on estimates and judgments made by management with respect to the likely outcome of these matters, including any applicable insurance coverage for litigation matters, and are adjusted as circumstances warrant. Our estimates and judgment could change based on new information, changes in laws or regulations, changes in management’s plans or intentions, the outcome of legal proceedings, settlements or other factors. If different estimates and judgments were applied with respect to these matters, it is likely that reserves would be recorded for different amounts. Actual results could vary materially from these estimates and judgments.

Liabilities for environmental contingencies are recorded when environmental assessment indicates that remedial efforts are probable and the costs can be reasonably estimated. Measurement of liabilities is based, in part, on relevant past experience, currently enacted laws and regulations, existing technology, site-specific costs and cost-sharing arrangements. Recognition of any joint and several liability is based upon our best estimate of our final pro-rata share of such liability. These assumptions involve the judgments and estimates of management and any changes in assumptions could lead to increases or decreases in our ultimate liability, with any such changes recognized immediately in earnings.

Goodwill. Goodwill represents, at the time of an acquisition, the amount of purchase price paid in excess of the fair value of net assets acquired. We follow the guidance set forth in SFAS No. 142, “Goodwill and Other Intangible Assets,” when assessing the carrying value of our goodwill. Accordingly, we evaluate our goodwill for impairment on an annual basis or when events warrant an assessment. Our evaluation is based, in part, on our estimate of future cash flows. The estimation of fair value is highly subjective, inherently imprecise and can change materially from period to period based on, among other things, an assessment of market conditions, projected cash flows and discount rate. We currently have no remaining goodwill as a result of this impairment. Were we to have goodwill, we would perform our annual impairment test in December, and we may record further impairment losses in future periods as a result of such test.

Revenue Recognition. Revenues received from the RMR agreement with the Cal ISO and the ESP power sales agreement are primarily derived from capacity (availability) payments and amounts based on reimbursing variable costs. Revenues identified as being subject to future resolution are accounted for as discussed above at “Accounts Receivable and Allowance for Doubtful Accounts”.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Federal Income Taxes. We are not a taxable entity for federal income tax purposes. The Partnership’s income is included in the income tax returns of the partners. Accordingly, there is no provision for income taxes in the accompanying consolidated financial statements.

Fair Value of Financial Instruments. Our financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and derivative instruments to hedge commodity price and interest rate risk. The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable are representative of their respective fair values due to the short-term maturities of these instruments.

Accounting for Derivative Instruments. We may enter into various derivative instruments to hedge the risks associated with changes in commodity prices and interest rates. We use physical and financial forward contracts to hedge a portion of our exposure to price fluctuations of natural gas and electricity.

Under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended, we recognize all derivative instruments on the balance sheet at their fair values, and changes in fair value are recognized immediately in earnings, unless the derivatives qualify, and are designated, as hedges of future cash flows or fair values, or qualify, and are designated, as normal purchases and sales. For derivatives treated as hedges of future cash flows, we record the effective portion of changes in the fair value of the derivative instrument in other comprehensive income until the related hedged items impact earnings. Any ineffective portion of a cash flow hedge is reported in earnings immediately. For derivatives treated as fair value hedges, we record changes in the fair value of the derivative and changes in the fair value of the hedged risk attributable to the related asset, liability or firm commitment in current period earnings. Derivatives treated as normal purchases or sales are recorded and recognized in income using accrual accounting. As of December 31, 2005, we had no derivative instruments recorded on our balance sheet.

Note 3—Goodwill

As of December 31, 2005, we had no goodwill recorded on our balance sheet.

Note 4—Impairment of Long-Lived Assets

In December 2004, we tested our long-lived assets for impairment in accordance with SFAS No. 144. As a result of the expiration of the CDWR contract (See Note 7—Power Purchase Agreement), our impairment analysis of the Cabrillo II facility indicated future cash flows were insufficient to recover the carrying value of the long-lived assets. As a result, we recorded an impairment of $24,348,534, which is included in impairment charges on the consolidated statements of operations. At December 2005, as a result of the pending sale of Dynegy’s 50% ownership interest in WCP to NRG, we tested our assets again. Our analysis indicated no impairment was necessary.

Note 5—Derivatives and Hedging

We previously entered into a series of fixed price electricity purchases to hedge a portion of the fair value of our fixed price CDWR Power Purchase Agreement (“PPA”). During the year ended December 31, 2004, there was no ineffectiveness from changes in fair value of hedge positions and no amounts were excluded from the assessment of hedge effectiveness. Additionally, no amounts were reclassified to earnings in connection with forecasted transactions that were no longer considered probable. Upon acceptance of RMR Condition 2 on December 31, 2004, we are not exposed to the variability of cash flow from sales of power on a merchant basis. We did not enter into any fair value hedges during the year ended December 31, 2005.

The risk management assets and liabilities as of December 31, 2004 are derivatives, primarily gas and power forward sales contracts and swaps utilized to reduce our exposure to commodity price risk. However, these derivatives are not designated as cash flow hedges as defined in SFAS No. 133. As of December 31, 2005, all of our outstanding derivative positions had matured. Please read Note 7—Power Purchase Agreement for a more detailed explanation of our Power Purchase Agreements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 6—Related Parties

We purchase fuel for our plants under full requirement natural gas supply agreements (“GSAs”) with Dynegy Marketing and Trade (“DMT”), one of our affiliates. Charges for fuel are based upon similar terms and conditions, primarily index, as could be obtained from unrelated third parties. Fuel purchases from DMT are included in affiliated operating costs in the consolidated statements of operations.

We contracted with DYPM to provide all power scheduling, power marketing and risk management for us under an energy management agreement (the “EMA”). Additionally, we contracted with DMT to provide all scheduling of fuel supply.

We entered into operation and maintenance (“O&M”) agreements with NRG Cabrillo Power Operations Inc. and NRG El Segundo Operations Inc., two of our affiliates, for Cabrillo I and Cabrillo II effective May 2001 and for ESP and LBG effective April 2000. Fees for services under these contracts primarily include recovery of the costs of operating the plant as approved in the annual budget, as well as a base monthly fee. When NRG became operator, we contracted with NRG Development Company, Inc., one of our affiliates, to provide services under the Administrative Management Agreement (the “AMA”). Services provided under the AMA included environmental, engineering, legal and public relations services not covered under the O&M agreements. Fees for such services are subject to executive committee approval if the amounts exceed a certain percentage of the applicable annual approved budget.

We entered into an administrative services management agreement (the “ASMA”) with Dynegy Power Management Services, L.P., one of our affiliates, under which Dynegy Power Management Services, L.P. provides administrative services such as business management and accounting. Fees for such services are subject to executive committee approval if the amounts exceed a certain percentage of the applicable annual approved budget.

As described above, our affiliates provide various services for us. Charges for these services are included in our operating and general and administrative expenses in the consolidated statements of operations and consisted of the following costs:

	Years Ended December 31,
	2005	2004
	(in thousands)
Dynegy Related Cost
Fuel	$180,796	$267,844
EMA Charges	4,373	9,216

Charges included in operating costs	$185,169	$277,060

ASMA fees included in general and administrative expenses	$1,292	$1,264

NRG Related Cost
O&M charges included in operating costs	$33,348	$37,694

AMA charges included in general and administrative expenses	$1,969	$1,823

Note 7—Power Purchase Agreement

We entered into a long-term Power Purchase Agreement with the CDWR in March 2001. From March 2001 through December 31, 2004, the CDWR contracted for fixed-price firm energy and system contingent capacity and energy representing a substantial portion of WCP’s capacity. Sales to CDWR constituted approximately 71% and 88% of revenues, net of reserves, in 2004 and 2003 respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The CDWR contract expired on December 31, 2004. For 2005, all of our assets operated under RMR Condition 2 contracts with the Cal ISO, except for the Long Beach facility, which was retired effective January 1, 2005 (See Note 2—Accounting Policies—Property, Plant and Equipment for further detailed discussion of the Long Beach retirement). Under the terms of these RMR contracts, the Cal ISO reimburses WCP for 100% of approved costs plus a rate of return specified in the contracts. When the facilities are instructed to provide power by the Cal ISO, they are reimbursed for their variable production costs. Under RMR Condition 2, the facilities are 100% committed to the Cal ISO and, therefore, do not experience changes in market conditions through bilateral energy or capacity sales to third parties that the Company might otherwise enter into. The RMR contracts are effective for calendar year 2005. For 2006, the Cal ISO has agreed to renew its RMR agreements with Cabrillo I and II. All units will be operating under Condition 2 except for Cabrillo I, Units 4 and 5, which will operate under Condition 1.

In addition, ESP entered into a power sales agreement with a major California utility for 100% of the capacity and associated energy from the El Segundo facility from May 2005 through December 2005. During the term of this agreement, the utility will be entitled to primary energy dispatch right for the facility’s generating capacity. The agreement permitted the utility to exercise primary dispatch rights under the agreement while preserving Cal ISO’s ability to call on the El Segundo facility as a reliability resource under the RMR agreement. The agreement was accounted for as an operating lease of the facility under the requirements of Emerging Issues Task Force (“EITF”) Issue No. 01-8 “Determining Whether an Arrangement Contains a Lease”, with revenues being recognized on a straight-line basis over the life of the agreement. Sales under this agreement constituted approximately 13% of revenues in 2005.

In the fourth quarter 2005, ESP entered into a power sales agreement with a major California utility for the sale of 100% of the capacity and associated energy from the El Segundo facility from May 2006 through April 2008. During the term of this agreement, the utility will be entitled to primary energy dispatch right for the facility’s generating capacity. The agreement will be accounted for as an operating lease of the facility under the requirements of EITF Issue No. 01-8, with revenues being recognized on a straight-line basis over the life of the agreement.

Note 8—Debt

In June 2003, we replaced our Refinanced Credit Agreement with an 18-month $50,000,000 letter of credit facility. With the replacement of the Refinanced Credit Agreement, we are no longer required to maintain restricted cash funds. This agreement requires us to post equal amounts of cash collateral for all letters of credit issued. This letter of credit facility incurs fees at the rate of 0.50% on any outstanding letters of credit plus a commitment fee at the rate of 0.25% on any unused amount of the commitment.

In November 2004, the letter of credit facility was extended until December 31, 2005 and increased from $50,000,000 to $85,000,000 effective January 1, 2005. We incurred financing costs of $275,000 in connection with the renewal of the agreement. These costs were fully amortized during 2005. At December 31, 2004, our deposit for our letter of credit facility was $35,300,000 and is included in prepaid expenses on our consolidated balance sheets. Of this deposit, $28,450,000 was issued in letters of credit. On December 22, 2005, the letter of credit facility was amended, reducing the available amount to $35,000,000 as of December 31, 2005, and extending the termination date to June 30, 2006. At December 31, 2005, our deposit for our letter of credit facility was zero and no letters of credit under the facility were outstanding.

In addition to our letter of credit facility, we also post cash directly with some of our counterparties. These deposits total $48,129,800 for 2005 and are included as prepaid expenses on our consolidated balance sheets.

Our interest costs on the term loans, working capital loans and interest rate swaps (including swap termination costs and amortization costs, which are included in depreciation and amortization expense on the consolidated statements of operations) totaled approximately $275,000 and $500,000 for 2005 and 2004 respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 9—Commitments and Contingencies

Set forth below is a description of our material legal proceedings. In addition to the matters described below, we are party to legal proceedings arising in the ordinary course of business. In management’s opinion, the disposition of these matters will not materially adversely affect our financial condition, results of operations, or cash flows.

We record reserves for estimated losses from contingencies when information available indicates that a loss is probable and the amount of the loss is reasonably estimable under SFAS No. 5, “Accounting for Contingencies”. For environmental matters, we record liabilities when remedial efforts are probable and the costs can be reasonably estimated. Please see Note 2—Accounting Policies for further discussion. Environmental reserves do not reflect management’s assessment of the insurance coverage that may be applicable to the matters at issue. We cannot guarantee that the amount of any reserves will cover any cash obligations we might incur as a result of litigation or regulatory proceedings, payment of which could be material.

With respect to some of the items listed below, management has determined that a loss is not probable or that any such loss, to the extent probable, is not reasonably estimable. In some cases, management is not able to predict with any degree of certainty the range of possible loss that could be incurred. Notwithstanding these facts, management has assessed these matters based on current information and made a judgment concerning their potential outcome, giving due consideration to the nature of the claim, the amount and nature of damages sought and the probability of success. Management’s judgment may, as a result of facts arising prior to resolution of these matters or other factors, prove inaccurate and investors should be aware that such judgment is made subject to the known uncertainty of litigation.

California Market Litigation. WCP or it subsidiaries are or were defendants in lawsuits alleging rate and market manipulation in California’s wholesale electricity market during the California energy crisis and seeking unspecified treble damages. The cases are: People of the State of California ex rel. Bill Lockyer, Attorney General v. Dynegy Inc., et al and Bustamante [I] v. Dynegy Inc., et al. The Lockyer case was dismissed in federal district court in the first quarter of 2003 on the grounds of FERC preemption and the filed rate doctrine. The Ninth Circuit Court of Appeals affirmed the dismissal in June 2004, and a Petition for Writ of Certiorari to the U.S. Supreme Court was denied in April 2005. Bustamante (I) was remanded to a California state court, and in May 2005, we filed a motion to dismiss. The court granted our motion in October 2005 on grounds of federal preemption. On December 2, 2005, plaintiffs filed a notice of appeal of the dismissal order.

In addition to the lawsuits discussed above, WCP and/or the LLCs were named as defendants in seven other putative class actions and/or representative actions that were filed in state and federal court on behalf of business and residential electricity consumers against numerous power generators and marketers between April and October 2002. The complaints alleged unfair, unlawful and deceptive practices in violation of the California Unfair Business Practices Act and sought an injunction, restitution and unspecified damages. The court dismissed these actions and plaintiffs appealed. The Ninth Circuit affirmed the denial of remand and dismissal of these lawsuits in February 2005.

In December 2002, two additional actions were filed on behalf of consumers and businesses in Oregon, Washington, Utah, Nevada, Idaho, New Mexico, Arizona and Montana that purchased energy from the California market alleging violations of the Cartwright Act and unfair business practices. These cases were subsequently dismissed and re-filed in California Superior Court as one class action complaint styled Jerry Egger v. Dynegy Inc., et al. The cases were removed from state court and consolidated with existing actions pending before the U.S. District Court for the Northern District of California. Plaintiffs challenged the removal and the federal court stayed its ruling pending a decision by the Ninth Circuit on the Bustamante (I) case referenced above. Although the Ninth Circuit issued a decision remanding that case, no ruling has been made with respect to Egger.

In June 2004, the City of Tacoma v. American Electric Power Service Corporation, et al., was filed in Oregon and Washington federal courts against several energy companies seeking more than $30 million in compensatory damages resulting from alleged manipulation of the California wholesale power markets. In February 2005, the respective federal courts granted our motion to dismiss. Shortly thereafter, the plaintiff filed a notice of appeal to the Ninth Circuit. We filed responsive briefs in November 2005. The case remains pending.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We believe that we have meritorious defenses to these claims and intend to defend against them vigorously. We cannot predict with certainty whether we will incur any liability or estimate the range of possible loss, if any, that we might incur in connection with these lawsuits. However, given the nature of the claims, an adverse result in any of these proceedings could have a material adverse effect on our financial condition, results of operations and cash flows.

FERC and Related Regulatory Investigations—Requests for Refunds. In October 2004, the FERC approved in all respects the agreement announced by Dynegy and West Coast Power in April 2004, which provided for the settlement of FERC claims relating to western energy market transactions that occurred from January 2000 through June 2001. Market participants (other than the parties to the settlement) were permitted to opt into this settlement and share in the distribution of the settlement proceeds, and most of these other market participants have done so. The Cal ISO will determine the entitlement to refund and/or the liability of each non-settling market participant. Under the terms of the settlement, we will have no further liability to these non-settling parties. The settlement further provides that we are entitled to pursue claims for reimbursement of fuel costs against various non-settling market participants. We are currently pursuing these claims but are unable to predict the amounts that may be recovered from such parties.

The settlement does not apply to the ongoing civil litigation related to the California energy markets described above in which Dynegy and West Coast Power are defendants. The settlement also does not apply to the pending appeal by the CPUC and the California Electricity Oversight Board of the FERC’s prior decision to affirm the validity of the West Coast Power-CDWR contract. We are currently awaiting a ruling on this appeal and cannot predict their outcome.

Gas Index Pricing Litigation. We are defending the following suits claiming damages resulting from the alleged manipulation of gas index publications and prices by WCP and/or the LLCs and numerous other power generators and marketers: ABAG v. Sempra Energy et al. (filed in state court in November 2004); Bustamante v. Williams Energy Services et al. (class action filed in state court in November 2002); City and County of San Francisco v. Dynegy Inc. et al. (filed in state court in July 2004); County of Alameda v. Sempra Energy (filed in state court in October 2004); County of San Diego v. Dynegy Inc., Dynegy Marketing and Trade, West Coast Power, et al. (filed in state court in July 2004); County of San Mateo v. Sempra Energy et al. (filed in state court in December 2004); County of Santa Clara v. Dynegy Inc., Dynegy Marketing and Trade, West Coast Power, et al. (filed in state court in July 2004); Fairhaven Power Company v. Encana Corp. et al. (class action filed in federal court in September 2004); Ableman Art Glass v. EnCana Corp., et al. (filed in federal court in December 2004); Nurserymen’s Exchange v. Sempra Energy et al. (filed in state court in October 2004); In re: Natural Gas Commodity Litigation (filed in federal court in January 2004); Older v. Dynegy Inc. et al. (filed in federal court in September 2004); Sacramento Municipal Utility District (SMUD) v. Reliant Energy Services, et al. (filed in state court in November 2004); Texas-Ohio Energy, Inc. v. CenterPoint Energy Inc., et al. (class action filed in federal court in November 2003); School Project for Utility Rate Reduction v. Sempra Energy, et al. (filed in state court in November 2004); Tamco, et al. v. Dynegy, Inc., et al. (filed in state court in December 2004); Ever-Bloom, Inc. v. AEP Energy Services, Inc., et al. (filed in federal court in November 2004) and Utility Savings & Refund v. Reliant Energy Services, et al. (class action filed in federal court in November 2004). In each of these suits, the plaintiffs allege that we and other energy companies engaged in an illegal scheme to inflate natural gas prices by providing false information to gas index publications, thereby manipulating the price. All of the complaints rely heavily on the FERC and CFTC investigations into and report concerning index-reporting manipulation in the energy industry. The plaintiffs generally seek unspecified actual and punitive damages relating to costs they claim to have incurred as a result of the alleged conduct.

Pursuant to various motions filed by the parties to the litigation described above, the gas index pricing lawsuits pending in state court have been consolidated before a single judge in state court in San Diego. These cases are now entitled the “Judicial Counsel Coordinated Proceeding (JCCP) 4221, 4224, 4226, and 4228, the Natural Gas Anti-Trust Cases, I, II, III, & IV”, which we refer to as the “Coordinated Gas Index Cases.” In April 2005, defendants moved to dismiss the Coordinated Gas Index Cases on preemption and filed rate grounds. The Court denied defendants’ motion in June 2005 and in October 2005 the defendants filed answers to the plaintiffs’ complaints. The parties are presently engaged in discovery.

WEST COAST POWER LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As to the gas index pricing lawsuits that have been filed in federal court, in Texas-Ohio, the defendants filed a motion to dismiss in May 2004, which the court granted in April 2005. The remaining federal court cases have been transferred to the federal judge in Nevada who presided over the Texas-Ohio matter. In December 2005, the Nevada federal court dismissed three additional cases (Ableman Art Glass, Fairhaven Power and Utility Savings & Refund) on similar grounds to Texas-Ohio, finding plaintiffs’ claims barred by the filed rate doctrine.

In February 2006, we reached a settlement in In re Natural Gas Commodity Litigation, resolving a class action lawsuit by all persons who purchased, sold or settled NYMEX Natural Gas Contracts as an opening or closing transaction or otherwise, between June 1, 1999 and December 31, 2002 inclusive. The underlying action alleged the named defendants (including Dynegy and West Coast Power), unlawfully manipulated and aided and abetted the manipulation of the prices of natural gas futures contracts traded on the NYMEX. Pursuant to the settlement, Dynegy and West Coast Power continue to deny plaintiffs’ allegations, and Dynegy agreed to pay $7 million in settlement of any and all claims for damages arising from or relating in any way to trading during the Class Period in NYMEX Natural Gas Contracts. The settlement is subject to a fairness hearing and final Court approval.

We are analyzing all of these claims and intend to defend against them vigorously. We cannot predict with certainty whether we will incur any liability or to estimate the damages, if any, that might be incurred in connection with these lawsuits. We do not believe that any liability that we might incur as a result of this litigation would have a material adverse effect on our financial condition, results of operations or cash flows.

U.S. Attorney Investigations. The United States Attorney’s office in the Northern District of California issued a Grand Jury subpoena requesting information related to our activities in the California energy markets in November 2002. We have been, and intend to continue, cooperating fully with the U.S. Attorney’s office in its investigation of these matters, including production of substantial documents responsive to the subpoena and other requests for information. We cannot predict the ultimate outcome of this investigation.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers LLP (West Coast Power).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY HOLDINGS INC.
(Registrant)

Date: August 16, 2007	By:	/s/ Kent R. Stephenson
	Name:	Kent R. Stephenson
	Title:	Senior Vice President and Deputy General Counsel

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers LLP (West Coast Power).